Exhibit 10.2

Execution Version

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

among

CASTLE PINES CAPITAL LLC

as an Administrative Agent

and

WELLS FARGO CAPITAL FINANCE, LLC

As an Administrative Agent, as Syndication Agent and as Collateral Agent

and

CASTLE PINES CAPITAL LLC
AND THE OTHER LENDERS PARTY
HERETO FROM TIME TO TIME

as Lenders

and

CALENCE, LLC, INSIGHT DIRECT USA, INC.,
AND INSIGHT PUBLIC SECTOR, INC.,

as Resellers

June 23, 2016

Table of Contents
Page

1.	Effective Date			1

2.	Definitions; Rules of Construction			1
	2.1	Listed Definitions		1
	2.2	Other Definitions		1
	2.3	References to Required Lenders; Minimum Exposure		1
	2.4	Accounting Terms		1
	2.5	Meaning of Satisfactory		2
	2.6	Computation of Time Periods		2
	2.7	General		2
	2.8	Certificates of Resellers and Borrowing Agent, Advance Requests; Borrowing Agent		2
	2.9	Pro Forma Calculations		3

3.	Lenders’ Facility			3
	3.1	Channel Finance Loans		3
		3.1.1	Channel Finance Loan Facility Generally	3
		3.1.2	Interim Channel Finance Loan Advances	4
		3.1.3	Terminations of Vendor Agreements	4
		3.1.4	Limitations on Interim Channel Finance Loan Advances	5
		3.1.5	Operation of Aggregate Channel Finance Loan Facility and Interim Channel Finance Loan Facility	5
		3.1.6	Channel Finance Loan Approvals	5
		3.1.7	Inventory not Available for Channel Finance Loans and Interim Channel Finance Loans	6
		3.1.8	Repurchase Agreements	6
		3.1.9	Channel Finance Loan Pay Down Provision	6
	3.2	Termination/Maturity/Renewal		6
	3.3	Expansion Facility		7
	3.4	Promise to Pay		8

4.	Interest			8
	4.1	Free Channel Finance Period		8
	4.2	Rate After Maturity.		8
	4.3	Interest Payable to Administrative Agents and CPC as Lender Only		8
	4.4	Interest on Channel Finance Loans Payable to Lenders (other than CPC); Administrative Agent Deficiency Amount		9
	4.5	Taxes		10
	4.6	Usury		12
	4.7	Capital Adequacy		13

5.	Funding of Channel Finance Loans			13
	5.1	Fundings		13
		5.1.1	Advances	13
		5.1.2	All Fundings Ratable	13
	5.2	Collections and Distributions to Lenders by Administrative Agents		14
	5.3	Settlement Dates		14
	5.4	Repayment of the Interim Channel Finance Loan		14

i

	5.5	Administrative Agents’ Availability Assumption		15

6.	Payments			16
	6.1	Scheduled Payments on Loans; Applications to Loans		16
		6.1.1	Interest	16
		6.1.2	Principal	16
	6.2	Optional Prepayment		17
	6.3	Manner of Payments and Timing of Application of Payments		17
		6.3.1	Payment Requirement	17
		6.3.2	Application of Payments and Proceeds	17
	6.4	Returned Instruments		17
	6.5	Compelled Return of Payments or Proceeds		17
	6.6	Due Dates Not on Business Days		18
	6.7	Application of Funds Post-Maturity		18

7.	Procedure for Obtaining Advances			18
	7.1	Initial Advance		18
	7.2	Channel Finance Loan Advances		19
	7.3	Disbursement		19

8.	Conditions of Lending.			19
	8.1	Effective Date		19
	8.2	The Expansion Facility Effective Date		20
	8.3	Each Credit Event		21

9.	Representations and Warranties			21
	9.1	Organization; Powers		21
	9.2	Authorization; Enforceability		21
	9.3	Governmental Approvals; No Conflicts		22
	9.4	Financial Condition; No Material Adverse Change		22
	9.5	Properties; Insurance		22
	9.6	Litigation, Environmental and Labor Matters		23
	9.7	Compliance with Laws and Agreements		23
	9.8	Investment Company Status		23
	9.9	Taxes		23
	9.10	ERISA		24
	9.11	Subsidiaries; Ownership of Capital Stock		24
	9.12	Solvency		24
	9.13	Disclosure		24
	9.14	Regulation U		24
	9.15	Lien in Collateral		24
	9.16	Material Subsidiaries		24
	9.17	OFAC		25
	9.18	Patriot Act		25

10.	Affirmative Covenants			25
	10.1	Financial Statements and Other Information		25
	10.2	Notices of Material Events		27
	10.3	Existence; Conduct of Business		28
	10.4	Payment of Taxes		28
	10.5	Maintenance of Properties; Insurance		28

	10.6	Books and Records; Inspection Rights		28
	10.7	Compliance With Laws		28
	10.8	Use of Proceeds		29
	10.9	Subsidiary Collateral Documents; Subsidiary Guarantors		29

11.	Negative Covenants			30
	11.1	Indebtedness		30
	11.2	Liens		32
	11.3	Fundamental Changes		34
	11.4	Investments, Loans, Advances, Guarantees and Acquisitions		35
	11.5	Swap Agreements		37
	11.6	Restricted Payments		37
	11.7	Transactions with Affiliates		37
	11.8	Restrictive Agreements; Receivables Entities		38
	11.9	Sale and Leaseback Transactions		39
	11.10	Financial Covenants		39
	11.11	JPMorgan Loan Documents		39

12.	Events of Default			39
	12.1	Events of Default		39
	12.2	Cross-Default		42
	12.3	Miscellaneous		42
	12.4	Joint and Several		42

13.	Administrative Agents, Collateral Agent and Lenders			43
	13.1	Appointment, Powers, and Immunities		43
	13.2	Reliance by Administrative Agents		43
	13.3	Employment of Administrative Agents, Collateral Agents and Counsel		44
	13.4	Defaults		44
	13.5	Rights as Lender		44
	13.6	Indemnification		44
	13.7	Notification of Lenders		45
	13.8	Non-Reliance on Agent and Other Lenders		45
	13.9	Resignation		46
	13.10	Mergers into Receivables Sellers		46
	13.11	Restrictions on Actions by Lenders; Sharing of Payments		46

14.	General			47
	14.1	Lenders’ Right to Cure		47
	14.2	Rights Not Exclusive		47
	14.3	Survival of Agreements		47
	14.4	Assignments		48
		14.4.1	Permitted Assignments	48
		14.4.2	Register; Consequences and Effect of Assignments	48
		14.4.3	Administrative Agents to Retain Copies of Assignments and Acceptances	49
		14.4.4	Notice to Resellers of Assignment	50
		14.4.5	Assignment to Federal Reserve Bank	50
		14.4.6	Information	50
		14.4.7	Sale of Participations	50
		14.4.8	Participant Register	50
	14.5	Payment of Expenses		50

	14.6	General Indemnity		51
	14.7	Changes in Accounting Principles		52
	14.8	Loan Records		52
	14.9	Other Security and Guaranties		53
	14.10	Loan Obligations Payable in Dollars		53
	14.11	Confidentiality		53
	14.12	Reserved		54
	14.13	Jury Trial Waiver; Service of Process; Forum		54
		14.13.1	Jury Trial Waiver	54
		14.13.2	Choice of Forum	54
		14.13.3	Service of Process	54

15.	Portal			54

16.	Reserved			55

17.	Miscellaneous			55
	17.1	Notices		55
	17.2	Amendments and Modifications; Waivers and Consents; All Lenders		55
	17.3	Replacement of Lenders		56
	17.4	Course of Dealing		57
	17.5	Rights Cumulative		57
	17.6	Successors and Assigns		57
	17.7	Severability		57
	17.8	Counterparts		57
	17.9	Governing Law; No Third Party Rights		57
	17.10	Counterpart Facsimile Execution		57
	17.11	No Other Agreements		58
	17.12	Waiver of Right to Seek Punitive and Exemplary Damages		58
	17.13	Negotiated Transaction		58
	17.14	Incorporation By Reference		58
	17.15	Customer Identification - USA Patriot Act Notice		58
	17.16	No Novation; References to this Agreement in Loan Documents		58

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of June 23, 2016, is entered into by and among CALENCE, LLC, a Delaware limited liability company, INSIGHT DIRECT USA, INC., an Illinois corporation, and INSIGHT PUBLIC SECTOR, INC., an Illinois corporation (each a “Reseller” and collectively, the “Resellers”), CASTLE PINES CAPITAL LLC, a Delaware limited liability company (as an individual administrative agent, or as a lender, as the context may require, “CPC”), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company (in its capacity as the collateral agent for the benefit of Holders of Secured Obligations, the “Collateral Agent,” as syndication agent and in its capacity as an individual administrative agent, “WFCF” and, together with CPC, in its capacity as an administrative agent, “Administrative Agents”), CPC as lender and the other lenders listed on Exhibit A of this Agreement and the signature pages hereto (and their respective successors and permitted assigns), as “Lenders”.

STATEMENT OF PURPOSE

The Resellers, the lenders party thereto, the Administrative Agents and the Collateral Agent executed and delivered that certain Amended and Restated Credit Agreement dated as of April 26, 2012 (as amended, restated or otherwise modified prior to the date hereof, the “Existing Credit Agreement”).

The Resellers have requested, and, subject to the terms and conditions hereof, the Administrative Agents, the Collateral Agent and the Lenders have agreed to amend and restate the Existing Credit Agreement on the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

1.           Effective Date.  This Agreement is effective June 23, 2016.

2.           Definitions; Rules of Construction.

2.1           Listed Definitions.  Capitalized words defined in the attached Exhibit B have such defined meanings wherever used in this Agreement and the other Loan Documents.

2.2           Other Definitions.  If a capitalized word in this Agreement is not defined in Exhibit B, it shall have such meaning as defined elsewhere herein, or if not defined elsewhere herein, the meaning defined in the UCC.

2.3           References to Required Lenders; Minimum Exposure.  Subject to the provisions of Section 5.5.1 with regards to a Defaulting Lender, the words “Required Lenders” mean any two or more Lenders whose shares of Lenders’ Exposure at the relevant time aggregate more than 50% (subject to the terms of Section 5.5.3).  CPC, in its capacity as a Lender, agrees at all times to hold a Pro-Rata Share of the Aggregate Channel Finance Loan Facility at least equal to or greater than the Pro-Rata Share of the Aggregate Channel Finance Loan Facility of each other Lender individually; provided, however, after an acceleration of the Loan Obligations or during an Event of Default, CPC, in its capacity as a Lender, shall be permitted to assign all or any portion of its Commitments and Loans pursuant to Section 14.4 hereunder, and the foregoing restriction shall not be applicable after any such assignment.

2.4           Accounting Terms.  Unless the context otherwise requires, accounting terms herein that are not defined herein shall be determined under GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent Guarantor or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.  The definitions set forth in the Loan Documents and any financial or other covenant calculations required by the Loan Documents shall be computed to exclude any change to lease accounting rules from those in effect on the Effective Date.

2.5           Meaning of Satisfactory.  Whenever herein a document or matter is required to be satisfactory to Administrative Agents or satisfactory to Lenders or satisfactory to Required Lenders, unless expressly stated otherwise such document must be reasonably satisfactory to Administrative Agents, Lenders or Required Lenders (as applicable) in both form and substance, and unless expressly stated otherwise Administrative Agents, Lenders or Required Lenders (as applicable) shall have the commercially reasonable discretion to determine whether the document or matter is satisfactory.

2.6           Computation of Time Periods.  In computing or defining periods of time from a specified date to a later specified date, and in computing the accrual of interest or fees, the word “from” means “from and including” and the words “to” and “until” shall each mean “to but excluding”.  Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed, and references in this Agreement to months and years are to calendar months and calendar years unless otherwise specified.

2.7           General.  Unless the context of this Agreement clearly requires otherwise:  (i) references to the plural include the singular and vice versa; (ii) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; (iii) references to one gender include all genders; (iv) “including” is not limiting; (v) “or” has the inclusive meaning represented by the phrase “and/or;” (vi) the words “hereof,” “herein,” “hereby,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole, including its Exhibits, and not to any particular provision of this Agreement; (vii) the word “Section” or “section” and “Page” or “page” refer to a section or page, respectively, of, and the word Exhibit refers to an Exhibit to, this Agreement unless it expressly refers to something else; (viii) reference to any agreement, document, or instrument (including this Agreement and any other Loan Document or other agreement, document or instrument defined herein), means such agreement, document, or instrument as amended, amended and restated, modified, restated, reaffirmed, confirmed and/or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, and includes all attachments thereto and documents incorporated therein, if any; and (ix) general and specific references to any Law means such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time.  Section captions and the Table of Contents are for convenience only and shall not affect the interpretation or construction of this Agreement or the other Loan Documents.

2.8           Certificates of Resellers and Borrowing Agent, Advance Requests; Borrowing Agent.  Each of the Resellers hereby appoints Insight Direct USA, Inc. as “Borrowing Agent.” Because the operations and business activities of the Resellers are integrated and interdependent, at any particular time it is impractical to determine which of the Resellers will directly receive the proceeds of an Interim Channel Finance Loan Advance or a Channel Finance Loan Advance.  Each of the Resellers hereby directs the Administrative Agents to disburse the proceeds of each Interim Channel Finance Loan Advance and a Channel Finance Loan Advance to or at the direction of the Borrowing Agent, and such distribution will, in all circumstances, be deemed to be made to each of the Resellers.  From time to time, Borrowing Agent shall further direct the disbursement of the Interim Channel Finance Loan Advances and Channel Finance Loan Advances for the account of each Reseller, and each Reseller represents and warrants that the subsequent receipt and use of such proceeds by any particular Reseller inures to the economic benefit directly and indirectly of all other Resellers.  For so long as the Loan Obligations remain outstanding or any Facility is in effect, each Reseller hereby covenants and agrees, and hereby grants to the Borrowing Agent an absolute and irrevocable power of attorney coupled with interest, and irrevocably designates, appoints, authorizes and directs the Borrowing Agent to (a) execute and deliver written requests for Advances, (b) make any other deliveries required to be delivered periodically hereunder to Administrative Agents and/or any Lender, (c) act as its Borrowing Agent, and Administrative Agents and each Lender are entitled to rely on any such document or certificate signed by the Borrowing Agent, and (d) otherwise take all other actions otherwise contemplated by this Section, and to act on behalf of such Resellers for purposes of giving and receiving notices and certifications under this Agreement or any other Loan Document.  The Administrative Agents are entitled to rely and act on the instructions of the Borrowing Agent.

2.9           Pro Forma Calculations.

(a)           For purposes of any calculation of the Minimum Receivables Test, Total Leverage Ratio or Fixed Charge Coverage Ratio or Consolidated EBITDA or consolidated assets for purposes of determinations of Material Subsidiaries, in the event that any Specified Transaction has occurred during the Test Period for which the Minimum Receivables Test, Total Leverage Ratio or Fixed Charge Coverage Ratio or Consolidated EBITDA or consolidated assets for purposes of determination of Material Subsidiaries is being calculated or, except for purposes of determining whether an Event of Default has occurred under Section 11.10 has occurred, following the end of such Test Period but prior to the date that financial statements have been delivered pursuant to Section 10.1(a) or (b), such calculation shall be made on a Pro Forma Basis; provided, that, with respect to any Limited Conditionality Acquisition, except for purposes of determining whether an Event of Default has occurred under Section 11.10, all subsequent financial ratio tests required to be complied with under this Agreement in order to take any action shall, until the consummation of such Limited Conditionality Acquisition (or the termination of the definitive agreement with respect thereto), be required to be complied with both (1) on an actual basis without giving effect to such Limited Conditionality Acquisition and all relevant related pro forma events and (2) on a Pro Forma Basis giving effect to such Limited Conditionality Acquisition and all relevant related pro forma events (it being understood and agreed that nothing in this proviso shall require any condition to a Limited Conditionality Acquisition that is not required pursuant to the definition of “Permitted Acquisition”).

(b)           Whenever any test is required to be complied with on a Pro Forma Basis with reference to Section 11.10 for purposes of taking any action prior to the date of delivery of financial statements for the fiscal quarter ending June 30, 2016, such calculation shall be made based on the required covenant levels in effect for such Section as of and for the Test Period ending June 30, 2016.

3.           Lenders’ Facility.  Subject to the terms and conditions hereof, and in reliance upon the Representations and Warranties:

3.1           Channel Finance Loans.

3.1.1           Channel Finance Loan Facility Generally.  Subject to the terms herein, each Lender shall, by funding such Lender’s Pro-Rata Share thereof as provided for herein, make available to Resellers such Lender’s Pro-Rata Share (as provided on Exhibit A hereto) of Channel Finance Loan Advances in a principal amount not to exceed, in the aggregate, the Aggregate Channel Finance Loan

Facility Limit.  Each Lender’s Channel Finance Loan Facility is its Pro-Rata Share of the Aggregate Channel Finance Loan Facility, provided that in no event will a Lender be obligated to fund any amount in excess of such Lender’s Commitment.  All Channel Finance Loan Advances for Channel Financed Inventory will be made directly to Approved Vendors and not to Resellers.  CPC may issue Approvals such that the sum of the aggregate amount of Approvals outstanding and the aggregate principal amount of Channel Finance Loan Advances outstanding may exceed the Aggregate Channel Finance Loan Facility Limit subject to Resellers’ obligation to pay down pursuant to Section 3.1.9, if applicable.  Subject to the terms of this Agreement, payments and prepayments that are applied to reduce the Aggregate Channel Finance Loans may be re-borrowed through subsequent Channel Finance Loan Advances, subject to the terms and conditions of this Agreement and the other Loan Documents.  While an Event of Default exists under Section 12.1(a), (b), or (j) as to which an Administrative Agent has actual knowledge, no further Approvals will be issued while any such Event of Default exists and is continuing and, except with respect to unfunded Approvals for Channel Finance Loan Advances issued prior to an Administrative Agent’s knowledge of such Event of Default, no further Channel Finance Loan Advances shall be made while any such Event of Default exists and is continuing.  Each Lender shall be obligated to fund its Pro-Rata Share of all Channel Finance Loan Advances for Approvals once issued (except any Approvals issued contrary to the terms of the preceding sentence) regardless as to whether at the time of issuance there is an Existing Default or after the date of issuance of any Approval an Event of Default occurs.  No Channel Finance Loan Facility will be evidenced by promissory notes.

3.1.2           Interim Channel Finance Loan Advances.  In order to reduce the frequency of fundings of Channel Finance Loan Advances by Lenders, but subject to the limitations (a) in Section 3.1.4, (b) of each Lender’s Commitment, and (c) elsewhere herein, CPC may, in its absolute discretion, make Interim Channel Finance Loan Advances (as a sub-limit of the Aggregate Channel Finance Loan Facility) for the account of and benefit of Resellers with respect to an Approval issued by CPC from time to time from the Effective Date, to the effective date of the termination of the Aggregate Channel Finance Loan Facility.  While outstanding, an Interim Channel Finance Loan, for purposes of calculation of outstanding Loan Obligations, shall be excluded from the definition of an “Aggregate Channel Finance Loan”.  While an Event of Default exists under Section 12.1(a), (b), (d) or (j) as to which the Administrative Agents have actual knowledge, no further Interim Channel Finance Loan Advances shall be made while any such Event of Default exists and is continuing.  Subject to the limitations in Section 3.1.4 and elsewhere herein, payments and prepayments that are applied to reduce the Interim Channel Finance Loans may be reborrowed for new Inventory purchases through Interim Channel Finance Loan Advances.  The Interim Channel Finance Loan Facility will not be evidenced by promissory notes.

3.1.3           Terminations of Vendor Agreements.

(i)           Upon termination of a Vendor Agreement or upon a material adverse change with respect to a Vendor Agreement, Administrative Agents may in their absolute discretion, cease to fund requests for Approvals and cease to make Channel Finance Loan Advances with respect to such Vendor (each, a “Vendor Termination”).  If a Vendor Agreement is terminated by a Vendor, CPC agrees to provide written notice to Borrowing Agent of such termination within one Business Day of CPC’s receipt of such termination notice (each, a “Pre-termination Notice”) from the Vendor, and Resellers agree that if there is no Existing Default, the provision to Borrowing Agent by CPC of the same period of pre-termination notice as provided to CPC by the applicable terminating Vendor shall be given and is reasonable and sufficient.

(ii)           If a Vendor Termination occurs due to the termination of a Vendor Agreement by CPC, Resellers agree that if there is no Existing Default, 60 days’ prior written notice of such Vendor Termination shall be given to the Borrowing Agent by

CPC and is reasonable and sufficient.  During either notice period described above, CPC may make Interim Channel Finance Loan Advances as provided in Section 3.1.2 above,  and Lenders will continue to fund Channel Finance Loan Advances for Approvals (which have not been cancelled by CPC prior to the shipment of Inventory by the terminating Vendor) issued on or before the expiration of such notice period and in either case, repayment shall be in accordance with the applicable Transaction Statement and Monthly Billing Statement.

(iii)           Resellers will not be relieved from any obligation to Administrative Agents or the Lenders arising out of Channel Finance Loan Advances or Interim Channel Finance Loan Advances made before the effective termination date of the Vendor Termination or made after the effective termination date of the Vendor Termination in connection with Approvals issued on or before such effective termination date, which Approvals have not been cancelled by CPC prior to the shipment of Inventory by the terminating Vendor.  Notwithstanding a termination of a Vendor Agreement as described above, Administrative Agents and Lenders will retain all of their rights, interests and remedies hereunder and in all Collateral until Resellers have indefeasibly paid all of the Loan Obligations in full in cash.

3.1.4           Limitations on Interim Channel Finance Loan Advances.  The maximum amount of the Interim Channel Finance Loan amount on any date shall be Fifty Million Dollars ($50,000,000).  CPC shall not be obligated to make any particular Interim Channel Finance Loan Advance, the making of any particular Interim Channel Finance Loan Advance at any particular time being absolutely discretionary.  Administrative Agents will not without the prior written consent of each Lender, knowingly make any Interim Channel Finance Loan Advance which would cause the aggregate principal amount of the Interim Channel Finance Loans plus the principal amount of Aggregate Channel Finance Loans to exceed the limitations set forth herein as of the date immediately prior to the making of any such Interim Channel Finance Loan Advance.  CPC shall not be obligated to fund any Interim Channel Finance Loan Advances after the effective date of termination of the Aggregate Channel Finance Loan Facility or the Interim Channel Finance Loan Facility.

3.1.5           Operation of Aggregate Channel Finance Loan Facility and Interim Channel Finance Loan Facility.  Subject to the terms of this Agreement, the Aggregate Channel Finance Loan Facility and Interim Channel Finance Loan Facility may be used by Resellers from time to time to purchase Channel Financed Inventory from Cisco Systems, Inc., Ingram Micro Inc., Tech Data Corp., Comstor, a division of Westcon Group North America, Inc., Dell Inc., and SYNNEX Corporation and any other Vendor approved by Administrative Agents in their sole discretion (each an “Approved Vendor” and, collectively, the “Approved Vendors”).

3.1.6           Channel Finance Loan Approvals.  Each Reseller and each Lender acknowledge and agree that:  (i) CPC may issue Approvals on a date that is prior to the date of the funding of any Channel Finance Loan Advance or Interim Channel Finance Loan Advance that are based on such Approvals; (ii) other than for Approvals issued in contravention of Section 3.1.1 herein (which shall be null, void, and of no legal effect), once an Approval has been issued, then Administrative Agents may, and may require the Lenders, to fund the related Advance at any time, notwithstanding (A) any Default or Event of Default that may arise on or prior to the date of any such Advance, (B) whether the Loan Obligations have been accelerated, (C) whether the Facilities have been terminated, or (D) whether any such Advance shall occur after the effective date of termination of the Aggregate Channel Finance Loan Facility for an Approval issued on or prior to such date; and (iii) each Lender shall be obligated to fund its Pro-Rata Share of any such Advance once an Approval has been issued for such Advance and after receipt of an invoice by CPC from the applicable Approved Vendor regardless of whether such Advance has been funded by CPC.

3.1.7           Inventory not Available for Channel Finance Loans and Interim Channel Finance Loans.  Only Approved Vendors will be eligible to receive proceeds of Channel Finance Loan Advances and Interim Channel Finance Loans for Channel Financed Inventory.  Administrative Agents may, at any time and with reasonable written notice to Borrowing Agent, elect not to finance any inventory sold by particular Approved Vendors, including any Approved Vendors who are in default of their obligations to CPC or with respect to which CPC or Administrative Agents deem themselves reasonably insecure.  Except with respect to Approvals issued by CPC on or before the effective date of the termination of the Aggregate Channel Finance Loan Facility, Lenders shall not be obligated to fund any Channel Finance Loan Advances after such date.

3.1.8           Repurchase Agreements.  CPC has entered into agreements with the Vendors who are expected to receive proceeds of the Channel Finance Loan Advances and the Interim Channel Finance Loan Advances (each being a “Vendor Agreement” and collectively, the “Vendor Agreements”).  None of Administrative Agents, CPC nor any Lender makes any representation or warranty regarding the Vendor Agreements, including, without limitation regarding the enforceability thereof, whether any particular item of Inventory purchased by Resellers is subject to repurchase rights, or any repurchase rights that may be set forth therein.  Each Lender and each Reseller acknowledge and agree that CPC may take or refrain from taking any actions under or in connection with the Vendor Agreements in CPC’s commercially reasonable judgment.  No Vendor is a third party beneficiary of this Agreement or the other Loan Documents.

3.1.9           Channel Finance Loan Pay Down Provision.  Regardless of the payment terms pertaining to any Loans or anything contained in this Agreement to the contrary, if at the time of any determination, the sum of the principal amount of Resellers’ total outstanding Loan Obligations exceeds the Aggregate Channel Finance Loan Facility Limit, Resellers will immediately pay to the Administrative Agents the sum of such excess.

3.2           Termination/Maturity/Renewal.

3.2.1            At any time there is an Existing Default irrespective of any provision in this Agreement to the contrary, Administrative Agents may, and at the request of the Required Lenders shall, by notice to the Borrowing Agent, terminate the Facilities, accelerate the Loan Obligations or take such other actions as they may be permitted to take hereunder (including under Section 12.1), the other Loan Documents or at law or in equity.  Notwithstanding a termination, Administrative Agents and Lenders will retain all of their rights, interests and remedies hereunder and in all Collateral until the Loan Obligations have been indefeasibly paid in full in cash.

3.2.2            Resellers may, at any time, elect to terminate or permanently reduce, in whole or in part, the Facilities, provided that, (i) in the case of a termination in full, Resellers pay to the Administrative Agents, for the ratable benefit of Lenders (a) the outstanding principal amount of the Aggregate Channel Finance Loans, plus (b) all accrued interest with respect to such Loans, if any, to the date set for termination of the Aggregate Channel Finance Loans, and (ii) in the case of a permanent reduction, Resellers pay to the Administrative Agents, for the ratable benefit of Lenders, (a) the outstanding principal amount of the Loans in excess of the Aggregate Channel Finance Loan Facility Limit as adjusted pursuant to this Section 3.2.2, plus (b) all accrued interest with respect to such Loans, if any, to the date set for such reduction.

Notwithstanding a termination pursuant to the provisions of Section 3.2.1 and Section 3.2.2, (i) Administrative Agents and Lenders will retain all of their rights, interests and remedies hereunder and in all Collateral until Reseller has indefeasibly paid all of the Loan Obligations in full in cash and (ii) all the provisions hereunder that by their terms expressly survive the termination of the Agreement shall survive.

3.2.3            If the Facilities are not sooner terminated as contemplated by this Agreement, then, notwithstanding anything contained in this Agreement to the contrary, the Facilities shall automatically terminate on the Termination Date (defined below) unless no less than 60 days prior to the Termination Date, Administrative Agents, Resellers, and all of the Lenders affirmatively agree in writing, in each of their respective sole and absolute discretion, to renew the Channel Finance Loan Facility and the Interim Channel Finance Loan Facility for an additional twelve-month period on the terms and conditions contained herein (a “Renewal”).  If no Renewal has occurred, “Termination Date” means June 23, 2021, provided that if one or more Renewals have occurred, “Termination Date” means the date which is the last day of the twelve-month period for which the Facilities were extended pursuant to the Renewal which occurred most recently.  None of the Administrative Agents nor any Lender shall be obligated to provide Resellers with notice (written or oral) of a Termination Date.  If written evidence of a Renewal is not executed by the Administrative Agents, all of the Lenders and Resellers as required herein, then this Agreement and the Loan Documents shall terminate on the Termination Date without further action or notice by any party hereto.

3.3           Expansion Facility.

(a)           Anything in this Agreement to the contrary notwithstanding, at any time and from time to time prior to the Termination Date, Borrowing Agent may, by written notice to the Administrative Agents (which the Administrative Agents shall promptly furnish to each Lender), request that one or more Persons (which may include any Lender, as provided below) offer to increase such Lender’s Commitment or to make a Commitment (if such Person is not already a Lender) (such increased and/or additional Commitments being, an “Accordion Increase”); it being understood that if such offer is to be made by a Person that is not already a Lender, the Administrative Agents shall have consented to such Person being a Lender hereunder to the extent such consent would be required pursuant to Section 14.4.1.1 in the event of an assignment to such Person.  No Lender shall have any obligation to increase such Lender’s Commitment, such decision to be made by such Lender in its sole discretion.  In no event shall the aggregate amount of the Accordion Increases pursuant to this Section 3.3(a) exceed $25,000,000 (the “Accordion Maximum Amount”).  The Parent Guarantor or the Resellers may arrange for one or more banks or other financial institutions, which may include any Lender, to extend applicable Commitments or increase their existing applicable Commitments in an aggregate amount equal to the Accordion Maximum Amount.  In the event that one or more of such Persons offer to increase or enter into such Commitments, and such Persons, the Borrowing Agent, the Resellers and the Administrative Agents agree as to the amount of such Commitments to be allocated to the respective Persons making such offers and the fees (if any) to be payable by the Resellers in connection therewith, the Administrative Agents shall replace Exhibit A.  The Administrative Agents, such Persons and the Resellers shall execute and deliver an appropriate amendment to this Agreement (or other appropriate documentation reasonably acceptable to the Administrative Agents and the Resellers to effectuate the Accordion Increase) which amendment or other documentation shall specify, among other things, the procedures for reallocating any outstanding Channel Finance Loan Advances, and the Resellers shall deliver such other items and satisfy such other conditions set forth in Section 8.2 hereof, provided, that no consent of any Lender not participating in such Accordion Increase shall be required.

(b)           Notwithstanding the foregoing, (i) no increase in Commitments (or in the Commitment of any Lender) or addition of a new Lender shall become effective under this Section 3.3 if any Default or Event of Default has occurred and is continuing on the date of the effectiveness of any such increase or would arise after giving effect thereto, and (ii) this Section 3.3 shall supersede any provisions in Section 17.2 to the contrary.

(c)           As an increase in the Aggregate Channel Finance Loan Facility, Channel Finance Advances and subsequent Channel Finance Loans arising as a result of each Accordion Increase shall rank pari passu with the right of payment with Channel Finance Loans existing at the time of each Accordion Increase.

3.4           Promise to Pay.  Resellers hereby promise to pay to the Lenders and Administrative Agents the Loan Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full as and when due and payable under the terms of this Agreement and the other Loan Documents.

4.           Interest.

4.1           Free Channel Finance Period.  In connection with financing a particular item of inventory for Resellers, CPC will send Borrowing Agent a Transaction Statement identifying such Channel Financed Inventory and the Payment Due Date (each being a “Transaction Statement”) on which date the Resellers will pay to Administrative Agents the principal amount of the Loan Obligations relating thereto, without interest.  CPC may, without the consent of the Lenders or the Required Lenders, change any aspect or portion of any Transaction Statement. Administrative Agents may change the terms of any future financing and the date for repayment of future Loan Obligations by giving Borrowing Agent prior written notice specifying such change. Notwithstanding anything in this Agreement to the contrary, Administrative Agents agree that: (i) the Payment Due Date set forth in any Transaction Statement shall not be any earlier than it is required to be pursuant to the terms of the agreement with the applicable Approved Vendor; and (ii) if Administrative Agents receive a notice from any Approved Vendor that the terms of the agreement with such Approved Vendor has changed such that the Payment Due Date of a Reseller on any future Transaction Statement will be revised to be earlier than on any prior Transaction Statement, Administrative Agents shall provide the Borrowing Agent with written notice of such change within one Business Day of Administrative Agents receiving such notice from such Approved Vendor.

4.2           Rate After Maturity.

  Interest shall accrue on the Aggregate Channel Finance Loans outstanding after their Maturity or Reseller’s failure to pay any Loan Obligations on the applicable Payment Due Date at a rate per annum equal to the Prime Rate plus 1.25% (the “Default Rate”).

4.3           Interest Payable to Administrative Agents and CPC as Lender Only.

4.3.1            Resellers will pay to CPC, for its own account, the interest (on the Interim Channel Finance Loans and the Aggregate Channel Finance Loans) due after Maturity of the applicable Loans as provided in Section 4.2 at a rate equal to the Default Rate.  All discounts and subsidies from a Vendor shall be for the sole account of CPC.

4.3.2            CPC will send Borrowing Agent a billing statement identifying accrued interest (if any) due to CPC, for its own account, on the Interim Channel Finance Loans and the Aggregate Channel Finance Loans (the “Monthly Billing Statement”) within five Business Days after the end of each calendar month.  Except as otherwise provided in a Monthly Billing Statement, the charges specified in each Monthly Billing Statement will be due and payable monthly in arrears beginning on the tenth Business Day of the first calendar month after the Effective Date and continuing on the tenth Business Day of each calendar month thereafter, and upon Maturity of the Loan Obligations.

4.3.3            The interest (if any) shown in each Monthly Billing Statement will:  (a) be computed based on a 360 day year; (b) be calculated by multiplying the Daily Charge (as defined below) by the actual number of days in the applicable billing period; and (c) accrue from the Payment Due Date until Administrative Agents receive full payment as provided in this Agreement for each item of such Collateral, regardless of any period during which any finance charge subsidy shall be paid or payable by any third party.  The “Daily Charge” is the product of the Daily Rate (as defined below) multiplied by the Average Daily Balance (as defined below).  The “Daily Rate” is the quotient of the annual rate provided in Section 4.2 divided by 360.  The “Average Daily Balance” is the quotient of (i) the sum of the outstanding principal of Aggregate Channel Finance Loans plus the outstanding principal of Interim Channel Finance Loans on each day of a billing period for each item of Collateral identified on a Transaction Statement or in the Monthly Billing Statement, divided by (ii) the actual number of days in such billing period.

4.4           Interest on Channel Finance Loans Payable to Lenders (other than CPC); Administrative Agent Deficiency Amount.

  Administrative Agents, Resellers and each Lender acknowledge and agree that the rate of return paid on any Channel Finance Loan or Interim Channel Finance Loan is dependent on numerous factors, including discounts and subsidies offered by the Vendors.  Accordingly, Administrative Agents, Resellers and each Lender agree that due to the difficulty in determining the actual rate of return on any particular Channel Finance Loan or Interim Channel Finance Loan or with respect to any particular invoice underlying any such Loan, CPC shall pay to each Lender (other than CPC) interest on such Lender’s Pro-Rata Share of each Channel Finance Loan Advance at a rate per annum equal to the Adjusted LIBOR Rate plus the Applicable Rate, provided, that on the Effective Date, the Applicable Rate shall be 1.25%, and, if Section 4.2 is applicable, at the Default Rate, and CPC shall pay such interest as provided in the second sentence of Section 6.1.1 from the date of funding by such Lender to CPC of such Lender’s Pro-Rata Share of such Channel Finance Loan Advance to the date of repayment of such Channel Finance Loan Advance; provided, however, if an Event of Default under Section 12.1(a) occurs, then until such Event of Default has been cured to the satisfaction of the Required Lenders or waived in writing by the Required Lenders, to the extent there exists an Administrative Agent Deficiency Amount (defined below) which is greater than zero, Administrative Agents may suspend the making of payments of principal and interest on the Channel Finance Loans to each Lender (other than CPC) or reduce the amount of such payments on the Channel Finance Loans to each Lender (other than CPC) on a pro-rata basis (based on the principal amount of Channel Finance Loans outstanding) and setoff such amounts against the Administrative Agent Deficiency Amount until the Administrative Agent Deficiency Amount is reduced to zero, or to the extent necessary to prevent the Administrative Agent Deficiency Amount from becoming greater than zero.  The “Administrative Agent Deficiency Amount” at any time is a Dollar amount equal to (a) the cumulative amount of interest distributed by Administrative Agents to the Lenders (other than CPC) solely with respect to each specific Transaction Statement for which an Event of Default exists as outlined above in this Section 4.4 under the portion of the Aggregate Channel Finance Loans attributable to Lenders (other than CPC) for the period commencing with the date interest begins accruing on the Payment Due Date (excluding any interest distributed which is attributable to the period of time during the free floor plan period); provided, however, that in no event shall any interest paid to the Lenders (other than CPC) relating to any Loan Obligations arising under a specific Transaction Statement during any period for which no Event of Default exists or existed be included in the calculation under this clause (a), minus (b) the cumulative amount of interest collected from Resellers by Administrative Agents solely with respect to each specific Transaction Statement for which an Event of Default exists as outlined above in this Section 4.4 under the portion of the Aggregate Channel Finance Loans attributable to Lenders (other than CPC) for the period commencing with the Payment Due Date (excluding any interest distributed which is attributable to the period of time during the free floor plan period) through the date of calculation.  Notwithstanding anything to the contrary contained herein, no Reseller shall have any obligation to any Lender, CPC or any Agent under the provisions of this Section 4.4.

4.5           Taxes.

4.5.1           Any and all payments by or on account of any obligation of each Reseller hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes unless a tax deduction is required by applicable law; provided that if any Reseller shall be required by applicable law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agents and the Lenders receive an amount equal to the sum they would have received had no such deductions been made, (ii) such Reseller shall make such deductions and (iii) such Reseller shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

4.5.2           In addition, each Reseller shall pay any Other Taxes related to such Reseller to the relevant Governmental Authority in accordance with applicable law.

4.5.3           The relevant Reseller shall indemnify the Administrative Agents and each Lender, within 10 days after written demand therefor, which demand shall be accompanied by documentation reasonably satisfactory to establish the nature of the amounts for which demand is being made, and the fact and amount of the payment thereof, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agents and such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of such Reseller hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

4.5.4           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Reseller to a Governmental Authority, such Reseller shall deliver to the Administrative Agents the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment (to the extent available), a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agents.

(i)           Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Resellers and the Administrative Agents, at the time or times reasonably requested by the Resellers or the Administrative Agents, such properly completed and executed documentation reasonably requested by the Resellers or the Administrative Agents as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Resellers or the Administrative Agents, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Resellers or the Administrative Agents as will enable the Resellers or the Administrative Agents to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Without limiting the generality of the foregoing, in the case of any Lender that is a US Person, such Lender shall deliver to the Resellers and the Administrative Agents on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Reseller or the Administrative Agents), executed originals of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(ii)           Each Lender agrees that if any form or certification it previously delivered pursuant to clause 4.5.4(i) above expires or becomes obsolete or inaccurate in any material respect, it shall update such form or certification or promptly notify the applicable Reseller and the Administrative Agents in writing of its legal inability to do so.

(iii)           If an Administrative Agent is entitled to an exemption from or reduction of withholding tax with respect to any payment under this Agreement made by a Reseller to such Administrative Agent under the law of the jurisdiction in which such Reseller is located such Administrative Agent shall deliver to such Reseller, at the time or times prescribed by applicable law and at the time or times reasonably requested by such Reseller, any such properly completed and executed documentation prescribed by applicable law and reasonably requested by such Reseller as may permit such payments to be made without withholding or at a reduced rate of withholding tax.  Without limiting the generality of the foregoing, if an Administrative Agent is entitled to any payment under this Agreement, it shall deliver to the Resellers executed originals of Internal Revenue Service Form W-9 certifying that such Administrative Agent is exempt from U.S. federal backup withholding tax.

4.5.5           Each Lender, on the date it becomes a Lender hereunder, will designate lending offices for the Loans to be made by it (a “Facility Office”) such that, on such date, it (directly or through a Reseller) will not be subject to or liable for any withholding tax that is imposed by the United States of America, (or any political subdivision thereof) on payments by a Reseller from an office within such jurisdiction.

4.5.6           If an Administrative Agent or a Lender receives a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Reseller or with respect to which a Reseller has paid additional amounts pursuant to this Section 4.5, it shall pay over such refund to such Reseller (but only to the extent of indemnity payments made, or additional amounts paid, by such Reseller under this Section 4.5 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund, and only to the extent that the amount of such refund is both reasonably identifiable and quantifiable by such Lender without imposing on such Lender an unacceptable administrative burden); provided, that such Reseller, upon the request of the Administrative Agents or such Lender, agrees to repay the amount paid over to such Reseller (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Administrative Agent or such Lender in the event such Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require the Administrative Agents or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Reseller or any other Person.

4.5.7           Each Lender shall severally indemnify the applicable Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified such Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so), and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by such Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the applicable Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes each Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by such Administrative Agent to the Lender from any other source against any amount due to such Administrative Agent under this Section 4.5.7.

4.5.8           If a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed by the United States of America under FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Resellers and the Administrative Agents at the time or times prescribed by law and at such time or times reasonably requested by any Reseller or the Administrative Agents such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by any Reseller or any Administrative Agent as may be necessary for the applicable Reseller and the Administrative Agents to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 4.5.8, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

4.6           Usury.  It is the intention of the parties hereto to conform strictly to applicable usury laws and, anything herein to the contrary notwithstanding, the obligations of Resellers hereunder shall be subject to the limitation that payments of interest or of other amounts constituting interest under applicable Laws shall not be required to the extent that receipt thereof would be in excess of the Highest Lawful Rate, or otherwise contrary to provisions of law applicable to the recipient limiting rates of interest which may be charged or collected by the recipient.  Accordingly, if the transactions or the amount paid or otherwise agreed to be paid for the use, forbearance or detention of money under this Agreement would exceed the Highest Lawful Rate or otherwise be usurious under applicable Laws (including without limitation the federal and state laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable) with respect to the recipient of any such amount, then, notwithstanding anything to the contrary in this Agreement, it is agreed as follows as to the recipient of any such amount:

(a)           the provisions of this Section 4.6 shall govern and control over any other provision in this Agreement, and each provision set forth therein is hereby so limited;

(b)           the aggregate of all consideration which constitutes interest under applicable Laws that is contracted for, charged or received under this Agreement, shall under no circumstances exceed the maximum amount of interest allowed by applicable Laws (such maximum lawful interest rate, if any, with respect to such recipient herein called the “Highest Lawful Rate”), and all amounts owed under this Agreement, shall be held subject to reduction and:  (i) the amount of interest which would otherwise be payable to the recipient hereunder shall be automatically reduced to the amount allowed under applicable Laws, and (ii) any unearned interest paid in excess of the Highest Lawful Rate shall be credited to the payor by the recipient (or, if such consideration shall have been paid in full, refunded to the payor);

(c)           all sums paid, or agreed to be paid for the use, forbearance and detention of the money under this Agreement, shall, to the extent permitted by applicable Laws, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest is uniform throughout the full term thereof; and

(d)           if at any time the interest, together with any other fees, late charges and other sums payable pursuant to or in connection with this Agreement, and deemed interest under applicable Laws, exceeds that amount which would have accrued at the Highest Lawful Rate, the amount of interest and any such fees, charges and sums to accrue to the recipient of such interest, fees, charges and sums pursuant to this Agreement shall be limited, notwithstanding anything to the contrary herein, to that amount which would have accrued at the Highest Lawful Rate for the recipient, but any subsequent reductions, as applicable, shall not reduce the interest to accrue hereunder below the recipient’s Highest Lawful Rate until the total amount of interest payable to the recipient (including all consideration which constitutes interest) equals the amount of interest which would have been payable to the recipient (including all consideration which constitutes interest), plus the amount of fees which would have been received but for the effect of this Section 4.6.

4.7           Capital Adequacy.

4.7.1           If, after the date hereof, any Lender or Administrative Agent shall have reasonably determined that the adoption after the date hereof of any applicable Law regarding capital adequacy or any change after the date hereof therein or in the interpretation or administration thereof after the date hereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any request or directive after the date hereof regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand the Resellers shall pay to such Lender such additional amount or amounts as will reasonably compensate such Lender for such reduction.

4.7.2           Each Lender shall promptly notify the Borrowing Agent and the Administrative Agents of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 4.7 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to it.  Any Lender claiming compensation under this Section 4.7 shall furnish to the Borrowing Agent and the Administrative Agents a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error.  In determining such amount, such Lender may use any reasonable averaging and attribution methods.  Each Lender agrees, with respect to the provisions of this Section 4.7, to treat Resellers in a manner substantially similar to that of its other similarly situated customers.

5.           Funding of Channel Finance Loans.

5.1           Fundings.

5.1.1           Advances.  Other than if an Interim Channel Finance Loan Advance will be made by CPC, not later than 10:00 a.m. (Local Time) on each Advance Date for a Channel Finance Loan Advance, Administrative Agents shall promptly notify each Lender of the aggregate amount of the Channel Finance Loan Advances to be remitted to Approved Vendors.  In each case then, each Lender shall make immediately available to Administrative Agents by 12:00 p.m. (Local Time) on the Advance Date funds consisting solely of Dollars in the amount of its Pro-Rata Share of such Channel Finance Loan Advances, rounded to the nearest penny, in accordance with such remittance instructions as may be given by Administrative Agents to Lenders from time to time.

5.1.2           All Fundings Ratable.  All fundings of Advances (other than Interim Channel Finance Loan Advances) shall be made by Lenders as provided herein in accordance with their Pro-Rata Shares of the Aggregate Channel Finance Loan Facility.  Except as otherwise expressly provided herein, a Lender shall not be obligated to fund Channel Finance Loan Advances that would result in its Channel Finance Loans exceeding its Channel Finance Loan Facility or make available any more than its Pro-Rata Share of any Advance.  Prior to 12:00 p.m. (Local Time) on the last Business Day of each calendar week (a “Settlement Date”), based on funds collected pursuant to Section 6.1.2 as of 3:00 p.m. (Local Time) on the Business Day immediately preceding such Settlement Date (under all circumstances, including without limitation, during the existence of any Event of Default), each Lender shall, to the extent it does not hold its Pro-Rata Share of the outstanding Aggregate Channel Finance Loans (including, without limitation, any amounts for which an Approval has been issued), purchase from or sell to one or more other Lenders, at par, which may occur by a funding through the Administrative Agents, that portion of its Loans as is necessary for it to thereafter hold its Pro-Rata Share of the outstanding Aggregate Channel Finance Loans.  In order that the foregoing settlement among the Lenders can be effected on each Settlement Date, the Administrative Agents shall, on or before 10:00 a.m. (Local Time) on such Settlement Date, (i) notify each Lender who shall purchase Loans of the principal amount of the Loan to be purchased, and each Lender shall make immediately available to Administrative Agents by 12:00 p.m. (Local Time) on such Settlement Date, funds consisting solely of Dollars in the amount of such principal amount of the Loans to be purchased in accordance with such remittance instructions as may be given by Administrative Agents to Lenders from time to time, and (ii) notify each Lender who shall sell a Loan, of the principal amount of the Loan to be sold, and the Administrative Agents shall make immediately available to Lenders by 12:00 p.m. (Local Time) on such Settlement Date funds consisting solely of Dollars in the amount of such principal amount of the Loan to be sold in accordance with such remittance instructions as may be given by Lenders to the Administrative Agents from time to time.

5.2           Collections and Distributions to Lenders by Administrative Agents.

  Except as otherwise provided in this Agreement, including the other provisions of this Agreement pertaining to interest on the Channel Finance Loans and the Interim Channel Finance Loans and the provisions of Section 4.4 pertaining to the suspension or reduction of payments of principal and interest to the Lenders under certain circumstances, all payments of principal received by Administrative Agents for the account of Lenders shall be distributed by Administrative Agents to Lenders in accordance with their Pro-Rata Shares of the outstanding Loan Obligations at the time of such distribution, by wire transfer of same day funds to Lenders as provided in this Agreement on the Settlement Date following the date when received, unless received after 3:00 p.m. (Local Time) on a Business Day immediately preceding a Settlement Date, in which case they shall be so distributed on the Settlement Date.  Such distributions shall be made according to instructions that each Lender may give to Administrative Agents from time to time.  All amounts received by any Lender on account of the Loan Obligations, other than amounts received from the Administrative Agents pursuant to the terms of this Agreement, including amounts received by way of setoff, shall be paid over promptly to Administrative Agents for distribution to Lenders as provided above in this Section.

5.3           Settlement Dates.

  Administrative Agents may, at any time, in their sole discretion, cause the Settlement Date to occur more frequently, including, without limitation, each Business Day of each week.  Administrative Agents shall notify each Lender that a given Business Day shall be a Settlement Date by no later than 1:00 p.m. (Local Time) on the Business Day immediately preceding any such date; provided, however, if the Settlement Date occurs more frequently than once a week, then once Administrative Agents give such notice, no further notices shall be required.

5.4           Repayment of the Interim Channel Finance Loan.

5.4.1           CPC may in its absolute discretion on any Business Day give notice to Lenders of the amount of the Interim Channel Finance Loan after application of all payments to be applied thereto as provided elsewhere herein.  Such notice shall be given no later than Noon (Local Time) and may include a demand that the Interim Channel Finance Loan be fully paid by the Lenders.  If CPC demands that the Interim Channel Finance Loan be fully paid by the Lenders, then prior to 1:00 p.m. (Local Time) on such date, Lenders shall remit funds to CPC sufficient to reduce the Interim Channel Finance Loan to zero.  The aggregate of such remittances shall be treated, respectively, as a Channel Finance Loan Advance, and the Aggregate Channel Finance Loans increased accordingly (in the case of payments on the Interim Channel Finance Loan).  Each such remittance by a Lender shall be made in accordance with its Pro-Rata Share of the Aggregate Channel Finance Loan Facility and shall be made notwithstanding that (i) any conditions to Advances in Section 8 may not be then satisfied, (ii) there is an Existing Default, or (iii) such remittances by Lenders may be made after Maturity of the Loan Obligations.  Notwithstanding anything to the contrary contained herein, no Reseller shall have any obligation to any Lender, CPC or any Agent under the provisions of this Section 5.4.1.

5.4.2           If for any reason, including the commencement of a proceeding in bankruptcy with respect to any Reseller, remittances by Lenders as provided above cannot be made on the date otherwise required above, then each Lender shall be deemed automatically to have purchased from CPC as of such date an undivided interest and participation in the Interim Channel Finance Loan equal to such Lender’s Pro-Rata Share, so as to cause such Lender to share in the Interim Channel Finance Loan in accordance with its Pro-Rata Share.  Each Lender shall remit its Pro-Rata Share of the Interim Channel Finance Loan to CPC promptly on demand.  All interest payable by Resellers (if any) with respect to such Lender’s Pro-Rata Share of the Interim Channel Finance Loan shall be for the account of CPC to the date such remittance is made by such Lender, and shall be for the account of and remitted by CPC to such Lender as a participant from such date.  Further, until such remittance is made, such Lender shall pay to CPC, on demand, interest on such Lender’s Pro-Rata Share of the Interim Channel Finance Loan at the Federal Funds Rate, and such Lender shall be subject to the restrictions contained in Section 5.5.

5.5           Administrative Agents’ Availability Assumption.

5.5.1           Unless Administrative Agents have been given written notice by a Lender prior to an Advance Date that such Lender does not intend to make immediately available to Administrative Agents such Lender’s Pro-Rata Share of the Advance which Administrative Agents may be obligated to make on the Advance Date, including, without limitation, any Advance that may be made based on the issuance of an Approval, Administrative Agents may assume that such Lender has made the required amount available to Administrative Agents on the Advance Date and Administrative Agents may, in reliance upon such assumption, make available to Resellers a corresponding amount.  Upon the occurrence of (a) the failure of any Lender to make immediately available its Pro-Rata Share of any Channel Finance Loan Advance (whether based on the issuance of an Approval or otherwise) or the Interim Channel Finance Loan (whether based on the issuance of an Approval or otherwise) or any other amount then owing hereunder by a Lender upon demand or (b) any Lender  becoming the subject of a Bankruptcy Event, such Lender shall be deemed to be a “Defaulting Lender”. If such corresponding amount is not in fact made immediately available to Administrative Agents by such Defaulting Lender on the Advance Date, Administrative Agents shall be entitled to recover such corresponding amount on demand from such Defaulting Lender.  If such Defaulting Lender does not pay such corresponding amount immediately upon Administrative Agents’ demand therefor, then Administrative Agents shall promptly notify Borrowing Agent and the other Lenders and Resellers shall pay such corresponding amount to Administrative Agents within one (1) Business Day.  Administrative Agents shall also be entitled to recover, either from such Defaulting Lender or Resellers, interest on such corresponding amount for each day from the date such corresponding amount was made available by Administrative Agents to Resellers to the date such corresponding amount is recovered by Administrative Agents, at a rate per annum equal to either (i) if paid by such Lender, the cost to Administrative Agents of funding such amount at the Federal Funds Rate, or (ii) if paid by Resellers, the applicable rate for the Advance in question determined from the request therefor.  Each Lender shall be obligated only to fund its Pro-Rata Share of an Advance subject to the terms and conditions hereof, regardless of the failure of another Lender to fund its Pro-Rata Share thereof.

5.5.2           Each remittance or payment or Advance required to be made by a Lender shall be made in accordance with its Pro-Rata Share and shall be made notwithstanding that (i) any conditions to

Advances in Section 8 may not be then satisfied, (ii) there is an Existing Default, (iii) the aggregate amount of such remittances by Lenders would result in the Aggregate Channel Finance Loan, plus the Interim Channel Finance Loan exceeding the value of the Aggregate Channel Finance Loan Facility, or (iv) such remittances by Lenders may be made after the effective date of termination of the Aggregate Channel Finance Loan Facility; provided, however, that in no event shall any Lender be required to make any such remittance that would result in the Channel Finance Loan of such Lender exceeding such Lender’s Channel Finance Loan Facility.

5.5.3           In addition, with respect to any Defaulting Lender, until a payment or Advance is paid to Administrative Agents (with interest as described above), (i) such Defaulting Lender shall permit the Administrative Agents the unconditional and irrevocable right of setoff against any amounts (including, without limitation, payments of principal, interest, and fees, as well as indemnity payments) received by Administrative Agents hereunder for the benefit of any such Defaulting Lender, and (ii) if such failure to pay shall continue for a period of three Business Days, result in any such Defaulting Lender forfeiting any right to vote on any matter that the Lenders are permitted to vote for hereunder (and the calculation of any requisite vote shall exclude such Defaulting Lender’s interest in the Lenders’ Exposure); provided, however, once such a failure is cured, then such Lender shall, subsequent thereto, have all rights hereunder; provided, further, however, if any Lender shall fail to make such a payment within the three Business Day period specified in clause (ii) above (other than by reason of events beyond the reasonable control of such Lender) three or more times during the term hereof, such Lender shall permanently forfeit its right to vote hereunder (and the calculation of any requisite vote shall exclude such Defaulting Lender’s interest in the Lenders’ Exposure).

6.           Payments.

6.1           Scheduled Payments on Loans; Applications to Loans.

6.1.1           Interest. CPC will send to Borrowing Agent a Monthly Billing Statement describing all interest (if any) accrued on the Aggregate Channel Finance Loans and the Interim Channel Finance Loans.  Subject to the terms of Sections 4.3 and 4.4 and elsewhere in this Agreement, interest on the Channel Finance Loans payable by CPC to the Lenders (other than CPC) shall be distributed by Administrative Agents monthly in arrears (with the right of set off in favor of Administrative Agents and CPC as set forth in Section 4.4) beginning on the tenth Business Day of the first calendar month after the Effective Date and continuing on the tenth Business Day of each calendar month thereafter, and Maturity of the Loan Obligations.

6.1.2           Principal. Resellers will pay Administrative Agents (a) the principal amount of the Channel Finance Loans and the Interim Channel Finance Loans on the applicable Payment Due Date and (b) such principal amount of Indebtedness payable by Resellers hereunder arising from Channel Financed Inventory promptly after the date (if any) that such Channel Financed Inventory is lost, stolen or damaged (collectively, the “Loss Date”).  Such payments shall be applied as follows:  payments shall be paid or applied by the Administrative Agents first, to the Interim Channel Finance Loans then due to CPC and, thereafter, to the Aggregate Channel Finance Loans then due of the Lenders; provided, however, that the provisions of this sentence may not be used to create an Event of Default where such Event of Default does not independently exist.  All payments by the Resellers hereunder shall be made without setoff or counterclaim, by wire transfer or electronic data interchange (“EDI”) no later than noon, Local Time, on the Payment Due Date or the Loss Date, as applicable, to the Collection Account or as otherwise agreed between the parties (the “Due Date”).  For purposes of calculating interest, payment shall be deemed to have been applied by Administrative Agents against the principal of and/or interest on any Loan Obligations on the Business Day, when before noon Local Time, Resellers have transmitted payment by wire transfer or EDI.  Resellers acknowledge that the date defined as the Payment Due Date falls on the same day of each week to establish a consistent payment date.  Any third party discount, rebate, bonus or credit granted to Resellers for any Channel Financed Inventory will not reduce the Loan Obligations until Administrative Agents have received payment therefor in cash.  Resellers will:  (A) pay Administrative Agents Loan Obligations when due even if any Channel Financed Inventory is defective or fails to conform to any warranties extended by any third party; (B) not assert against Administrative Agents any claim or defense Resellers have against any third party; and (C) indemnify and hold Administrative Agents harmless against all claims and defenses asserted by any buyer of any Channel Financed Inventory.  Resellers waive all rights of setoff Resellers may have against Administrative Agents.  Administrative Agents will have the continuing exclusive right to apply and reapply any and all payments received from Resellers or on a Reseller’s behalf in such manner as Administrative Agents may deem advisable notwithstanding any entry by Administrative Agents upon its books and records, provided, however, that the provisions of this sentence may not be used to create an Event of Default where such Event of Default does not independently exist.

6.2           Optional Prepayment.  Subject to the limitations in the following sentences, Resellers may wholly prepay any Loan that is included in any Aggregate Channel Finance Loan or Interim Channel Finance Loan, at any time and may make a partial prepayment thereon from time to time, without penalty or premium.  All such prepayments, unless otherwise expressly stated in writing by Borrowing Agent to Administrative Agents prior to the making of such prepayment, will be deemed made on the Interim Channel Finance Loan if due until it is reduced to zero, thereafter to the Aggregate Channel Finance Loans if due, until such Loans are reduced to zero, and (with, in each case, the payment of any and all penalties and premiums due hereunder in connection therewith), and will be applied to reduce the Channel Finance Loans of each Lender, as appropriate, in accordance with their respective Pro-Rata Shares.

6.3           Manner of Payments and Timing of Application of Payments.

6.3.1           Payment Requirement.  Unless expressly provided to the contrary elsewhere herein, Resellers shall make each payment on the Loan Obligations to Administrative Agents for the account of Lenders (based on each Lender’s Pro-Rata Share) as required under the Loan Documents to the Collection Account of the Administrative Agents on the Payment Due Date, without deduction, set-off or counterclaim.  All such payments will be distributed by Administrative Agents to Lenders as provided in Section 5.2 for application to the Loan Obligations as provided herein.

6.3.2           Application of Payments and Proceeds.  The amount so distributed to a Lender will be applied by such Lender to the relevant Loan Obligation on the Business Day when received.

6.4           Returned Instruments.

  If a payment is made by ACH, check, draft or other instrument and the ACH item, check, draft or other instrument is returned unpaid, (a) any application of the payment to the Loan Obligations will be reversed and will be treated as never having been made and (b) Resellers will also pay to Administrative Agents, for their own account, such fees as Administrative Agents generally charge their customers for each check, ACH or wire transfer returned unpaid for insufficient funds (such payment repays Administrative Agents’ estimated administrative costs; it does not waive any Default or Event of Default caused by such returned unpaid check, ACH or wire transfer).

6.5           Compelled Return of Payments or Proceeds.

  If an Administrative Agent or any Lender is for any reason compelled to surrender any payment or any proceeds of the Collateral because such payment or the application of such proceeds is for any reason invalidated, declared fraudulent, set aside, or determined to be void or voidable as a preference, an impermissible setoff, or a diversion of trust funds, then this Agreement and the Loan Obligations to which such payment or proceeds was applied or intended to be applied shall be revived as if such application was never made; and Resellers shall be liable to pay to such Administrative Agent or such Lender, and shall indemnify such Administrative Agent and/or such Lender for and hold such Administrative Agent and/or such Lender harmless from any loss with respect to, the amount of such payment or proceeds surrendered.  This Section shall be effective notwithstanding any contrary action that such Administrative Agent and/or such Lender may take in reliance upon its receipt of any such payment or proceeds.  Any such contrary action so taken by such Administrative Agent and/or such Lender shall be without prejudice to such Administrative Agent and/or such Lender’s rights under this Agreement and shall be deemed to have been conditioned upon the application of such payment or proceeds having become final and indefeasible.  The provisions of this Section shall survive termination of the Facilities and the indefeasible payment and satisfaction of all of the Loan Obligations.

6.6           Due Dates Not on Business Days.  If any payment required hereunder becomes due on a date that is not a Business Day, then such due date shall be deemed to be the immediately preceding Business Day.

6.7           Application of Funds Post-Maturity.  Any funds received by Lenders or Administrative Agents for the benefit of Lenders with respect to any Loan Obligation after its Maturity or acceleration thereof, including proceeds of Collateral, shall be applied as follows:  (i) first, to reimburse to Administrative Agents all unreimbursed costs and expenses paid or incurred by Administrative Agents that are payable or reimbursable by Resellers hereunder; (ii) second, to reimburse Lenders based on their respective Pro-Rata Shares for any amounts due to Lenders under Section 14.6; (iii) third, to reimburse to Lenders based on their respective Pro- Rata Shares for unreimbursed costs and expenses paid or incurred by Lenders (including costs and expenses incurred by an Administrative Agent as a Lender that are not reimbursable as provided in the first clause) that are payable or reimbursable by Resellers hereunder; (iv) fourth, to the payment of interest accrued on the Interim Channel Finance Loans to CPC; (v) fifth, to the payment of interest accrued on the Loans to each of Lenders based on their respective Pro-Rata Shares; (vi) sixth, pari passu to the payment of the Loans of each of Lenders and (vii) seventh, to the payment of the other Loan Obligations based on each Lender’s respective Pro-Rata Shares.  Any remaining amounts shall be applied to payment of all the other Obligations payable by any Loan Party to Administrative Agents.  Any further remaining amounts shall be paid to Resellers or such other Persons as shall be legally entitled thereto.  Except as expressly provided otherwise herein, Lenders may apply, and reverse and reapply, payments and proceeds of the Collateral to the Loan Obligations in such order and manner as Lenders determine in their absolute discretion, provided, however, that the provisions of this sentence may not be used to create an Event of Default where such Event of Default does not independently exist.  Resellers hereby irrevocably waive the right to direct the application of payments and proceeds of the Collateral.  Notwithstanding the foregoing, the Administrative Agents and the Lenders may apply:  (i) at any time, payments to reduce interest charges payable by Resellers first and then principal, regardless of any Reseller’s instructions; and (ii) principal payments to the oldest (earliest) invoice for Channel Financed Inventory financed by Administrative Agents and Lenders under the Aggregate Channel Finance Loan Facility (including the Interim Channel Finance Loan Facility), but, in any event, all principal payments will first be applied to such Channel Financed Inventory financed by Administrative Agents and Lenders under the Aggregate Channel Finance Loan Facility (including the Interim Channel Finance Loan Facility) which is sold, lost, stolen, damaged, rented, leased, or otherwise disposed of or unaccounted for, provided, however, that the provisions of this sentence may not be used to create an Event of Default where such Event of Default does not independently exist.

7.           Procedure for Obtaining Advances.

7.1           Initial Advance.  Provided that all conditions thereto hereunder are satisfied and subject to the limitations contained herein, Lenders will fund and Administrative Agents will make initial Advances on the Effective Date in the following manner:  Lenders will fund and Administrative Agents will make the initial Channel Finance Loan Advance as directed by Borrowing Agent in a written direction delivered to Administrative Agents which Channel Finance Loan Advance shall include but not be limited to the repayment of all Indebtedness owing to CPC under the terms of the Existing Credit Agreement.  Resellers, Administrative Agents and Lenders further acknowledge and agree that with respect to the initial Channel Finance Loan Advance paid to CPC, Resellers shall repay the Loan Obligations arising under such initial Channel Finance Loan Advance pursuant to the Transaction Statements previously issued by CPC, which Transaction Statements set forth the applicable Payment Due Dates for the Loan Obligations identified therein.

7.2           Channel Finance Loan Advances.  A request from an Approved Vendor (with respect to Resellers) to CPC to finance Channel Financed Inventory will be deemed to be a request from the Resellers for a Channel Finance Loan Advance or an Interim Channel Finance Loan Advance, as the case may be.  CPC may treat every request for a Channel Finance Loan Advance as a request for an Interim Channel Finance Loan Advance to the extent the requested amount does not exceed the Interim Channel Finance Loan Facility and as a request for a Channel Finance Loan Advance in the amount of the excess (to the extent the requested amount does not exceed the Aggregate Channel Finance Loan Facility Limit when added to the Aggregate Channel Finance Loans and the Interim Channel Finance Loans).

7.3           Disbursement.

  Provided that all conditions precedent herein to a requested Advance or, if applicable, an Interim Channel Finance Loan Advance, have been satisfied, including, without limitation, the requirements of any agreements with any Approved Vendors, Administrative Agents or CPC, as applicable, will make the amount of such requested Advance available to the appropriate Approved Vendor when due to such Approved Vendor, in immediately available funds in Dollars.  Subject to the terms of Section 8 and the other provisions of this Agreement, Channel Finance Loan Advances and Interim Channel Finance Loan Advances will be funded in accordance with CPC’s procedures.

8.           Conditions of Lending.

8.1           Effective Date.

  This Agreement and the obligations of CPC to make Interim Channel Finance Loan Advances and each Lender to make the initial Channel Finance Loan Advances hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 17.2):

(a)           The Administrative Agents (or their counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agents (which may include telecopy or electronic mail transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)           The Administrative Agent shall have received, in form and substance reasonably acceptable to them, a fully executed copy of a reaffirmation of the Security Agreements, Pledge Agreements (described in clause (i) through (iii) of the definition thereof), Parent Guarantor Guarantee Agreement, and Subsidiary Guarantee Agreement.

(c)           The Administrative Agents shall have received a favorable written opinion (addressed to the Administrative Agents and the Lenders and dated the Effective Date) of Skadden, Arps, Slate, Meagher & Flom LLP, special New York counsel for the Resellers, in form and substance reasonably satisfactory to the Administrative Agents and covering such matters relating to the Resellers and the Loan Documents as the Administrative Agents shall reasonably request.  The Resellers hereby request such counsel to deliver such opinion.

(d)           The Administrative Agents shall have received the agreements, documents and instruments set forth in Exhibit C hereto.

(e)           The Administrative Agents shall have received (i) a certificate, dated the Effective Date and signed by a Financial Officer of each Reseller, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 8.3 and (ii) a certificate, dated the Effective Date and signed by a Financial Officer of the Parent Guarantor, certifying that as of the Effective Date, both before and after giving effect to (a) the Transactions to be consummated on the Effective Date and (b) the payment and accrual of all fees, costs and expenses in connection therewith, the Resellers, the Parent Guarantor and the Domestic Subsidiaries, on a consolidated basis, are and will be Solvent.

(f)           The Lenders shall have received the financial statements referenced in Sections 9.4(a) and (c).

(g)           The Administrative Agents shall have received, in form and substance reasonably acceptable to them, fully executed copies of an amendment to the JPMorgan Chase Bank Intercreditor Agreement.

(h)           The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act.

8.2           The Expansion Facility Effective Date.

This Agreement and the obligations of the Lenders participating in the Accordion Increase to effect any Accordion Increase hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived by each Lender providing an Accordion Increase):

(a)           The Administrative Agents (or their counsel) shall have received from Borrowing Agent a request in form reasonably satisfactory to Administrative Agents to effect any Accordion Increase.

(b)           New or existing Lenders have been identified and fees (if any) to such Lenders providing the Accordion Increase have been paid.

(c)           The Administrative Agents have received if requested by Administrative Agents or required by the Lenders participating in the Accordion Increase, in form and substance reasonably acceptable to them, a fully executed copy of such reaffirmation of, amendment to, or amended and restated Security Agreements, Pledge Agreements (described in clause (i) through (iii) of the definition thereof), Parent Guarantor Guarantee Agreement, and Subsidiary Guarantee Agreement.

(d)           The Administrative Agents shall have received, if requested by Administrative Agents or required by the Lenders participating in the Accordion Increase, a favorable written opinion (addressed to the Administrative Agents and the Lenders and dated the effective date of the applicable Accordion Increase) of Skadden, Arps, Slate, Meagher & Flom LLP, special New York counsel for the Resellers, in form and substance reasonably satisfactory to the Administrative Agents and covering such matters relating to the Resellers and the Loan Documents as the Administrative Agents shall reasonably request.

(e)           The Administrative Agents shall have received the agreements, documents and instruments set forth in Exhibit C hereto as may be requested by Administrative Agents or required by the Lenders.

(f)           The Lenders participating in the Accordion Increase shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act as may be requested by Administrative Agents or required by the Lenders participating in the Accordion Increase.

8.3           Each Credit Event.

The obligation of CPC to make an Interim Channel Finance Loan Advance and each Lender to make a Channel Finance Loan Advance is subject to the satisfaction of the following conditions:

(a)           The representations and warranties of the Loan Parties set forth in each Loan Document shall be true and correct in all material respects on and as of the date of such Loan, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

(b)           At the time of and immediately after giving effect to such Loan, no Default shall have occurred and be continuing.

(c)           With regards to a Channel Finance Loan Advance or Interim Channel Finance Loan Advance, an Approval has been issued by CPC.

Each Loan shall be deemed to constitute a representation and warranty by the Resellers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

9.           Representations and Warranties.

  Each Reseller represents and warrants to the Lenders that:

9.1           Organization; Powers.  Each of the Resellers and the Domestic Subsidiaries that are  Material Subsidiaries is duly organized, validly existing and in good standing (to the extent that such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required; provided, that this provision shall not restrict any transaction otherwise permitted under Section 11.3.

9.2           Authorization; Enforceability.  The Transactions are within each Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate (or other organizational) and, if required, stockholder or shareholder action.  Each Loan Document has been duly executed and delivered by each Loan Party party thereto and constitutes a legal, valid and binding obligation of each such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

9.3           Governmental Approvals; No Conflicts.  The Transactions (i) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (ii) will not violate in any material respect any applicable law or regulation applicable to the Resellers, the Parent Guarantor or the Domestic Subsidiaries and will not violate the charter, by-laws or other organizational or constitutional documents of the Resellers, the Parent Guarantor or any of the Domestic Subsidiaries or any order of any Governmental Authority, (iii) except as would not reasonably be expected to have a Material Adverse Effect, will not violate or result in a default under any indenture, agreement or other instrument binding upon any of the Resellers, the Parent Guarantor or any of the Domestic Subsidiaries, or give rise to a right thereunder to require any payment to be made by the Resellers, the Parent Guarantor or any of the Subsidiaries, and (iv) will not result in the creation or imposition of any Lien on any assets of any of the Resellers, the Parent Guarantor or any of the Domestic Subsidiaries (other than the Liens created by the Collateral Documents).

9.4           Financial Condition; No Material Adverse Change.

(a)           The Resellers have heretofore furnished to the Lenders a consolidated balance sheet and statements of income, stockholders equity and cash flows for the Parent Guarantor and its Subsidiaries as of and for the fiscal year ended December 31, 2015, reported on by KPMG LLP, independent public accountants.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent Guarantor and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b)           Since December 31, 2015, there has been no material adverse change in the business, assets, property or financial condition of the Parent Guarantor and its Subsidiaries, taken as a whole.

(c)           The Parent Guarantor has heretofore furnished to the Lenders forecasted consolidated balance sheets and statements of income and cash flows for the five-year period beginning on January 1, 2016, in each case prepared on a basis consistent with the financial statements described in Section 9.4(a) and the estimates and assumptions stated therein, all of which the Resellers and the Parent Guarantor believe as of the date hereof to be reasonable and, as of the Effective Date, reflect the Parent Guarantor’s good faith and reasonable estimates of the future financial performance of the Parent Guarantor and its Subsidiaries for such period; provided that (i) such forecasts are subject to significant uncertainties and contingencies, which may be beyond the Parent Guarantor’s and its Subsidiaries’ control, (ii) no assurances are given that the results forecasted in any such projections will be realized and (iii) the actual results may differ from the forecasted results set forth in such projections and such differences may be material.

9.5           Properties; Insurance.

(a)           Each of the Resellers, the Parent Guarantor and the Material Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except (i) for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or (ii) as would not reasonably be expected to have a Material Adverse Effect.

(b)           Each of the Resellers, the Parent Guarantor and the Domestic Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Resellers, the Parent Guarantor and the Domestic Subsidiaries does not infringe upon the rights of any other Person, except where failure to so own or be licensed, or such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c)           Each of the Resellers, the Parent Guarantor and the Domestic Subsidiaries maintains, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided, that each of the Resellers, the Parent Guarantor and the Domestic Subsidiaries may self-insure in the ordinary course of business to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Resellers, the Parent Guarantor and the Domestic Subsidiaries, as applicable, operates.

9.6           Litigation, Environmental and Labor Matters.

(a)           There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Resellers, threatened in writing against the Resellers, the Parent Guarantor or any of the Domestic Subsidiaries (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) except as set forth on Schedule 9.6, that purport to affect or pertain to this Agreement, any other Loan Document or the consummation of the Transactions.

(b)           Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither any of the Resellers, the Parent Guarantor, nor any of the Subsidiaries (i) have failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) have become subject to any Environmental Liability, (iii) have received notice of any claim with respect to any Environmental Liability or (iv) know of any basis for any Environmental Liability.

(c)           There are no labor controversies pending against or, to the knowledge of the Resellers, threatened in writing against any of the Resellers, the Parent Guarantor or any of the Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

9.7           Compliance with Laws and Agreements.  Each of the Resellers, the Parent Guarantor and the Domestic Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all agreements and other instruments in connection with any inventory factoring facilities (other than the Facilities) binding upon it or its property, in each case, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

9.8           Investment Company Status.  Neither any of the Resellers, the Parent Guarantor nor any of the Domestic Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

9.9           Taxes.  Each of the Resellers, the Parent Guarantor and the Domestic Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Reseller, Parent Guarantor or such Domestic Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP (to the extent required thereby), or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

9.10           ERISA.  No ERISA Event has occurred, and no ERISA Event with respect to any Plan is reasonably expected to occur, that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

9.11           Subsidiaries; Ownership of Capital Stock.  As of the Effective Date, Schedule 9.11 sets forth all of the Resellers’ directly-owned Domestic Subsidiaries and the Parent Guarantor’s directly owned Domestic Subsidiaries, the jurisdiction of organization of each such Subsidiary and the identity of the holders of all shares or other interests of each class of Equity Interests of each such Subsidiary.

9.12           Solvency.  As of the Effective Date, both before and after giving effect to (a) the Transactions to be consummated on the Effective Date and (b) the payment and accrual of all fees, costs and expenses in connection therewith, the Resellers, the Parent Guarantor and the Domestic Subsidiaries, on a consolidated basis, are and will be Solvent.

9.13           Disclosure.  None of the reports, financial statements, certificates or other written information (excluding projections, financial estimates, forecasts and other forward-looking information, and other information of a general economic or industry specific nature) furnished by or on behalf of the Resellers to any Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished or publicly available in periodic and other reports, proxy statements and other materials filed by the Parent Guarantor or any Domestic Subsidiary with the Securities and Exchange Commission), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Resellers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood and agreed that (i) such projected financial information is subject to significant uncertainties and contingencies, which may be beyond the Resellers’, the Parent Guarantor’s and the Subsidiaries’ control, (ii) no assurances are given that the results forecasted in any such projected financial information will be realized and (iii) the actual results may differ from the forecasted results set forth in such projected financial information and such differences may be material).

9.14           Regulation U.  No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulation U.

9.15           Lien in Collateral.  The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Collateral Agent, for the benefit of the Holders of Secured Obligations, and, to the extent required by the Security Agreements, such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances and other Liens permitted under this Agreement and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Collateral Agent has not obtained or does not maintain possession of such Collateral.

9.16           Material Subsidiaries.  Each Compliance Certificate delivered hereunder designates as Material Subsidiaries direct and indirect Domestic Subsidiaries of the Parent Guarantor and direct Foreign Subsidiaries of the Parent Guarantor, the Resellers and the Subsidiary Guarantors that, as of the end of the applicable fiscal quarter (in the case of a Compliance Certificate delivered pursuant to Section 10.1(c)) or as of the date of the applicable Permitted Acquisition after giving effect to such acquisition on a Pro Forma Basis (in the case of a Compliance Certificate which shall be delivered in connection with a

Permitted Acquisition), together with the Parent Guarantor and the UK Subsidiary, (i) generated at least 75% of Consolidated EBITDA during the most recent four fiscal quarter period for which financial statements have been provided by the Parent Guarantor pursuant to Section 10.1 and (ii) owned assets (other than Equity Interests in Subsidiaries) representing at least 75% of the consolidated assets of the Parent Guarantor and its Subsidiaries as of the end of such period; provided that any Domestic Subsidiary which is the direct owner of any Equity Interests in a Material Subsidiary shall constitute a Material Subsidiary hereunder.

9.17           OFAC.  No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC.  (a) No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity; and

(b) the Parent Guarantor has implemented and maintains in effect policies and procedures designed to ensure compliance by the Parent Guarantor, its Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions.

9.18           Patriot Act.  To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”).  No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

10.           Affirmative Covenants.  Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Resellers covenant and agree with the Lenders that:

10.1           Financial Statements and Other Information.  The Resellers and the Parent Guarantor will furnish to the Administrative Agents (who shall deliver to each Lender):

(a)           within 90 days after the end of each fiscal year of the Parent Guarantor, the Parent Guarantor’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification (other than any such qualification with respect to the Loan Obligations or the obligations under the JPMorgan Credit Agreement being treated as short-term indebtedness resulting solely from the Termination Date or the maturity date of the JPMorgan Credit Agreement occurring one year from the time such opinion is delivered) or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent Guarantor and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided, that the Resellers and the Parent Guarantor shall be deemed to have delivered the foregoing to the Administrative Agents and the

Lenders if such information has been filed with the Securities and Exchange Commission and is available on the EDGAR site at www.sec.gov or any successor government site that is freely and readily available to the Administrative Agents and the Lenders without charge, or has been made available on the Parent Guarantor’s website www.insight.com, and the delivery date therefor shall be deemed to be the first day on which such information is available to the Administrative Agents and the Lenders on one of such web pages; provided, further, that the Resellers will promptly notify the Administrative Agents (who shall notify the Lenders) of each posting to such sites upon the occurrence thereof.  In order to provide such notices promptly, the Resellers agree to cause the Administrative Agents to be registered in the appropriate databases necessary to cause such notices to be sent automatically (including, without limitation, by e-mail to e-mail addresses agreed upon by the Administrative Agents) on the applicable filing dates;

(b)           within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent Guarantor, the Parent Guarantor’s unaudited consolidated balance sheet and related unaudited statements of operations, and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent Guarantor and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided, that the Resellers and the Parent Guarantor shall be deemed to have delivered the foregoing to the Administrative Agents and the Lenders if such information has been filed with the Securities and Exchange Commission and is available on the EDGAR site at www.sec.gov or any successor government site that is freely and readily available to the Administrative Agents and the Lenders without charge, or has been made available on the Parent Guarantor’s website www.insight.com, and the delivery date therefor shall be deemed to be the first day on which such information is available to the Administrative Agents and the Lenders on one of such web pages; provided, further, that the Resellers will promptly notify the Administrative Agents (who shall notify the Lenders) of each posting to such sites upon the occurrence thereof.  In order to provide such notices promptly, the Resellers will cause the Administrative Agents to be registered in the appropriate databases necessary to cause such notices to be sent automatically to the Administrative Agents (including, without limitation, by e-mail to e-mail addresses agreed upon by the Administrative Agents) on the applicable filing dates;

(c)           concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 11.10 to the extent set forth in the form of Compliance Certificate attached hereto as Exhibit D;

(d)           within 90 days after the beginning of each fiscal year of the Parent Guarantor, consolidated financial projections for the Parent Guarantor and its Subsidiaries for such fiscal year prepared in good faith;

(e)           promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent Guarantor or any Domestic Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with national securities exchanges, or distributed by the Parent Guarantor to its shareholders generally, as the case may be; provided, that the Resellers and the Parent Guarantor shall be deemed to have delivered the foregoing to the Administrative Agents and the

Lenders if such information has been filed with the Securities and Exchange Commission and is available on the EDGAR site at www.sec.gov or any successor government site that is freely and readily available to the Administrative Agents and the Lenders without charge, or has been made available on the Parent Guarantor’s website www.insight.com, and the delivery date therefor shall be deemed to be the first day on which such information is available to the Administrative Agents and the Lenders on one of such web pages; provided, further, that the Resellers will promptly notify the Administrative Agents (who shall notify the Lenders) of each posting to such sites upon the occurrence thereof.  In order to provide such notices promptly, the Resellers will register the Administrative Agents in the appropriate databases necessary to cause such notices to be sent automatically to the Administrative Agents (including, without limitation, by e-mail to e-mail addresses agreed upon by the Administrative Agents) on the applicable filing dates;

(f)           promptly following any request in writing therefore, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act;

(g)           promptly following any request in writing therefor, such other information regarding the operations, business affairs or financial condition of the Parent Guarantor or any Domestic Subsidiary, or compliance with the terms of this Agreement, as any Administrative Agent or any Lender (through the Administrative Agents) may reasonably request; and

(h)           concurrently with any delivery of financial statements under clauses (a) and (b) above, for any Test Period where the calculations of the Minimum Receivables Test, the Total Leverage Ratio, the Fixed Charge Coverage Ratio, Consolidated EBITDA or consolidated assets for purposes of determinations of Material Subsidiaries have been calculated on a Pro Forma Basis, the Parent Guarantor shall provide to the Administrative Agents calculations in reasonable detail prepared by a Financial Officer that demonstrate the pro forma effect of such Specified Transactions on the Minimum Receivables Test, the Total Leverage Ratio and the Fixed Charge Coverage Ratio and Consolidated EBITDA and consolidated assets for purposes of determinations of Material Subsidiaries for such Test Period.

10.2           Notices of Material Events.  The Resellers will furnish to the Administrative Agents (who shall deliver to each Lender) prompt written notice of the following:

(a)           the occurrence of any Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any of the Resellers or any Affiliate thereof, as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(c)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; and

(d)           any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the applicable Reseller setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

10.3           Existence; Conduct of Business.  Each of the Resellers, the Parent Guarantor and each of the Domestic Subsidiaries that are Material Subsidiaries, will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except for such rights, licenses, permits, privileges and franchises the loss of which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution or other transaction permitted under Section 11.3.

10.4           Payment of Taxes.  Each of the Resellers, the Parent Guarantor and each of the Domestic Subsidiaries, will pay its Tax liabilities, that, if not paid, would result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Resellers, the Parent Guarantor or such Domestic Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP (to the extent required thereby) and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

10.5           Maintenance of Properties; Insurance.  Each of the Resellers, the Parent Guarantor and each of the Domestic Subsidiaries that are Material Subsidiaries, will (a) keep and maintain all property material to the conduct of its business in good working order and condition (ordinary wear and tear and casualty events excepted) except where the failure to do so, individually or in the aggregate, would not result in a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided, that each of the Resellers, the Parent Guarantor and the Domestic Subsidiaries may self-insure in the ordinary course of business to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which each such Reseller or each such Subsidiary, as applicable, operates.

10.6           Books and Records; Inspection Rights.  Each of the Resellers, the Parent Guarantor and each of the Domestic Subsidiaries, will keep proper books of record and account in which full, true and correct entries in all material respects are made of all material dealings and transactions in relation to its business and activities.  Each of the Resellers, the Parent Guarantor and each of the Domestic Subsidiaries, will permit any representatives designated by the Administrative Agents, upon reasonable prior notice and during reasonable business hours, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested (provided that in no event shall there be more than one such visit or inspection per calendar year except during the continuance of an Event of Default).  Notwithstanding anything to the contrary in this Section 10.6, none of the Resellers, the Parent Guarantor nor any of the Domestic Subsidiaries will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any documents, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agents (or its designated representative) is then prohibited by law or any agreement binding on any of the Resellers, Parent Guarantor or any of the Domestic Subsidiaries or (iii) is subject to attorney-client or similar privilege constitutes attorney work-product.  The Administrative Agents shall, upon the request of any Lender, provide to such Lender the written report, if any, prepared by the Administrative Agents with respect to any such visit or inspection.  The Administrative Agents shall give the Resellers and the Parent Guarantor the opportunity to participate in any discussions with its accountants.

10.7           Compliance With Laws.  Each of the Resellers, the Parent Guarantor and each of the Domestic Subsidiaries, will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

10.8           Use of Proceeds.  Each Reseller will, and will cause its Domestic Subsidiaries to, use the proceeds of the Loans for the acquisition of Channel Financed Inventory, general intangibles and working capital associated therewith.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of the Regulations of the Board, including Regulations T, U and X.

10.9           Subsidiary Collateral Documents; Subsidiary Guarantors.  The Resellers or the Parent Guarantor shall execute or shall cause to be executed:

(a)           following the date on which (i) any Person becomes a Domestic Subsidiary that is a Material Subsidiary of the Parent Guarantor pursuant to a Permitted Acquisition or (ii) any Domestic Subsidiary that is initially designated as a Material Subsidiary pursuant to Section 9.16, in each case within thirty (30) days (or such longer period as the Administrative Agents shall agree) following such date, (a) a Pledge Agreement (or supplement thereto) in favor of the Collateral Agent for the benefit of the Holders of Secured Obligations with respect to all of the Equity Interests of such Domestic Subsidiary owned by any Loan Party in substantially the form of the Pledge Agreement(s) reaffirmed on the Effective Date; (b) a supplement to the Subsidiary Guarantee Agreement pursuant to which such Domestic Subsidiary shall become a Subsidiary Guarantor; (c) a Subsidiary Security Agreement in substantially the form reaffirmed on the Effective Date (or a supplement thereto) pursuant to which such Domestic Subsidiary shall grant the Collateral Agent for the benefit of the Holders of Secured Obligations, a first priority perfected security interest in substantially all of its assets as and to the extent provided therein, subject to Permitted Encumbrances and other Liens permitted under this Agreement, and the other documents required thereby; (d) a Subsidiary Pledge Agreement in substantially the form reaffirmed on the Effective Date (or a supplement thereto) pursuant to which such Domestic Subsidiary shall grant the Collateral Agent for the benefit of the Holders of Secured Obligations, a first priority perfected security interest in the Equity Interests of its direct Domestic Subsidiaries, subject to Permitted Encumbrances and other Liens permitted under this Agreement, and the other documents required thereby; and (e) subject to the terms of the JPMorgan Chase Bank Intercreditor Agreement, if requested by the Administrative Agents or the Required Lenders, Collateral Documents in respect of such Domestic Subsidiary’s owned real property located in the United States with a value in excess of $10,000,000 (per property) that is acquired after the Effective Date (other than any such real property subject to a Lien permitted under Section 11.2(d) or 11.2(e), in each case to provide the Collateral Agent with a first priority perfected security interest therein and Lien thereon, subject to permitted encumbrances and other Liens permitted under this Agreement; and

(b)           in any such case as provided above in this Section 10.9 and subject to the terms of the JPMorgan Chase Bank Intercreditor Agreement, the Resellers shall deliver or cause to be delivered to the Collateral Agent all such Pledge Agreements, supplements to the Subsidiary Guarantee Agreement, Security Agreements and other Collateral Documents, together with appropriate corporate resolutions and other documentation (including opinions, UCC financing statements, real estate title insurance policies, environmental reports, the stock certificates representing the equities subject to such pledge, stock powers with respect thereto executed in blank, and such other documents as shall be reasonably requested by the Administrative Agents to perfect the Lien of such pledge) in each case in form and substance reasonably satisfactory to the Administrative Agents, and the Administrative Agents shall be reasonably satisfied that the Collateral Agent has a first priority perfected pledge of the Collateral related thereto, in each case, subject to the exceptions and limitations set forth in the Loan Documents and Permitted Encumbrances and other Liens permitted under this Agreement.

(c)           Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, no Receivables Entity shall be required to enter into the Subsidiary Guarantee Agreement, the Subsidiary Security Agreement, the Subsidiary Pledge Agreement or any other Collateral Document or otherwise guaranty the Secured Obligations or grant security interests in its property to the Collateral Agent hereunder or in connection herewith.

11.           Negative Covenants.  Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Resellers covenant and agree with the Lenders that:

11.1           Indebtedness.  Each of the Resellers, the Parent Guarantor and each of the Domestic Subsidiaries will not create, incur, assume or permit to exist any Indebtedness, except:

(a)           the Secured Obligations;

(b)           indebtedness up to $350,000,000 plus incremental facilities up to an additional $175,000,000 under the JPMorgan Credit Agreement and the other JPMorgan Loan Documents and extensions, renewals, refinancings, and replacements of any such Indebtedness shall be permitted that (unless such excess amount is separately permitted under Section 11.1) do not increase the outstanding principal amount thereof (other than by the amount of any unpaid accrued or capitalized interest thereon or any fees, premiums, or expenses incurred in the extensions, renewals, refinancings, and replacements thereof);

(c)           Indebtedness existing on the date hereof and set forth in Schedule 11.1 and extensions, renewals, refinancings, and replacements of any such Indebtedness that (unless such excess amount is separately permitted under Section 11.1) do not increase the outstanding principal amount thereof (other than by the amount of any unpaid accrued or capitalized interest thereon or any fees, premiums, or expenses incurred in the extensions, renewals, refinancings, and replacements thereof);

(d)           Indebtedness owing by (i) the Parent Guarantor to any Subsidiary, or (ii) any Subsidiary to the Parent Guarantor or any other Subsidiary;

(e)           Guarantees by the Parent Guarantor of Indebtedness owing by a Subsidiary, or (ii) to the extent not governed by clause (i), a Subsidiary of Indebtedness owing by the Parent Guarantor or any other Subsidiary; provided that (A) the Indebtedness so Guaranteed is permitted by this Section 11.1 and (B) Guarantees by the any Loan Party of Indebtedness of any Foreign Subsidiary shall be subject to Section 11.4;

(f)           Indebtedness of the Parent Guarantor or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (other than by the amount of any unpaid, accrued or capitalized interest thereon or any fees, premiums or interest expenses incurred in the extensions, renewals and replacements thereof); provided, that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed $25,000,000 at any time outstanding;

(g)           Indebtedness of the Parent Guarantor or any Subsidiary incurred pursuant to Permitted Receivables Facilities; provided, that the Attributable Receivables Indebtedness thereunder shall not exceed an aggregate principal amount of $250,000,000 at any time outstanding;

(h)           Indebtedness of the Parent Guarantor or any of its Subsidiaries incurred pursuant to Vendor Trade Programs;

(i)           Attributable Debt in respect of Sale and Leaseback Transactions permitted by Section 11.9;

(j)           Indebtedness of an Acquired Entity existing at the time of the related Permitted Acquisition or other investment permitted under Section 11.4 which was not incurred in contemplation of such Permitted Acquisition or other investment, so long as, determined on a Pro Forma Basis, the addition of such Indebtedness to the consolidated Indebtedness of the Parent Guarantor and its Subsidiaries does not cause an Event of Default under Section 11.10 or any other term or provision of this Agreement;

(k)           Indebtedness incurred by the Parent Guarantor or any of its Subsidiaries arising from agreements providing for indemnification related to sales or goods or adjustment of purchase price or similar obligations in any case incurred in connection with the disposition of any business, assets or Subsidiary of the Parent Guarantor;

(l)           Indebtedness of the Parent Guarantor or any of its Subsidiaries in respect of workers’ compensation claims, property casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations, performance, bid, customs, government, judgment, appeal and surety bonds and other obligations of a similar nature, in each case in the ordinary course of business;

(m)           Indebtedness representing deferred compensation to employees of the Parent Guarantor or any of its Subsidiaries incurred in the ordinary course of business;

(n)           Indebtedness in the form of earn-outs, indemnification, incentive, non-compete, consulting or other similar arrangements and other contingent payments in respect of Permitted Acquisitions or other investments permitted by Section 11.4;

(o)           Indebtedness of the Parent Guarantor or any of its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Parent Guarantor or such Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is promptly repaid;

(p)           Indebtedness in respect of Swap Agreements not prohibited hereunder;

(q)           Indebtedness of any Loan Party incurred pursuant to a Contract Payment Sale;

(r)           Indebtedness owing by Foreign Subsidiaries to non-Affiliates, so long as the aggregate outstanding principal amount thereof at no time exceeds $30,000,000, together with (but without duplication of) all Guarantees thereof by the Parent Guarantor or any Subsidiary thereof;

(s)           Indebtedness arising in favor of depositary institutions in respect of currency fluctuations or overdrafts under any Cash Pooling Arrangement, so long as the aggregate outstanding principal amount thereof at no time exceeds $10,000,000;

(t)           other unsecured Indebtedness not governed by clauses (a) through (s) of this Section 11.1 so long as (i) (A) the Total Leverage Ratio does not exceed the applicable maximum Total Leverage Ratio set forth in Section 11.10 minus 0.25 and (B) the Parent Guarantor shall be in compliance with the financial covenants set forth in Section 11.10(b) and (c), in each case, determined on a Pro Forma Basis after giving effect to such incurrence and the application of proceeds thereof, recomputed as of the last day for the most recently ended fiscal quarter of the Parent Guarantor for which financial statements are available and (ii) the final scheduled maturity of such Indebtedness is not prior to the date that is 91 days after the Termination Date;

(u)           other Indebtedness not governed by clauses (a) through (t) of this Section 11.1 so long as the aggregate outstanding principal amount thereof at no time exceeds $50,000,000;

(v)           Indebtedness owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business; and

(w)           all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (v) above.

For purposes of determining compliance with this Section 11.1, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (w) above, the Resellers shall, in their sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses.

11.2           Liens.  Each of the Resellers, the Parent Guarantor and each of the Domestic Subsidiaries will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a)           Liens arising pursuant to the terms of this Agreement and the other Loan Documents;

(b)           Permitted Encumbrances;

(c)           any Lien on any property or asset of the Parent Guarantor or any Subsidiary existing on the date hereof and set forth in Schedule 11.2; provided that (i) such Lien shall not apply to any other property or asset of the Parent Guarantor or any Subsidiary (other than improvements, accessions, proceeds, dividends or distributions in respect thereof and assets fixed or appurtenant thereto) and (ii) except as otherwise permitted hereunder, such Lien shall secure only those obligations which it secures on the date hereof;

(d)           any Lien existing on any property or asset prior to the acquisition thereof by the Parent Guarantor or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be and (ii) such Lien shall not apply to any other property or assets of the Parent Guarantor or any Subsidiary;

(e)           Liens on fixed or capital assets acquired, constructed or improved by the Parent Guarantor or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (f) of Section 11.1, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Parent Guarantor or any Subsidiary (other than improvements, accessions, proceeds, dividends or distributions in respect thereof and assets fixed or appurtenant thereto); provided that individual financings provided by a lender may be cross collateralized to other financings provided by such lender or its affiliates so long as such financings and Liens are otherwise permitted hereunder;

(f)           Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted under clauses (c), (d) or (e) above; provided, that (i) such Indebtedness is not secured by any additional assets and (ii) except as otherwise permitted hereunder, the amount of such Indebtedness secured by any such Lien is not increased (other than by the amount of any unpaid accrued or capitalized interest thereon or any fees, premiums, or expenses incurred in the extensions, renewals, refinancings and replacements thereof);

(g)           Liens arising out of Sale and Leaseback Transactions permitted by Section 11.9;

(h)           Liens in connection with or to secure Indebtedness permitted under Section 11.1 that arise under Permitted Receivables Facilities or Vendor Trade Programs so long as the parties to each such Permitted Receivables Facility or Vendor Trade Program are bound by, and such Liens are subject to, the Intercreditor Agreement;

(i)           Liens that are contractual rights of set-off;

(j)           licenses, sublicenses, leases or subleases granted to or from others that do not interfere in any material respect with the business of the Parent Guarantor and its Subsidiaries taken as a whole;

(k)           Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;

(l)           Liens on Contract Payments (and related equipment, as applicable) and related proceeds arising in favor of a Contract Payment Purchaser in connection with a Contract Payment Sale;

(m)           Liens securing Indebtedness permitted under Section 11.1(b) and other obligations secured by the Liens pursuant to the JPMorgan Loan Documents so long as such Liens are subject to the Intercreditor Agreement and the JPMorgan Chase Bank Intercreditor Agreement (or another intercreditor agreement substantially identical thereto or otherwise reasonably satisfactory to the Collateral Agent);

(n)           Liens on deposit accounts subject to Cash Pooling Arrangements securing Indebtedness permitted under Section 11.1(r);

(o)           other Liens securing obligations in an aggregate outstanding principal amount at any time not to exceed $50,000,000;

(p)           assignments or sales of any accounts receivable permitted under Section 11.3 (e), (f), (k) or (m); and

(q)           any interest or title of a lessor under leases (other than leases constituting Capitalized Lease Obligations) entered into by any of the Parent Guarantor or any Subsidiary as lessees in the ordinary course of business.

11.3           Fundamental Changes.  The Parent Guarantor will not, and will not permit any Domestic Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise make any disposition of its property or the Equity Interests of any of its Domestic Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that:

(a)           the Parent Guarantor and its Subsidiaries may purchase and sell inventory in the ordinary course of business;

(b)           the Parent Guarantor and its Subsidiaries may sell, transfer or otherwise dispose of excess, damaged, obsolete or worn out assets and scrap in the ordinary course of business;

(c)           the Parent Guarantor and its Subsidiaries may enter into and consummate Permitted Acquisitions and other investments permitted by Section 11.4; (provided that any such Person or division or line of business so acquired is engaged in a type of business that complies with the requirements of the last sentence of this Section 11.3);

(d)            (i) any Person may merge into the Parent Guarantor in a transaction where the Parent Guarantor is the survivor thereof, (ii) any Person (other than the Parent Guarantor) may merge into a Subsidiary Guarantor where a Subsidiary Guarantor is the survivor thereof, (iii) any Person, Reseller or any Subsidiary Guarantor may merge into any Reseller where a Reseller is the survivor thereof, (iv) any Person (other than a Loan Party) may merge into any Foreign Subsidiary and (v) any Subsidiary that is not a Loan Party may merge into any other Subsidiary so long as if such other Subsidiary is a Loan Party, then the entity surviving such a merger is a Loan Party;

(e)           (i) the Parent Guarantor may sell or transfer assets to any Reseller or any Subsidiary Guarantor, (ii) any Subsidiary may sell or transfer assets to the Parent Guarantor, any Reseller or any Subsidiary Guarantor, and (iii) to the extent not governed by clauses (i) through (iii) above, any Subsidiary that is not a Loan Party may sell or transfer assets to the Parent Guarantor or any other Subsidiary;

(f)           the Parent Guarantor or any Subsidiary may (i) sell Receivables under Permitted Receivables Facilities (subject to the limitation that the Attributable Receivables Indebtedness thereunder shall not exceed an aggregate outstanding principal amount of $250,000,000) and (ii) sell or discount, in each case without recourse and in the ordinary course of business, overdue accounts receivable arising in the ordinary course of business, in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

(g)           if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, any Subsidiary that is not a Reseller may liquidate or dissolve if the Parent Guarantor determines in good faith that such liquidation or dissolution is in the best interests of the Parent Guarantor and is not materially disadvantageous to the Lenders; provided, in addition to the foregoing, Calence may liquidate or dissolve if (i) prior to such liquidation or dissolution, Calence has sold or transferred to one or more Resellers (or any other Person, to the extent such transfer to such other Person is specifically permitted under this Section 11) all or the substantial portion of its assets pursuant to Section 11.3(e)(ii) above, (ii) at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, and (iii) the Parent Guarantor determines in good faith that such liquidation or dissolution is in the best interests of the Parent Guarantor and is not materially disadvantageous to the Lenders;

(h)           the Parent Guarantor or any Subsidiary may (i) sell or dispose of cash or Permitted Investments in the ordinary course of business, (ii) license intellectual property in the ordinary course of business and (iii) dispose of or abandon intellectual property that is, in the reasonable judgment of the Parent Guarantor, no longer economically practicable to maintain or useful in the conduct of the business of the Parent Guarantor and its Subsidiaries taken as a whole;

(i)           any sale of assets pursuant to a Sale and Leaseback Transaction permitted by Section 11.9;

(j)           any lease or sub-lease of property in the ordinary course of business that would not materially interfere with the required use of such property by the Parent Guarantor or its Subsidiaries;

(k)           any sale or assignment of Contract Payments (and related leased equipment, and related receivables and proceeds as applicable) and any lease of such related equipment pursuant to a Contract Payment Sale;

(l)           any Subsidiary may enter into and consummate any merger, dissolution, liquidation or consolidation, the purpose of which is to effect an asset sale or other disposition otherwise permitted under this Section 11.3; and

(m)           the Parent Guarantor or any Subsidiary may engage in a sale, lease, or transfer or other disposition of any assets not described above so long as such assets, when taken together with all other assets sold, leased, transferred or otherwise disposed of pursuant to this clause (m) in any fiscal year, does not constitute a Substantial Portion of the assets of the Parent Guarantor and its Subsidiaries.

In addition to the foregoing, each of the Resellers, the Parent Guarantor and each of the Domestic Subsidiaries will not engage to any material extent in any business if as a result thereof the general nature of the business of the Resellers, the Parent Guarantor and any of the Domestic Subsidiaries taken as a whole would be substantially changed from the general nature of the business of the Resellers, the Parent Guarantor and the Domestic Subsidiaries on the Effective Date.

11.4           Investments, Loans, Advances, Guarantees and Acquisitions  Each of the Resellers, the Parent Guarantor and each of the Domestic Subsidiaries will not purchase, hold or acquire any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (each, an “Investment”), except:

(a)           Permitted Acquisitions; provided, that the Parent Guarantor shall comply with Section 10.9 following any such Permitted Acquisition within the times required thereby;

(b)           Permitted Investments;

(c)           existing Investments in Domestic Subsidiaries and other investments in existence on the date hereof and described in Schedule 11.4;

(d)           Investments made by the Parent Guarantor and the Subsidiaries in Equity Interests in their respective Subsidiaries; provided that the aggregate amount of such investments by the Parent Guarantor and Subsidiary Guarantors in Foreign Subsidiaries (together with outstanding intercompany loans and other Investments permitted under the first proviso to paragraph (e) below and outstanding Guarantees permitted under the first proviso to paragraph (f) below) shall not exceed $150,000,000 at any time outstanding;

(e)           loans or advances and other Investments made by the Parent Guarantor to or in any Subsidiary and made by any Subsidiary to or in the Parent Guarantor or any other Subsidiary; provided that the amount of such loans and advances and other Investments made by the Loan Parties to or in Foreign Subsidiaries (together with outstanding investments permitted under the first proviso to paragraph (d) above and outstanding Guarantees permitted under the first proviso to paragraph (f) below) shall not exceed $150,000,000 at any time outstanding;

(f)           Guarantees constituting Indebtedness permitted by Section 11.1; provided that the aggregate principal amount of Indebtedness of Foreign Subsidiaries that is Guaranteed by the Loan Parties (together with outstanding investments permitted under the first proviso to paragraph (d) above and outstanding intercompany loans permitted under the first proviso to paragraph (e) above) shall not exceed $150,000,000 at any time outstanding;

(g)           Guarantees by the Parent Guarantor or any Domestic Subsidiary of operating leases or of other obligations that do not constitute Indebtedness, in each case entered into by the Parent Guarantor or any Subsidiary in the ordinary course of business;

(h)           accounts receivable and extensions of trade credit in the ordinary course of business;

(i)           Investments of the Parent Guarantor or any Domestic Subsidiary under Swap Agreements permitted hereunder;

(j)           loans and advances to employees, officers and directors of the Parent Guarantor or any of its Domestic Subsidiaries in the ordinary course of business in an aggregate principal amount (for the Parent Guarantor and all Domestic Subsidiaries) not to exceed $2,500,000 at any one time outstanding;

(k)           Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(l)           Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business not to exceed $2,500,000 at any one time outstanding;

(m)           other Investments (whether in capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing), loans or advances, Guarantees or other investments and interests) not exceeding $50,000,000 at any time outstanding (determined as the amount originally advanced, loaned or otherwise invested, less any returns on the respective investment not to exceed the original amount invested);

(n)           so long as no Default exists at the time thereof, other Investments by Parent Guarantor and its Subsidiaries (whether in capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing), loans or advances, Guarantees or other investments and interests) so long as on the date of such Investment, giving effect to any such Investment, the Total Leverage Ratio does not exceed 2.25 to 1.0 (determined on a Pro Forma

Basis after giving effect to the applicable Investment, recomputed as of the last day of the most recently ended fiscal quarter of the Parent Guarantor for which financial statements are available);

(o)           promissory notes and other noncash consideration received by the Parent Guarantor or any Subsidiary in connection with any disposition permitted hereunder;

(p)           so long as no Default exists at the time thereof, Investments to the extent that payment for such Investments is made with Qualified Equity Interests of the Parent Guarantor or with net proceeds of any issuance of Qualified Equity Interests of the Parent Guarantor; and

(q)           intercompany advances arising from their cash management, tax and accounting operations.

11.5           Swap Agreements.  Each of the Resellers, the Parent Guarantor and each of the Domestic Subsidiaries will not enter into any Swap Agreement except for (a) Swap Agreements entered into to hedge or mitigate risks to which the Parent Guarantor or any Domestic Subsidiary has actual exposure (other than those in respect of Equity Interests of the Parent Guarantor or any of its Domestic Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates with respect to any interest-bearing liability or investment of the Parent Guarantor or any Domestic Subsidiary.

11.6           Restricted Payments.  None of the Resellers or the Parent Guarantor will, and none will permit any of its Domestic Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Parent Guarantor may declare and make Restricted Payments with respect to its Equity Interests payable solely in additional shares of its common stock, (b) (i) Subsidiaries may declare and make Restricted Payments ratably with respect to their Equity Interests, and (ii) a Subsidiary may make distributions to allow for the payment of any U.S. federal, state, local, or non-U.S. Taxes (including UK Tax) that are due and payable by any group of corporations that includes the Subsidiary and with which the Subsidiary joins in filing any consolidated, combined, unitary, or similar tax returns, determined as if the Subsidiary filed such tax returns separately as the parent of an affiliated (or similar) group that included the Subsidiary and its subsidiaries, (c) so long as no Default exists at the time thereof, the Parent Guarantor may redeem, repurchase, acquire or retire (i) any of its outstanding Equity Interests during the term of this Agreement so long as the Total Leverage Ratio is less than 2.25 to 1.00 (determined on a Pro Forma Basis after giving effect to the applicable redemption, repurchase, acquisition or retirement, recomputed as of the last day of the most recently ended fiscal quarter of the Parent Guarantor for which financial statements are available) and (ii) to the extent the Parent Guarantor is unable to satisfy the Total Leverage Ratio requirement set forth in the foregoing clause (i), any of its outstanding Equity Interests during the term of this Agreement in an aggregate amount not to exceed $100,000,000 (with the understanding that this $100,000,000 basket is separate from the basket provided in the foregoing clause (i) and only available when the clause (i) basket is unavailable), and (d) the Parent Guarantor may declare and pay distributions and dividends on its Equity Interests; provided, that, with respect to the foregoing clause (d), (1) no Default shall exist immediately before or immediately after giving effect to such distributions and dividends or be created as a result thereof and (2) each cash dividend declared by the Parent Guarantor shall be made within 90 days of the declaration thereof.

11.7           Transactions with Affiliates.  None of the Resellers or the Parent Guarantor will, and none will permit any of its Domestic Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are on terms substantially as favorable to the applicable Reseller, the Parent Guarantor or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b)

transactions between or among the Resellers, the Parent Guarantor and any of its Subsidiaries not involving any other Affiliate that are otherwise permitted hereunder, (c) transactions between or among the Loan Parties not involving any other Affiliate, (d) reasonable and customary fees and indemnities paid to members of the boards of directors or other governing body of the Resellers, the Parent Guarantor and its Subsidiaries, (e) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership or other employee benefit plans or programs approved by the board of directors of the Parent Guarantor (including an authorized committee thereof), (f) the grant of stock options, restricted stock, other stock-based awards or similar rights to officers, employees, consultants and directors of the Parent Guarantor pursuant to plans approved by the board of directors of the Parent Guarantor (including an authorized committee thereof) and the payment of amounts or the issuance of securities pursuant thereto; and (g) any transaction expressly permitted under this Article 11.

11.8           Restrictive Agreements; Receivables Entities.  Each of the Resellers, the Parent Guarantor and each of the Domestic Subsidiaries will not directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Resellers, the Parent Guarantor or any Domestic Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Collateral Agent, or (b) the ability of any Domestic Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Resellers, the Parent Guarantor or any other Domestic Subsidiary or to Guarantee Indebtedness of the Resellers, the Parent Guarantor or any other Domestic Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 11.8 (but shall apply to any extension or renewal of, or any amendment or modification in each case expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or other assets pending such sale, provided such restrictions and conditions apply only to the Subsidiary or other assets that are to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to a Permitted Receivables Facility or Vendor Trade Programs or to customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business, (vi) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (vii) the foregoing shall not apply to restrictions and conditions imposed by the JPMorgan Loan Documents, (viii) the foregoing shall not apply to restrictions and conditions contained in agreements of any Person that becomes a Subsidiary or is merged into or consolidated with the Parent Guarantor or any Subsidiary or agreements assumed from any Person in connection with the acquisition of assets by the Parent Guarantor or any Subsidiary of such Person after the date hereof, provided that such agreements exist at the time such Person becomes a Subsidiary or such agreements are assumed and in each case are not created in contemplation of or in connection with such Person becoming a Subsidiary or the agreements being assumed, and (ix) the foregoing shall not apply to restrictions or conditions imposed by an agreement evidencing Indebtedness permitted under this Agreement so long as such restrictions and conditions permit the financings evidenced by the Loan Documents (including all grants of Collateral in connection herewith and all payments of principal, interest, fees, costs and expenses required hereby), and so long as such restrictions and conditions, taken as a whole, are not more restrictive or limiting than those set forth in the Loan Documents (with the understanding that customary covenants in public debt or Rule 144A offerings shall not be deemed to be more restrictive).  No Receivables Entity shall be bound by any provision of this Article 11 so long as it constitutes a Receivables Entity and is subject to a Permitted Receivables Facility.

11.9           Sale and Leaseback Transactions.  Each of the Resellers, the Parent Guarantor and each of the Domestic Subsidiaries will not enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for (i) those properties listed in Schedule 11.9, (ii) those assets approved by the Administrative Agents in their reasonable discretion, and (iii) any other sale or transfer of any fixed or capital assets by the Parent Guarantor or any Subsidiary; provided, however, that the aggregate outstanding principal amount of Attributable Debt resulting from such transactions under this clause (iii) shall not exceed $50,000,000 at any time.

11.10           Financial Covenants.

(a)           Maximum Total Leverage Ratio.  The Resellers shall not permit the Total Leverage Ratio, as of the last day of each fiscal quarter of the Parent Guarantor to exceed 3.00 to 1.00, provided that, after a Qualified Acquisition has been consummated, the Resellers shall not permit the Total Leverage Ratio to exceed (i) 3.50 to 1.00 as of the last day of any fiscal quarter for the four fiscal quarter period beginning with the fiscal quarter in which a Qualified Acquisition is consummated (the “First Period”), (ii) 3.25 to 1.00 as of the last day of any fiscal quarter for the four fiscal quarter period immediately succeeding the First Period and (iii) reverting to 3.00 to 1.00 as of the last day of any fiscal quarter ending thereafter.

(b)           Minimum Fixed Charge Coverage Ratio. The Resellers shall not permit the Fixed Charge Coverage Ratio, as of the last day of each fiscal quarter of the Parent Guarantor, to be less than 1.25 to 1.00.

(c)           Minimum Receivables Test.  As of the last day of each fiscal quarter of the Parent Guarantor, the Receivables Amount shall not be less than or equal to the aggregate outstanding principal amount of Consolidated Funded Indebtedness (which, for the avoidance of doubt, shall not include outstanding Channel Finance Loans) at such time (the “Minimum Receivables Test”).

11.11            JPMorgan Loan Documents.  The Parent Guarantor shall cause (i) the Bank Collateral (as defined in the Intercreditor Agreement) to be identical in scope to the Collateral (other than with respect to Foreign Assets) and (ii) the obligors on the Bank Obligations (as defined in the Intercreditor Agreement) to be identical in scope to the obligors on the Secured Obligations (other than with respect to Foreign Subsidiaries).  The Parent Guarantor shall provide the Administrative Agents with a copy of any new material JPMorgan Loan Document or any material amendment, waiver, consent, or other modification to or under any material JPMorgan Loan Document no later than five (5) Business Days after its effectiveness (or such longer period as the Administrative Agents may agree).

12.           Events of Default.

12.1           Events of Default.  If any of the following events (“Events of Default”) shall occur:

(a)           Resellers shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise and such failure shall continue unremedied for a period of three Business Days;

(b)           Resellers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)           any representation or warranty made or deemed made by or on behalf of the Resellers, the Parent Guarantor or any Domestic Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)           any Reseller, the Parent Guarantor or any Domestic Subsidiary shall fail to observe or perform any covenant or agreement contained in Section 10.2(a), 10.3 (solely with respect to a Reseller’s existence), 10.9or in Section 11;

(e)           any Reseller, the Parent Guarantor or any Domestic Subsidiary shall fail to observe or perform any covenant or agreement contained in this Agreement or in any other Loan Document (other than those specified in clause (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agents to the Borrowing Agent;

(f)           any Reseller, the Parent Guarantor or any Domestic Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (subject to any applicable grace period with respect thereto, if any, set forth in the agreement evidencing such Material Indebtedness);

(g)           any event or condition (other than, with respect to Indebtedness consisting of a Swap Agreement, termination events or equivalent events pursuant to the terms of such Swap Agreement not arising as a result of a default by the Parent Guarantor or any Subsidiary thereunder) occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (ii) Indebtedness which has been converted into Qualified Equity Interests in accordance with its terms and such conversion is permitted hereunder, (iii) any breach or default that is (x) remedied by the Parent Guarantor or the applicable Subsidiary or (y) waived (including in the form of an amendment) by the required holders of the applicable item of Indebtedness, in either case, (x) prior to acceleration of Loans and Commitments pursuant to this Section 12 and (y) so long as after giving effect to such waiver or remedy the holders of the applicable item of Indebtedness or any trustee or agent on its or their behalf may no longer cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, or (iv) any voluntary termination of the JPMorgan Credit Agreement pursuant to Section 2.08 thereof;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief in respect of the Resellers, the Parent Guarantor or any Domestic Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official for any Reseller, the Parent Guarantor or any Domestic Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unwithdrawn for 90 days or an order or decree approving or ordering any of the foregoing shall be;

(i)           any Reseller, the Parent Guarantor or any Domestic Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official for any Reseller, the Parent Guarantor, or any Domestic Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment or arrangement for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)           any Reseller, the Parent Guarantor or any Domestic Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)           one or more final judgments for the payment of money in an aggregate amount in excess of $20,000,000 (to the extent not paid or covered by a valid and binding policy of insurance with respect to which the related insurer has been notified of a claim for payment and has not disputed such claim) shall be rendered against any Reseller, the Parent Guarantor or any Domestic Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed;

(l)           an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred and are continuing, would reasonably be expected to result in liability of the Resellers, the Parent Guarantor and the Domestic Subsidiaries in an aggregate amount exceeding $20,000,000;

(m)           a Change in Control shall occur;

(n)           any material provision of any Loan Document shall fail to remain in full force or effect against any Reseller, the Parent Guarantor or any Domestic Subsidiary or any action shall be taken or shall be failed to be taken by any Reseller, the Parent Guarantor or any Domestic Subsidiary to discontinue or to assert the invalidity or unenforceability of, or which results in the discontinuation or invalidity or unenforceability of, any Loan Document or any Lien in favor of the Collateral Agent under the Loan Documents (with respect to Collateral having an aggregate book value in excess of $20,000,000), or such Lien (with respect to Collateral having an aggregate book value in excess of $20,000,000) shall not have the priority contemplated by the Loan Documents in each case except (i) the sale, transfer or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) any action taken by the Collateral Agent to release any such security interest in compliance with the provisions of the Agreement or any other Loan Document or (iii) as result of the Collateral Agent’s failure to maintain possession of any stock certificates or other instruments delivered to it under a Loan Document.

then, and in every such event (other than an event with respect to a Loan Party described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agents may, and at the request of the Required Lenders shall, by notice to the Borrowing Agent, take either or both of the following actions, at the same or different times:  (i) Administrative Agents may suspend any obligations to fund Advances under this Agreement and may cancel any outstanding Approvals immediately, (ii) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (iii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any such principal or face amount not so declared to be due and payable or required to be prepaid may thereafter be declared to be due and payable or required to be prepaid), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Resellers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Resellers; and in case of any event with respect to a Loan Party described in clause (h) or (i) of this Section, the Commitments shall automatically terminate, any outstanding Approvals shall automatically be canceled and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Resellers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Resellers.

If Resellers shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, Administrative Agents may suspend any obligations to fund Advances under this Agreement and may cancel any outstanding Approvals immediately.

12.2           Cross-Default.  An Event of Default under this Agreement will automatically and immediately constitute a default under every other Loan Document without regard to any requirement therein for the giving of notice or the passing of time.

12.3           Miscellaneous.  Upon the occurrence and during the continuance of an Event of Default, Administrative Agents, Collateral Agent or Lenders may (and Administrative Agents shall at the direction of the Required Lenders) exercise any other rights and remedies available to Administrative Agents, Collateral Agent or Lenders under the Loan Documents or otherwise available to Administrative Agents, Collateral Agent or Lenders at law or in equity.  At Administrative Agents’ request, or without request if an Event of Default has occurred, Resellers shall instruct Approved Vendors to pay Vendor Credits directly to Administrative Agents for application to the Loan Obligations.  In the event that Approved Vendors fail to pay Vendor Credits to Administrative Agents as so directed, Resellers shall, promptly upon receipt, pay all Vendor Credits to Administrative Agents for application to Loan Obligations.

12.4           Joint and Several.  Each Obligation and liability of each Reseller to Administrative Agents, and each Lender, including, without limitation, the Loan Obligations, are the joint and several obligations of each Reseller, and Administrative Agents, and any Lender may proceed directly against any Reseller, or all Resellers, or any Subsidiary Guarantor, or any Guarantor, or any Collateral, or all of the foregoing, or any one of the foregoing or any combination of the foregoing, without first proceeding against Resellers or any Collateral, or without joining all Persons liable or potentially liable for any portion of the Loan Obligations in one action.  Each Reseller shall be jointly and severally liable as primary obligor and not merely as surety for repayment of all Loan Obligations arising under the Loan Documents.  Such joint and several liability shall apply to each Reseller regardless of whether any Advance was only requested by or on behalf of or made to any other Reseller or the proceeds of any Advance were used only by or on behalf of any other Reseller or any indemnification Obligation or any other Obligation arose only as a result of the action of any other Reseller.  If any Reseller makes a payment in respect of the Loan Obligations hereunder and under the other Loan Documents, such Reseller shall have the rights of contribution described in this Section below against the other Reseller or Resellers; provided that such Reseller shall not exercise its right of contribution until all of the Loan Obligations are fully and indefeasibly paid and satisfied, and the Facility is terminated, and Lenders have no further obligation to extend credit to or for the account of any Reseller; provided, however, that Collateral Agent is hereby granted, for the benefit of Holders of Secured Obligations, a Lien in such right of contribution and may enforce such right during an Existing Default.  It is the intent of each Reseller, Administrative Agents, the Collateral Agent and the Lenders that each Reseller’s maximum obligation to repay the Loan Obligations hereunder and under the other Loan Documents shall not exceed the greater of (i) the amount actually borrowed or received directly or indirectly by such Reseller with respect thereto and (ii) the amount which is $1.00 less than the amount which, if recorded by such Reseller as a liability, would render such Reseller not Solvent.

13.           Administrative Agents, Collateral Agent and Lenders.

13.1           Appointment, Powers, and Immunities.  Each of WFCF and CPC is hereby appointed as an Administrative Agent and WFCF is hereby appointed as Collateral Agent hereunder and under each of the other Loan Documents.  Each Lender hereby irrevocably appoints and authorizes each Administrative Agent, jointly and severally, and the Collateral Agent to act as its agent under this Agreement and the other Loan Documents with such powers and discretion as are specifically delegated to the Administrative Agents and the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  In its capacity, the Administrative Agent is a “representative” of the Holders of Secured Obligations within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code.  Each Administrative Agent (which term as used in this sentence and in Section 14.5 and the first sentence of Section 14.6 hereof shall include its Affiliates and its own and its Affiliates’ officers, directors, employees, representatives, and agents) and the Collateral Agent:  (a) shall not have any duties or responsibilities except those expressly set forth in this Agreement and shall not be a trustee or fiduciary for any Lender; (b) shall not be responsible to the Lenders for any recital, statement, representation, or warranty (whether written or oral) made in or in connection with any Loan Document or any certificate or other document referred to or provided for in, or received by any of them under, any Loan Document, or for the value, validity, effectiveness, genuineness, enforceability, or sufficiency of any Loan Document, or any other document referred to or provided for therein or for any failure by any Reseller, the Parent Guarantor or any Domestic Subsidiary or any other Person to perform any of its obligations thereunder; (c) shall not be responsible for or have any duty to ascertain, inquire into, or verify the performance or observance of any covenants or agreements by any Reseller, the Parent Guarantor or any Domestic Subsidiary or the satisfaction of any condition or to inspect the property (including the books and records) of any Reseller, the Parent Guarantor or any Domestic Subsidiary or Affiliates; (d) unless directed in writing by the Required Lenders, shall not be required to initiate or conduct any litigation or collection proceedings under any Loan Document (other than normal collection procedures from the Lockboxes); and (e) shall not be responsible for any action taken or omitted to be taken by it under or in connection with any Loan Document, except for its own gross negligence or willful misconduct.  Subject to the foregoing and the other provisions of this Article 13, each of the Administrative Agents and the Collateral Agent agree to maintain a standard of care with respect to their respective separate duties hereunder in a manner similar to the maintenance of their own loan facilities. Each Administrative Agent and Collateral Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

13.2           Reliance by Administrative Agents.  The Administrative Agents and the Collateral Agent shall be entitled to rely upon any certification, notice, instrument, writing, or other communication (including, without limitation, any thereof by telephone or telecopy) believed by them to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel for the Resellers, the Parent Guarantor or any Domestic Subsidiary), independent accountants, and other experts selected by the Administrative Agents or the Collateral Agent.  As to any matters not expressly provided for by this Agreement, the Administrative Agents and the Collateral Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding on all of the Lenders; provided, however, that the Administrative Agents and the Collateral Agent shall not be required to take any action that exposes the Administrative Agents or the Collateral Agent to personal liability or that is contrary to any Loan Document or applicable Law or unless they shall first be indemnified to their satisfaction by the Lenders against any and all liability and expense which may be incurred by them by reason of taking any such action.

13.3           Employment of Administrative Agents, Collateral Agents and Counsel.  Administrative Agents and the Collateral Agent may execute any of its duties hereunder by or through employees, agents, and attorneys-in-fact and shall not be liable to any Lender, except with respect to money or securities received by it or such agents or attorneys-in-fact, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  Administrative Agents and the Collateral Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and their duties hereunder and shall not be liable to any Lender for acting or failing to act as advised by such counsel, except where doing so violates an express obligation of Administrative Agents or the Collateral Agent under the Loan Documents.

13.4           Defaults.  The Administrative Agents and the Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default unless the Administrative Agents or the Collateral Agent have received written notice from a Lender or the Resellers specifying such Event of Default and stating that such notice is a “Notice of Default”.  In the event that the Administrative Agents or the Collateral Agent receive such a written notice of the occurrence of an Event of Default, the Administrative Agents or the Collateral Agent shall promptly give notice thereof to the Lenders.  The Administrative Agents shall (subject to Section 13.2 hereof) take such action with respect to such Event of Default as shall be directed by the Required Lenders, provided that, unless and until the Administrative Agents or the Collateral Agent shall have received such directions, the Administrative Agents and the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as they shall deem advisable in the best interest of the Lenders.

13.5           Rights as Lender.  With respect to its Facilities and the Loans made by it, CPC (and any successor acting as an Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as an Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include CPC in its individual capacity as a Lender.  CPC (and any successor acting as Administrative Agent) and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, provide services to, and generally engage in any kind of lending, trust, or other business with any Reseller, the Parent Guarantor or any Domestic Subsidiary or Affiliates or any Guarantor as if it were not acting as an Administrative Agent, and CPC (and any successor acting as an Administrative Agent) and its Affiliates may accept fees and other consideration from any Reseller, the Parent Guarantor or any Domestic Subsidiary or Affiliates or any Guarantor for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

13.6           Indemnification.  The Lenders agree to reimburse and indemnify the Administrative Agents and the Collateral Agent (to the extent not reimbursed under the terms of Section 14.6, but without limiting the obligations of the Resellers under such Section) in accordance with their respective Pro-Rata Shares, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable attorneys’ fees), or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agents or the Collateral Agent (including by any Lender) in any way relating to or arising out of any Loan Document or the transactions contemplated thereby or any action taken or omitted by the Administrative Agents or the Collateral Agent under any Loan Document; provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Person to be indemnified.  Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agents and the Collateral

Agent promptly upon demand for its Pro-Rata Share of any costs or expenses payable by the Resellers to Administrative Agents or the Collateral Agent under this Agreement or the other Loan Documents, to the extent that the Administrative Agents or the Collateral Agent are not promptly reimbursed for such costs and expenses by the Resellers.  If Lenders reimburse Administrative Agents or the Collateral Agent and Administrative Agents or the Collateral Agent subsequently receive reimbursement from the Resellers, Administrative Agents or the Collateral Agent shall promptly remit to the Lenders (without interest) their Pro-Rata Share of such reimbursement received from the Resellers.  The agreements contained in this Section shall survive payment in full of the Loans and all other amounts payable under this Agreement and the termination of the Facilities.  If the Administrative Agents or the Collateral Agent are for any reason compelled to surrender any payment or any proceeds of the Collateral because such payment or the application of such proceeds is for any reason invalidated, declared fraudulent, set aside, or determined to be void or voidable as a preference, an impermissible set-off, or a diversion of trust funds, then this Agreement and the Loan Obligations to which such payment or proceeds was applied or intended to be applied shall be revived as if such application was never made, and to the extent Administrative Agents or the Collateral Agent have been compelled to surrender any such payment or proceeds which have been distributed by Administrative Agents or the Collateral Agent to a Lender and Resellers have not repaid such amounts immediately upon demand by Administrative Agents, such Lender shall be liable to pay to Administrative Agents and the Collateral Agent the amount of any such payments or proceeds so received by such Lender and surrendered by Administrative Agents or the Collateral Agent, and shall indemnify Administrative Agents and the Collateral Agent for and hold Administrative Agents and the Collateral Agent harmless from any loss with respect to payments or proceeds received by such Lender and surrendered by Administrative Agents or the Collateral Agent.

13.7           Notification of Lenders.  Each Lender agrees to use commercially reasonable efforts (but no Lender shall have liability to any other Lender or Administrative Agents for failure to use such commercially reasonable efforts, unless such failure is due to a Lender’s willful misconduct in not using such commercially reasonable efforts), upon becoming actually aware of anything which has or is reasonably likely to have a Material Adverse Effect on the Resellers, the Parent Guarantor or any Domestic Subsidiary, including any Guarantor, to promptly notify Administrative Agents thereof.  Administrative Agents shall promptly deliver to each Lender copies of every written notice, demand, report (including any financial report), or other writing which Administrative Agents give to or receive from Resellers or any Lender, or of which CPC, in its capacity as a Lender otherwise becomes actually aware, and which itself (a) constitutes, or which contains information about, something that has or is reasonably likely to have a Material Adverse Effect on the Resellers, the Parent Guarantor or any Domestic Subsidiary, including any Guarantor, or (b) is otherwise delivered to Administrative Agents by Resellers pursuant to the Loan Documents and is deemed material information by Administrative Agents in their sole discretion.  Any Lender may specifically request certain information regarding the Resellers, the Parent Guarantor or any Domestic Subsidiary which it reasonably believes is in the possession of Administrative Agents.  Administrative Agents and its directors, officers, agents, and employees shall have no liability to any Lender for failure to deliver any such item to such Lender unless the failure constitutes gross negligence or willful misconduct.

13.8           Non-Reliance on Agent and Other Lenders.  Each Lender agrees that it has, independently and without reliance on the Administrative Agents or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Resellers, the Parent Guarantor and the Domestic Subsidiaries, if any, and its own decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agents or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Loan Documents.  Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Administrative Agents hereunder, the Administrative Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, or business of the Resellers, the Parent Guarantor or any Domestic Subsidiaries or Affiliates or any of the Guarantors that may come into the possession of the Administrative Agents or any of their Affiliates.

13.9           Resignation.  The Administrative Agents and Collateral Agent (individually an “Agent” and collectively, the “Agents”) may resign at any time by giving notice thereof to the Lenders and the Borrowing Agent.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor to the applicable resigning Agent(s) with Borrowing Agent’s prior written consent which shall not be unreasonably withheld or delayed; provided, however, that if there is an Existing Default under Sections 12.1(a), (b), (h), (i), or (j) and, solely with respect to a breach of (i) Section 10.1, clause (e) of Section 12.1, and (ii) Section 11.10, clause (d) of Section 12.1, either at the time of resignation or appointment, then Borrowing Agent’s written consent shall not be required.  Effective with such resignation, the resigning Agent shall assign (at Resellers’ sole cost and expense) all Liens in the Collateral, security documents and UCC filings, and do all other things reasonably necessary so as to assign and transfer the Liens in the Collateral (including, all documents effectuating or evidencing such Liens) to any successor Administrative Agent, Administrative Agents or Collateral Agent, as the case may be.  The applicable successor Agent(s) appointed by the Required Lenders shall be a Lender.  If no applicable Agent(s) shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation, then the remaining Administrative Agent, if any, and if none, the remaining retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Agent(s) which shall be a commercial bank or other financial institution organized under the laws of the United States of America or any State thereof having combined capital and surplus of at least $300,000,000.  Upon the acceptance of any appointment as Agent hereunder by a successor, such successor shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.  Should the Administrative Agent that also serves as Collateral Agent and Syndication Agent resign, such Agent shall also be deemed to have resigned as Collateral Agent and Syndication Agent.

13.10           Mergers into Receivables Sellers.  The Resellers may request that the Collateral Agent release its security interest in Receivables originated by any Subsidiary merging into a Receivables Seller.  If the Resellers deliver a written certification to the Collateral Agent certifying that (i) there is no Existing Default, (ii) the applicable Subsidiary (or its successor) has merged (or substantially concurrently therewith is merging) with a Receivables Seller, with a Receivables Seller being the survivor thereof, and (iii) such Receivables, once released from the Collateral Agent’s security interest, will qualify as eligible receivables (subject to the requirements and conditions for qualification contained in the applicable Permitted Receivables Facility Documents) under a Permitted Receivables Facility, then the Collateral Agent shall promptly after its receipt of such written certification release its security interest in such Receivables.  Prior to giving effect to any such release, the Collateral Agent shall be entitled to receive copies of the documentation evidencing any such merger (including documentation certified by the applicable secretary of state or comparable Governmental Authority).  No such release shall occur if there is an Existing Default.

13.11           Restrictions on Actions by Lenders; Sharing of Payments.

(a)           Each of the Lenders agrees that it shall not, without the express written consent of Administrative Agents, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of either Administrative Agent, at any time when there is an Existing Default, set off against the Loan Obligations, any amounts owing by such Lender to Resellers or any deposit accounts of Resellers now or hereafter maintained with such Lender.  Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Administrative Agents, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral securing Secured Obligations under this Agreement.  Nothing contained in this Agreement or any other Loan Document shall impair the right of any Lender to exercise any right of set off or counterclaim it may have against any Reseller and to apply the amount subject to such exercise to the payment of indebtedness of any Reseller unrelated to this Agreement or the other Loan Documents.

(b)           If, at any time after the occurrence of an Event of Default and during the continuance thereof, any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any payments with respect to the Loan Obligations, except for any such proceeds or payments received by such Lender from Administrative Agents pursuant to the terms of this Agreement, or (ii) payments from Administrative Agents in excess of such Lender’s ratable portion of all such distributions by Administrative Agents, such Lender promptly shall (1) turn the same over to Administrative Agents, in kind, and with such endorsements as may be required to negotiate the same to Administrative Agents, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Loan Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Loan Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro-Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

14.           General.

14.1           Lenders’ Right to Cure.  Administrative Agents may (but shall not be obligated to), from time to time, in their absolute discretion, for any Reseller’s accounts and at such Reseller’s expense, pay (or, with the consent of Required Lenders, make a Channel Finance Loan Advance to pay) any amount or do any act required of such Reseller hereunder or requested by Administrative Agents or Required Lenders to preserve, protect, maintain or enforce the Loan Obligations, the Collateral or Collateral Agent’s Liens therein for the benefit of Holders of Secured Obligations, and which such Reseller fails to pay or do after having been provided five days’ written notice of such failure by the Administrative Agents, including payment of any judgment against such Reseller, insurance premiums, Taxes, warehouse charges, finishing or processing charges, landlord’s claims, and any other Lien upon or with respect to the Collateral.  All payments that Administrative Agents make pursuant to this Section and all out-of-pocket costs and expenses that Administrative Agents pay or incur in connection with any action taken by them hereunder shall be a part of the Loan Obligations, the repayment of which shall be secured by the Collateral.  Any payment made or other action taken by Administrative Agents pursuant to this Section shall be without prejudice to any right to assert an Event of Default hereunder and to pursue other available rights and remedies with respect thereto.

14.2           Rights Not Exclusive.  Every right granted to each Administrative Agent, the Collateral Agent and each Lender hereunder or under any other Loan Document or allowed to it at law or in equity shall be deemed cumulative and may be exercised from time to time.

14.3           Survival of Agreements.  All covenants and agreements made herein and in the other Loan Documents shall survive the execution and delivery of this Agreement and other Loan Documents and the making of every Advance.  All agreements, obligations and liabilities of Resellers under this Agreement concerning the payment of money to Administrative Agents and Lenders, including Resellers’ obligations under Sections 14.5 and 14.6, but excluding the obligation to repay the Loans and interest accrued thereon, shall survive the repayment in full of the Loans and interest accrued thereon, whether or not indefeasible and the termination of the Facilities.

14.4           Assignments.

14.4.1           Permitted Assignments.  At any time after the Effective Date, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Facilities and its Loans), provided that the terms of assignment satisfy the following requirements:

14.4.1.1                  Administrative Agents shall have consented to the assignment, which consent shall not be unreasonably withheld or delayed; provided, however, that if the Facilities have been terminated and the Loan Obligations accelerated by the Required Lenders, then Administrative Agents’ consent shall not be required; and provided further, however, an assignment from a Lender to an Affiliate of such Lender shall not require the prior written consent of Administrative Agents, but such Lender shall give prior written notice of such assignment to Administrative Agents and such assignment shall otherwise be subject to all of the terms and provisions of this Section and this Agreement.

14.4.1.2                  If there is no Existing Default under Sections 12.1(a), (b), (h), (i), or (j) and, solely with respect to a breach of (i) Section 10.1, clause (e) of Section 12.1, and (ii) Section 11.10, clause (d) of Section 12.1, and the Facilities have not been terminated, unless such assignment is to a Lender, an Administrative Agent, or any Affiliate of the foregoing, the Borrowing Agent shall have consented to the assignment, which consent shall not be unreasonably withheld or delayed.

14.4.1.3                  The minimum aggregate Facility which shall be assigned (which shall include the applicable portion of the assigning Lender’s Channel Finance Loan Facility (and in the case of CPC, the Interim Channel Finance Loan Facility)) is Fifteen Million Dollars ($15,000,000) or such lesser amount which constitutes such Lender’s entire Facility; provided, however, after giving effect to such an assignment, unless the assigning Lender has assigned all of its Facilities hereunder, the assigning Lender shall retain no less than Ten Million Dollars ($10,000,000) in Facilities hereunder; and provided further, however, that no such minimum shall apply between a Lender and its Affiliates, or between one Lender and another Lender or to an assignment of all of a Lender’s rights and obligations under this Agreement.

14.4.1.4                  The assignee shall have an office located in the United States and is otherwise an Eligible Assignee.

Upon execution, delivery, and acceptance of such Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement.  If the assignee is not incorporated under the laws of the United States of America or a State thereof, it shall deliver to the Resellers and the Administrative Agents certification as to the exemption from deduction or withholding of Taxes in accordance with Section 4.5.

14.4.2           Register; Consequences and Effect of Assignments.

14.4.2.1                  From and after the effective date specified in any Assignment and Acceptance, the assignee shall be deemed and treated as a party to this Agreement and, to the extent that rights and obligations hereunder held by the assignor have been assigned or negotiated to the assignee pursuant to such Assignment and Acceptance, to have the rights and obligations of a Lender hereunder as fully as if such assignee had been named as a Lender in this Agreement, and the assignor shall, to the extent that rights and obligations hereunder have been assigned or negotiated by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its future obligations under this Agreement.

14.4.2.2                  By executing and delivering an Assignment and Acceptance, the assignor thereunder and the assignee confirm to and agree with each other and the other parties hereto substantially as follows:  (i) the assignment made under such Assignment and Acceptance is made without recourse; (ii) such assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Resellers, the Parent Guarantor or any Domestic Subsidiary or Guarantor or the performance or observance by any Reseller, the Parent Guarantor or any Domestic Subsidiary or Guarantor of any of its Loan Obligations; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statement delivered pursuant to Sections 10.1(a) and (b) and such other Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon Administrative Agents, such assignor, or any other Lender, and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes Administrative Agents to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Administrative Agents by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

14.4.2.3                  One of the Administrative Agents shall maintain at its address referred to herein a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Facility of, and principal amount of Loans owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Resellers, the Administrative Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Resellers or any Lender at any reasonable time and from time to time upon reasonable prior notice.  Upon its receipt of an Assignment and Acceptance executed by the parties thereto, the Administrative Agents shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit E hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto and to Resellers.

14.4.3           Administrative Agents to Retain Copies of Assignments and Acceptances.  One of the Administrative Agents shall maintain a copy of each Assignment and Acceptance delivered to and accepted by them.

14.4.4           Notice to Resellers of Assignment.  Upon their receipt of an Assignment and Acceptance executed by an assigning Lender, if Administrative Agents accept the assignment contemplated thereby, Administrative Agents shall give prompt notice thereof to Resellers.

14.4.5           Assignment to Federal Reserve Bank.  Notwithstanding any other provision set forth in this Agreement, any Lender may at any time assign and pledge all or any portion of its Loans to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board and any Operating Circular issued by such Federal Reserve Bank, or any Federal Home Loan Bank.  No such assignment shall release the assigning Lender from its obligations hereunder.

14.4.6           Information.  Subject to Section 14.11, any Lender or Administrative Agents may furnish any information concerning the Resellers, the Parent Guarantor or any of the Domestic Subsidiaries in the possession of such Lender or Administrative Agents, as the case may be, from time to time to assignees, affiliates or participants (including prospective assignees and participants); provided that such assignees, affiliates and participants shall be subject to the confidentiality obligations applicable to Lenders and Administrative Agents hereunder.

14.4.7           Sale of Participations.  Upon the consent of the Administrative Agents, each Lender may sell participations to one or more Persons in all or a portion of its rights and obligations under this Agreement; provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the right of setoff contained in this Agreement, (iv) the amount of the participation shall be in a minimum amount of $3,000,000 or such lesser amount which constitutes such Lender’s entire Facility, and (v) Resellers, the other Lenders and Administrative Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of Resellers relating to its Loans and its funding of Advances and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers that forgive the amount of principal of the Loans).  The sale of any such participations which require the Resellers to file a registration statement with the Securities and Exchange Commission or under the securities Laws of any State shall not be permitted.  Notwithstanding the foregoing, any Lender may sell such participations as it may be required to do under any applicable Law or as otherwise instructed to do so by any Governmental Authority.

14.4.8           Participant Register.

 Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Resellers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Advances, Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments or Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Advance, Channel Finance Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agents (in their capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

14.5           Payment of Expenses.  Resellers agree to pay or reimburse to Administrative Agents and the Collateral Agent all of Administrative Agents’ or Collateral Agent’s reasonable and documented out-of-

pocket costs incurred in connection with the enforcement of Administrative Agents’ and Collateral Agent’s rights and remedies under the Loan Documents after an Event of Default; any amendment of or supplementation to any of the Loan Documents; and any waiver, consent or forbearance with respect to any Event of Default; provided that in the case of attorney’s fees, Resellers shall only be obligated to pay or reimburse the reasonable and documented out-of-pocket costs and expenses of one counsel to the Administrative Agents, the Collateral Agent and the Lenders taken as a whole (and up to one local counsel, taken as a whole, in each applicable jurisdiction), and if a Lender or its counsel determines that it would create actual or potential conflicts of interest to not have individual counsel and informs Resellers of such conflict, one single counsel for all such Lenders subject to the conflict, taken as a whole.  In addition, Resellers shall pay to Administrative Agents, upon receipt of notification from Administrative Agents, Administrative Agents’ customary fees to send or receive electronic transfers of funds.  All costs and fees which Resellers are obligated to pay or reimburse Administrative Agents or the Collateral Agent are Loan Obligations payable to Administrative Agents and the Collateral Agent and are payable on demand (accompanied by reasonable back-up documentation thereof) by Administrative Agents or the Collateral Agent.

14.6           General Indemnity.

14.6.1            Resellers agree to indemnify and hold harmless each Administrative Agent, the Collateral Agent, each Lender and each of their affiliates and their respective officers, directors, employees, attorneys, representatives, agents, and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable attorneys’ fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans (including, without limitation, any payments made by Administrative Agents to any Person (other than Resellers) including, without limitation, any indemnity payments by Administrative Agents thereunder), or the manufacture, storage, transportation, release or disposal of any Hazardous Material on, from, over or affecting any of the Collateral or any of the assets, properties, or operations of any Reseller, the Parent Guarantor or any Domestic Subsidiary or any predecessor in interest, directly or indirectly, except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by a Reseller, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  The Resellers agree not to assert and agrees that it will not direct the Parent Guarantor or any Domestic Subsidiary to assert any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans.  Resellers shall pay, indemnify and hold harmless the Indemnified Parties for, from and against, and shall promptly reimburse the Indemnified Parties for, any and all claims, damages, liabilities, losses, costs and expenses (including reasonable attorneys’ fees and expenses and amounts paid in settlement) incurred, paid or sustained by the Indemnified Parties, arising out of or relating to the enforcement by Administrative Agents or the Collateral Agent of any of their rights with respect thereto.  Resellers covenant and agree to assume liability for and to protect, indemnify and hold harmless the Administrative Agents, the Collateral Agent and each of the Lenders from any and all liabilities, obligations, damages, penalties, claims, causes of action, costs, charges and expenses (including without limitation, attorneys’ fees), which may be incurred by, imposed or asserted against the Administrative Agents, the Collateral Agent or any Lender,

howsoever arising or incurred because of, out of, or in connection with the disbursements of Interim Channel Finance Loan Advances or Channel Finance Loan Advances; provided, however, the liability of the Resellers pursuant to this indemnity shall not extend to any liability, obligation, damage, penalty, claim, cause of action, cost, charge or expense found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  Resellers:  (i) are obligated to pay any Loan Obligation even if any Collateral is defective or fails to conform to any warranties extended by any third party; (ii) shall not assert against Administrative Agents, the Collateral Agent, any Lender or any other Indemnified Party any claim or defense Resellers have against any third party; and (iii) shall indemnify and hold Administrative Agents, the Collateral Agent, any Lender and any other Indemnified Party harmless against all claims and defenses asserted by any buyer of the Channel Financed Inventory relating to the condition of, or any representations regarding, any of the Channel Financed Inventory.  Resellers irrevocably waive all rights of offset and counterclaims it may have against Administrative Agents, the Collateral Agent or any Lender except counterclaims arising in the case of Administrative Agents’, the Collateral Agent’s or any Lender’s willful misconduct or gross negligence; provided, however, that in no event shall any Reseller be required to indemnify such Indemnified Parties for more than one counsel to the Administrative Agent (and up to one local counsel in each applicable jurisdiction and regulatory counsel) and one counsel for all of the other Lenders (and up to one local counsel in each applicable jurisdiction and regulatory counsel), unless a Lender or its counsel determines that it would create actual or  potential conflict of interest to not have individual counsel, in which case each Lender may have its own counsel which shall be reimbursed in accordance with the foregoing.

14.6.2            The obligations of Resellers under this Section 14.6 shall survive the termination of the Facilities, the indefeasible full payment and satisfaction of all of the Loan Obligations, and the release of the Collateral.  All amounts, obligations and liabilities referred to in Section 14.6.1 shall be deemed to be a part of the Loan Obligations and shall be paid to Administrative Agents on demand.  To the extent that any of the indemnities required from Resellers under this Section are unenforceable because they violate any Law or public policy, Resellers shall pay the maximum amount which it is permitted to pay under applicable Law.

14.7           Changes in Accounting Principles.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Parent Guarantor notifies the Administrative Agents that the Parent Guarantor requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agents notify the Parent Guarantor that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

14.8           Loan Records.  The date and amount of all Advances to Resellers and payments of amounts due from Resellers under the Loan Documents will be recorded in the records that Administrative Agents normally maintain for such types of transactions.  The failure to record, or any error in recording, any of the foregoing shall not, however, affect the obligation of Resellers to repay the Loans and other amounts payable under the Loan Documents.  Resellers shall have the burden of proving that such records are not correct.  Resellers agree that Administrative Agents’ and any Lender’s books and records showing the Loan Obligations and the transactions pursuant to this Agreement shall be admissible in any action or proceeding arising therefrom, and shall constitute prima facie proof thereof (absent manifest error), irrespective of whether any Loan Obligation is also evidenced by a promissory note or other instrument.  Any statement sent by Administrative Agents or a Lender to a Reseller, the Parent Guarantor or a

Domestic Subsidiary shall be deemed correct, accurate and binding on the Resellers and an account stated (except for reversals and reapplications of payments as provided in Section 6.5 and corrections of errors discovered by Administrative Agents or a Lender) (absent manifest error), unless Resellers notify Administrative Agents in writing to the contrary within 60 days after such statement is rendered.  In the event a timely written notice of objections is given by Resellers, only the items to which exception is expressly made will be considered to be disputed by Resellers

14.9           Other Security and Guaranties.  Administrative Agents or any Lender may, without notice or demand and without affecting Resellers’ obligations hereunder, from time to time, for the benefit of the other Lenders and Administrative Agents (based upon each Lender’s Pro-Rata Share):  (a) take from any Person and hold collateral (other than the Collateral) for the payment of all or any part of the Loan Obligations and exchange, enforce and release such collateral or any part thereof; and (b) accept and hold any endorsement or Guarantee of payment of all or any part of the Loan Obligations and release or substitute any such endorser or Guarantor, or any Person who has given any Lien in any other collateral as security for the payment of all or any part of the Loan Obligations, or any other Person in any way obligated to pay all or any part of the Loan Obligations.

14.10           Loan Obligations Payable in Dollars.  All Loan Obligations shall be payable only in Dollars.

14.11           Confidentiality.  Administrative Agents may obtain from any Vendor any credit, financial or other information regarding Resellers that such Vendor may from time to time possess.  Each Administrative Agent, the Collateral Agent and each Lender agrees that it will not disclose to third Persons any information that it obtains about a Reseller, the Parent Guarantor or a Domestic Subsidiary or their operations or finances that constitutes non-public information.  Each Administrative Agent and any Lender may, however, disclose such information to their Affiliates, to each other, to each other’s Affiliates, and to all of the officers, attorneys, auditors, accountants, bank examiners, agents and representatives of the foregoing who have a need to know such information in connection with the administration, interpretation or enforcement of the Loan Documents or the lending and collection activity contemplated therein or to the extent required by Law or a Governmental Authority (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential and in the case of any disclosure to the to the extent required by Law or a Governmental Authority, such Administrative Agent or such Lender, as applicable, agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform the Parent Guarantor promptly thereof prior to disclosure).  Each Administrative Agent or any Lender may also disclose such information in any documents that it files in any legal proceeding or otherwise to pursue, enforce or preserve its rights under the Loan Documents.  Each Administrative Agent may also disclose credit, financial, or other information on Resellers in such Administrative Agent’s possession to the Lenders, Vendors and potential Vendors, or any Persons liable for the Loan Obligations; provided, however, each Administrative Agent will use its commercially reasonably efforts not to provide copies of Parent Guarantor’s financial statements to any such Vendors or potential Vendors without Borrowing Agent’s prior written consent, although in the event an Administrative Agent does provide copies of Parent Guarantor’s financial statements to any such Vendors or potential Vendors, it shall have no liability for such disclosure.  Administrative Agents’ and Lenders’ nondisclosure obligation shall not apply to any information that (i) is disclosed to an Administrative Agent or any Lender by a third Person not affiliated with or employed by a Reseller who does not, to such Administrative Agent’s or such Lender’s knowledge, have a commensurate duty of nondisclosure, or (ii) is or becomes publicly known other than as a result of disclosure by an Administrative Agent or a Lender.

14.12           Reserved.

14.13           Jury Trial Waiver; Service of Process; Forum.

14.13.1                      Jury Trial Waiver.  ANY LEGAL PROCEEDING WITH RESPECT TO ANY DISPUTE (1) ARISING UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, or (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM IN RESPECT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER OR NOT SOUNDING IN CONTRACT OR TORT OR OTHERWISE, WILL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE WITHOUT A JURY.  EACH RESELLER, EACH ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND EACH LENDER WAIVE ANY RIGHT TO A JURY TRIAL IN ANY SUCH PROCEEDING.  EACH RESELLER, EACH ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND EACH LENDER FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT EITHER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

14.13.2                      Choice of Forum.  Subject only to the exception in the next sentence, Resellers, Administrative Agents, Collateral Agent and each Lender hereby agree to the non-exclusive jurisdiction of any local, state or federal court located within the borough of Manhattan, New York, and waives any objection based on venue or forum non conveniens with respect to any action instituted therein, and agrees that any dispute concerning the relationship between Administrative Agents, Collateral Agent, Lenders, and Resellers or the conduct of any of them in connection with this Agreement or otherwise shall be heard only in the courts described above.  Notwithstanding the foregoing:  (1) Administrative Agents or any Lender shall have the right to bring any action or proceeding against a Reseller or its property in any courts of any other jurisdiction Administrative Agents or any Lender deem necessary or appropriate in order to realize on the Collateral, real estate or other security for the Loan Obligations, and (2) each party hereto acknowledges that any appeals from the courts described in the immediately preceding sentence may have to be heard by a court located outside those jurisdictions.

14.13.3                      Service of Process.  Each Reseller, each Administrative Agent, the Collateral Agent and each Lender hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to such party at its address set forth on the signature pages hereof, and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mail.  Nothing in this Section shall affect the right of Administrative Agents or any Lender to serve legal process in any other manner permitted by Law.

15.           Portal.  CPC, as an Administrative Agent, may, from time to time at its sole option, permit Resellers to access and use one or more internet web sites (the “Portal”) to obtain items or information and take other actions in connection with this Agreement, subject to the following:

A.           Resellers shall access and use the Portal solely through duly authorized employees of a Reseller to whom CPC has issued a user name and password (an “Authorized Employee”);

B.           submission of a user name and password to access and use the Portal, constitutes Resellers’, and the applicable Authorized Employee’s, representation that the person submitting such user name and password is the specific person identified by such user name and password and that such person is, at the time of such access and use, a Reseller’s employee duly authorized to act for and on behalf of a Reseller; and

C.           CPC, as an Administrative Agent, may, from time to time at its sole option and without notice or liability:

1.           amend the terms for use of the Portal by posting amended terms on the Portal (and such amended terms shall automatically be effective upon posting), and

2.           suspend or revoke a Reseller’s and/or an Authorized Employee’s access to, and use of the Portal and/or modify, update or discontinue all or any portion of the Portal.

16.           Reserved.

17.           Miscellaneous.

17.1           Notices.  All notices, consents, requests and demands to or upon the respective parties hereto shall be in writing, and shall be deemed to have been given or made when delivered in person to those Persons listed on the signature pages hereof or four (4) days after the date when deposited in the United States mail, postage prepaid, or, in the case of the overnight courier services, one Business Day after delivery to the overnight courier service, or in the case of notice by electronic or facsimile transmission, when sent, verification received, in each case addressed as set forth on the signature pages hereof, or to such other address as either party may designate by notice to the other in accordance with the terms of this Section.  No notice given to or demand made on any Reseller by Administrative Agents or any Lender in any instance shall entitle any Reseller to notice or demand in any other instance.

17.2           Amendments and Modifications; Waivers and Consents; All Lenders.  Unless otherwise provided herein, no amendment to or modification of any provision of this Agreement, or of any of the other Loan Documents shall be effective unless it is in writing and signed by authorized officers of Resellers and Required Lenders (or Administrative Agents with the consent of the Required Lenders).  Unless otherwise provided herein, no waiver of, or consent to any departure by a Reseller from, the requirements of any provision of this Agreement or any of the other Loan Documents shall be effective unless it is in writing and signed by authorized officers or representatives of Required Lenders (or Administrative Agents with the consent of the Required Lenders).  Any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

The foregoing notwithstanding, no such amendment, modification or consent shall, unless signed by authorized officers of Resellers (or the manager of the applicable Reseller) and authorized officers or representatives of all Lenders directly and adversely affected thereby:

(a)           reduce or forgive the repayment of principal of any Advance due to such Lender,

(b)           postpone or delay the Termination Date of such Lender’s Loans,

(c)           change the percentage referred to in the definition of Required Lenders herein,

(d)           release a Reseller from its obligations under the Loan Documents (except as a result of a transaction permitted by Section 11.3),

(e)           change any provisions of this Agreement requiring ratable distributions to Lenders,

(f)           reduce the interest rate payable to  Lenders (other than CPC) for Channel Finance Loan Advances under Section 4.4 without the consent of such Lender,

(g)           exchange, waive, or release the Liens in all or substantially all of the Collateral (except as expressly permitted hereby), or

(h)           change the provisions of Section 6.7;

provided, however that no amendment to this Section 17.2 shall be effective, unless signed by authorized officers of Resellers (or the manager of the applicable Reseller) and authorized officers or representatives of all Lenders; and provided further, however, that to the extent not permitted by Section 11.3, Administrative Agents and the Collateral Agent may, in their absolute discretion and without the consent of any Lender or any Reseller, the Parent Guarantor or any Domestic Subsidiary or any Guarantor, permit a Reseller or such other applicable Person to exchange, waive or release the Liens in any of the Collateral so long as the fair market value of the Collateral which is exchanged or for which the Liens are waived or released does not exceed $50,000 in each instance and $100,000 in the aggregate per calendar year.  In addition, the Dollar amount of the Channel Finance Loan Facility of any Lender may not be increased without the consent of such Lender and the Administrative Agents; and if the aggregate amount of any Facility is increased, then only the consent of the Lenders participating in any such increase, the Administrative Agents and the Resellers shall be required.  No notice to or demand on a Reseller in any instance shall entitle such Reseller to any other or further notice or demand in another similar or different instance.  No failure by Administrative Agents, the Collateral Agent or any Lender to exercise, and no delay by Administrative Agents, the Collateral Agent or any Lender in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Administrative Agents or any Lender of any right, remedy, power or privilege hereunder preclude any other exercise thereof, or the exercise of any other right, remedy, power or privilege existing under any Law or otherwise.

17.3           Replacement of Lenders.

(a)           If any action to be taken by the Lenders, Administrative Agents or Collateral Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders or the consent of all Lenders directly and adversely affected thereby, and a Lender disapproves of the action or fails to give its consent, authorization, or agreement (such Lender, a “Non-Consenting Lender”), or (ii) if any Lender requests a payment pursuant to Section 4.5 or 4.7 herein (such Lender, together with any Non-Consenting Lender, a “Holdout Lender”), then the Borrowing Agent, upon at least one (1) Business Day’s prior notice to the Holdout Lender, may replace the Holdout Lender with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder.  Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b)           Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Loan Obligations without any premium or penalty of any kind whatsoever.  If the Holdout Lender shall refuse or fail to execute and deliver any such

Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Holdout Lender shall be made in accordance with the terms of Section 14.4.  Until such time as the Replacement Lenders shall have acquired all of the Loan Obligations, the commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro-Rata Share of Advances.  Upon replacement of a Holdout Lender with a Replacement Lender, the Replacement Lender shall assume and be bound by the terms and conditions of this Agreement and the other Loan Documents.

17.4           Course of Dealing.  Acceptance of or acquiescence in a course of performance or course of dealing rendered or taken under or with respect to this Agreement or the other Loan Documents will not be relevant in any respect to determine the meaning of this Agreement or the other Loan Documents, or the obligations or liabilities of the parties hereto under this Agreement or the other Loan Documents, even though the accepting or acquiescing party had knowledge of the nature of the performance and opportunity for objection.

17.5           Rights Cumulative.  Each of the rights and remedies of Administrative Agents and Lenders under this Agreement shall be in addition to all of their other rights and remedies under applicable Law, and nothing in this Agreement shall be construed as limiting any such rights or remedies.

17.6           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Resellers may not assign, delegate or transfer any of its rights or obligations under this Agreement without the prior written consent of Administrative Agents and each Lender.  With respect to a Reseller’s successors and assigns, such successors and assigns shall include any receiver, trustee or debtor-in-possession of or for such Reseller.

17.7           Severability.  Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or lack of authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction unless the ineffectiveness of such provision would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

17.8           Counterparts.  This Agreement may be executed by the parties hereto on any number of separate counterparts, and all such counterparts taken together shall constitute one and the same instrument.  It shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart signed by the party to be charged.

17.9           Governing Law; No Third Party Rights.  This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed and interpreted in accordance with the Laws of the State of New York.  This Agreement is solely for the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement.

17.10           Counterpart Facsimile Execution.  For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or other electronic image scan transmission (e.g., “pdf” or “tif” via e-mail) is to be treated as an original document.  The signature of any Person thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document.

17.11           No Other Agreements.  There are no other agreements (other than the Loan Documents) between Administrative Agents, the Collateral Agent, Lenders, and Resellers, oral or written, concerning the subject matter of the Loan Documents, and all prior agreements concerning the same subject matter, including any proposal or commitment letter or term sheets, are merged into the Loan Documents and thereby extinguished.

17.12           Waiver of Right to Seek Punitive and Exemplary Damages.  Each Reseller, each Administrative Agent, the Collateral Agent and each Lender hereby irrevocably waives forever any right to obtain or claim for punitive or exemplary damages from any other party to this Agreement.

17.13           Negotiated Transaction.  Each Reseller, each Administrative Agent, the Collateral Agent and each Lender represent each to the others that in the negotiation and drafting of this Agreement and the other Loan Documents they have been represented by and have relied upon the advice of counsel of their choice.  Resellers, the Collateral Agent and Administrative Agents affirm that their counsel have both had substantial roles in the drafting and negotiation of this Agreement and each Lender affirms that its counsel has participated in the drafting and negotiation of this Agreement; therefore, this Agreement will be deemed drafted by Resellers, Administrative Agents, the Collateral Agent and Lenders, and the rule of construction to the effect that any ambiguities are to be resolved against the drafter will not be employed in the interpretation of this Agreement.

17.14           Incorporation By Reference.  All of the terms of the other Loan Documents are incorporated in and made a part of this Agreement by this reference.

17.15           Customer Identification - USA Patriot Act Notice.  Each Administrative Agent and each Lender hereby notifies the Resellers and each Guarantor that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (as amended from time to time (including any successor statute) and together with all rules promulgated thereunder, collectively, the “Act”), it is required to obtain, verify and record information that identifies the Resellers and any Guarantor, which information includes the name and address of any Reseller and any Guarantor and other information that will allow Administrative Agents and each Lender to identify each Reseller and each Guarantor in accordance with the Act.

17.16           No Novation; References to this Agreement in Loan Documents.

(a)           It is the express intent of the parties hereto that this Agreement (i) shall re-evidence the Resellers’ indebtedness under the Existing Credit Agreement, (ii) is entered into in substitution for, and except as provided in Section 7.1 hereof, not in payment of, the obligations of the Resellers under the Existing Credit Agreement, and (iii) is in no way intended to constitute a novation of any of the Resellers’ indebtedness which was evidenced by the Existing Credit Agreement or any of the other Loan Documents. Subject to Section 7.1 hereof, Loans made and Secured Obligations incurred under the Existing Credit Agreement which are outstanding on the Effective Date and not immediately repaid  in connection with the reallocations described below shall continue, after giving effect to the reallocations described below, as Loans and Secured Obligations under (and shall be governed by the terms of) this Agreement. Without limiting the foregoing, upon the effectiveness hereof: the Administrative Agents shall make such reallocations of each Lender’s “Commitment” under the Existing Credit Agreement as necessary in order that such Lender’s Commitment hereunder reflects such Lender’s pro rata share of the Loans.

(b)           Upon the effectiveness of this Agreement, on and after the date hereof, each reference in any other Loan Document to the Existing Credit Agreement (including any reference therein to “the

Credit Agreement,” “thereunder,” “thereof,” “therein” or words of like import referring thereto) shall mean and be a reference to this Agreement.

{remainder of page intentionally left blank; signature pages follow}

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by appropriate duly authorized officers as of the Effective Date.

CASTLE PINES CAPITAL LLC,
as Administrative Agent and a Lender

WELLS FARGO CAPITAL FINANCE, LLC
as Administrative Agent and Collateral Agent

By:       /s/ John Hanley
           Name:  John Hanley
Title:  Senior Vice President

Applicable Lending Office/Notice Address – Administrative Agents:

c/o Castle Pines Capital LLC,
116 Inverness Drive East, Suite 375
Englewood, CO  80112
Attn:  Mr. John Hanley
FAX # (303) 209-1906
TEL # (303) 209-1941

Signature Page to
Second Amended and Restated Syndicated Credit Agreement

BRANCH BANKING AND TRUST COMPANY,
as a Lender

By:       /s/  Kelley Rumps
Name:  Kelley Rumps
Title:     Senior Vice President

Notice Address for Lender:

Robert Besser
1880 Century Partk, Ste. 400
Los Angeles, CA  90067

Signature Page to
Second Amended and Restated Syndicated Credit Agreement

BANK OF AMERICA, N.A.,
as a Lender

By:       /s/ Kenneth J. Tebelman
Name:  Kenneth J. Tebelman
Title:    Vice President

Notice Address for Lender:

Kenneth J. Tebelman
Vice President
201 E. Washington Str, 22nd Flor
Phoenix, AZ 85004

Phone: 602-523-2034
Fax: 415-796-5654

Signature Page to
Second Amended and Restated Syndicated Credit Agreement

ZB, N.A. dba National Bank of Arizona

as a Lender

By:       /s/ Sabina Aaronson
Name:  Sabina Aaronson
Title:    Vice President

Notice Address for Lender:

Sabina Anthony
Vice President
6001 North 24th Street
Phoenix, AZ 85016
Phone: 602-212-6433
Fax:: 602-351-3833

With a copy to:

[_________________________]
One South Main Street
 11th Floor
Salt Lake City, UT 84133
Attn: Kami Peterson, Vice President
Phone: 801-229-8817
Fax: 801-844-5946

Signature Page to
Second Amended and Restated Syndicated Credit Agreement

BANK OF THE WEST,
as a Lender

By:      /s/ Kevin Gillette
Name:  Kevin Gillette
Title:    CBG Market Manager, Director

Notice Address for Lender:

Kevin Gillette
CBG Market Manager, Director
7272 East Indian Road
Scottsdale, AZ  85251
Phone: 480-425-4412

Signature Page to
Second Amended and Restated Syndicated Credit Agreement

BOKF, NA dba Bank of Arizona,
as a Lender

By:       /s/ James Wessel
Name:  James Wessel
Title:    Senior Vice President

Notice Address for Lender:

Christine A. Nowaczyk
Senior Vice President
16767 N. Perimeter Drive
Suite 200
Scottsdale, AZ 85260
Phone: 602-808-5332
Fax: 602-808-5377

With a copy to:

Kim Schnoebelen
Assistant Vice President
16767 N. Perimeter Dr
Suite 200
Scottsdale, AZ
Phone: 602-808-5343
Fax: 602-808-5377

Signature Page to
Second Amended and Restated Syndicated Credit Agreement

COMERICA BANK,
as a Lender

By:       /s/ Liz V. Gonzalez
Name:  Liz V. Gonzalez
Title:    Assistant Vice President

Notice Address for Lender:

Fatima Arshad
Vice President
611 Anton Boulevard, 4th Floor
Costa Mesa, CA 92626
Phone: 303-357-6112
Fax: 714-433-3234

With a copy to:

Douglas M. Kilbourne, Esq.
150 West Jefferson, Suite 2500
Detroit, MI 48226
Phone: 313-496-7642
Fax: 313-496-8451

Signature Page to
Second Amended and Restated Syndicated Credit Agreement

CALENCE, LLC, as a Reseller
By:  Insight Direct USA, Inc., its Manager

By:        /s/ Lynn Willden
Name:  Lynn Willden
Title:    Treasurer

INSIGHT DIRECT USA, INC., as a Reseller

By:       /s/ Lynn Willden
Name:  Lynn Willden
Title:    Treasurer

INSIGHT PUBLIC SECTOR, INC., as a Reseller

By:       /s/ Lynn Willden
Name:  Lynn Willden
Title:    Treasurer

Notice Address for Borrowing Agent:

INSIGHT DIRECT USA, INC.

c/o Insight Enterprises, Inc.
6820 South Harl Avenue
Tempe, Arizona 85283
Attn: Glynis Bryan
Phone: (480) 333-3390
Fax: (480) 760-8894

With a copy to:

6820 South Harl Avenue
Tempe, Arizona 85283
Attn: General Counsel
Phone: (480) 333-3049
Fax: (480) 760-8341

Signature Page to
Second Amended and Restated Syndicated Credit Agreement

EXHIBIT A

LENDERS’ FACILITIES AND PRO-RATA SHARES

CHANNEL FINANCE LOAN FACILITY

LENDER	CHANNEL FINANCE LOAN FACILITY	PRO-RATA SHARE
Castle Pines Capital LLC	$193,500,000	59.54%
Branch Banking And Trust Company	$17,000,000	5.23%
Bank of America, N.A.	$35,000,000	10.77%
ZB, N.A. dba National Bank of Arizona	$25,000,000	7.69%
Bank of the West	$22,500,000	6.92%
BOKF, dba Bank of Arizona	$17,000,000	5.23%
Comerica Bank	$15,000,000	4.62%
Total	$325,000,000	100.00%

A-1

EXHIBIT B

DEFINITIONS

As used in this Agreement, each of the following capitalized terms means:

ACCORDION INCREASE – is defined in Section 3.3(a).

ACCORDION maximum amount – is defined in Section 3.3(a).

Account – as to any Person, means the right of such Person to payment for goods sold or leased or for services rendered by such Person.

Account Debtor – means the obligor on any Account.

Acquired Entity – means the assets or Person acquired in connection with a Permitted Acquisition or other investment permitted under Section 11.4.

Adjusted LIBOR Rate – means an interest rate per annum equal to (a) the LIBOR Rate for a one-month period multiplied by (b) the Statutory Reserve Rate.

Administrative Agents – means each of Wells Fargo Capital Finance, LLC, a Delaware limited liability company, and Castle Pines Capital LLC, a Delaware limited liability company, in its respective capacity as an Administrative Agent under this Agreement, and each of their respective successors and assigns in such capacity.

Administrative Agent Deficiency Amount – is defined in Section 4.4.

Advance – means the principal amount of the obligations for which Resellers are liable to Lenders under this Agreement, which may arise from sums Lenders have loaned or advanced or assumed or committed to loan or advance or assume (after issuance of a Transaction Statement) to or on behalf of Resellers pursuant to this Agreement.

Advance Date – means the date on which an Advance is made pursuant to this Agreement.

Affiliate – means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

Agents – is defined in Section 13.9.

Aggregate Channel Finance Loans – means the outstanding principal balance of all Channel Finance Loan Advances.

Aggregate Channel Finance Loan Facility – means the aggregate line of credit made available by the Lenders as stated in Section 3.1.1 as increased by the Accordion Increase, to fund Channel Finance Loan Advances.

Aggregate Channel Finance Loan Facility Limit – means Three Hundred Twenty-Five Million Dollars ($325,000,000), as may be reduced pursuant to the terms of Section 3.2.2 of this Agreement or increased pursuant to Section 3.3 of this Agreement.

Agreement and this Agreement – means this Second Amended and Restated Credit Agreement (including each exhibit or schedule hereto, whether or not physically attached to this document).

Applicable Lending Office – for each Administrative Agent and each Lender and for each Loan, means the “Applicable Lending Office” of such Administrative Agent or such Lender (or of an affiliate of such Lender) designated for such Loan on the signature pages hereof or such other office of such Lender (or an affiliate of such Administrative Agent or such Lender) as such Administrative Agent or such Lender may from time to time specify to the Administrative Agents (in the case of another Lender) and the Resellers by written notice in accordance with the terms hereof as the office by which its Loans are to be made and maintained.

Applicable Rate -- means, for any day, with respect to any Adjusted LIBOR Loan as the case may be, the applicable rate per annum set forth below under the caption “Adjusted LIBOR Spread”, based upon the Total Leverage Ratio as reflected in the then most recently delivered quarterly or annual financials as required under Section 10.1:

Pricing Level:	Total Leverage Ratio:	Adjusted LIBOR Spread:

Level I	Less than 1.00 to 1.00	1.25%

Level II	Equal to or greater than 1.00 to 1.00 but less than 1.50 to 1.00	1.50%

Level III	Equal to or greater than 1.50 to 1.00 but less than 2.00 to 1.00	1.75%

Level IV	Equal to or greater than 2.00 to 1.00 but less than 2.50 to 1.00	2.00%

Level V	Equal to or greater than 2.50 to 1.00	2.25%

Notwithstanding the foregoing, during the period beginning on the Effective Date and ending on the date of delivery of the applicable financials for the fiscal quarter of the Parent Guarantor ending June 30, 2016, the Applicable Rate shall be based on Pricing Level I, and thereafter, the Applicable Rate shall be determined in accordance with the preceding table and provisions.

Approval – means CPC’s approval to finance particular Inventory for Resellers which is evidenced by CPC’s issuing a financing approval number to the Vendor of such Inventory.  “Approval” also means (i) any open-to-buy authorization given by CPC to a Vendor, pursuant to which CPC may authorize such Vendor to assume CPC’s approval to finance inventory until CPC affirmatively withdraws such authorization, and (ii) any Approval for which CPC has not made an Interim Channel Finance Loan Advance or the Lenders have not made a Channel Finance Loan Advance as a result of CPC’s not receiving the invoice from the Vendor for the Inventory which is subject to the Approval.

Approved Vendor – is defined in Section 3.1.5.

Assignment And Acceptance – means an Assignment and Acceptance in the form attached hereto as Exhibit E.

Attributable Debt in respect of a Sale and Leaseback Transaction that is a Capitalized Lease Obligation means, at any date of determination, the amount of Indebtedness represented thereby according to the definition of “Capitalized Lease Obligation.”

Attributable Receivables Indebtedness at any time means the principal amount of Indebtedness which (a) if a Permitted Receivables Facility is structured as a secured lending agreement, constitutes the principal amount of such Indebtedness or (b) if a Permitted Receivables Facility is structured as a purchase agreement, would be outstanding at such time under the Permitted Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement.

Authorized Employee – is defined in Section 15.

Average Daily Balance – is defined in Section 5.5.3.

Bankruptcy Code – means Title 11 of the United States Code, as amended or replaced from time to time.

Bankruptcy Event –means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such  ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

Board - means the Board of Governors of the Federal Reserve System of the United States of America.

Borrowing Agent – is defined in Section 2.8.

Business Day – means a day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the Laws of either the United States or the State of Colorado.

Calence – means Calence, LLC, a Delaware limited liability company.

Capital Expenditures – means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Parent Guarantor and its Subsidiaries prepared in accordance with GAAP, excluding (i) expenditures of insurance proceeds to rebuild or replace any asset after a casualty loss and (ii) leasehold improvement expenditures for which the Parent Guarantor or a Subsidiary is reimbursed promptly by the lessor.

Capitalized Lease – of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

Capitalized Lease Obligations – of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

Cash Pooling Arrangements means cash pooling arrangements maintained by the Foreign Subsidiaries of the Parent Guarantor in the ordinary course of business in order to manage currency fluctuations and overdrafts among deposit accounts of such Subsidiaries.

Change of Control – means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent Guarantor; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent Guarantor by Persons who were neither (i) (x) nominated by the board of directors of the Parent Guarantor, (y) appointed by the board of directors of the Parent Guarantor or (z) approved by the board of directors of the Parent Guarantor for consideration by the shareholders for election nor (ii) appointed by directors so nominated, appointed or approved.

Channel Financed Inventory – means a Reseller’s Inventory which has been originally financed under the terms of this Agreement from Approved Vendors in which Collateral Agent has a first priority, perfected Lien (subject to no other Lien, other than Permitted Encumbrances) that is unsold and not leased by such Reseller and is in such Reseller’s possession and control as of the date of determination, excluding any Inventory reported by such Reseller as demonstration items or Inventory that is obsolete or otherwise unmerchantable.

Channel Finance Loan – means any Lender’s Pro-Rata Share of the Aggregate Channel Finance Loans.

Channel Finance Loan Advance – means an Advance by Lenders under the Aggregate Channel Finance Loan Facility.

Channel Finance Loan Facility – means the line of credit made available by each Lender as stated in Section 3.1.1 to fund Channel Finance Loan Advances.

Code -- means the Internal Revenue Code of 1986, as amended from time to time.

Collateral – means any and all property owned, leased or operated by a Loan Party covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a Lien in favor of the Collateral Agent, on behalf of the Holders of Secured Obligations, to secure the Secured Obligations.

Collateral Agent – means Wells Fargo Capital Finance, LLC, a Delaware limited liability company, in its capacity as Collateral Agent under this Agreement, and each of its successors and assigns in such capacity.

Collateral Documents – means the Security Agreements, the Pledge Agreements, the Intellectual Property Security Agreements, and all other security agreements, mortgages, deeds of trust, pledges, assignments, financing statements and all other written matter whether now or hereafter executed by any Loan Party that are intended to create or evidence Liens on the assets of any Loan Party to secure the Secured Obligations.

Collection Account – means that certain bank account designated by the Administrative Agents, information for which has been separately provided to Resellers or such other bank account as the Administrative Agents may from time to time specify to Resellers by written notice in accordance with the terms hereof.

Commitment – means, with respect to each Lender, the commitment of such Lender to make Channel Finance Loans and to acquire participations in Interim Channel Finance Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Channel Finance Loan Facility exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 3.2, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 14.4.  The initial amount of each Lender’s Commitment is set forth on Exhibit A, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.  The aggregate amount of the Commitments on the Effective Date is $325,000,000.

Compliance Certificate – means a certificate of a Financial Officer of the Parent Guarantor substantially in the form of Exhibit D.

Consolidated Capital Expenditures – means, with reference to any period, the Capital Expenditures of the Parent Guarantor and its Subsidiaries calculated on a consolidated basis for such period.

Consolidated EBITDA – means, for any Test Period, the sum of (a) Consolidated Net Income for such Test Period plus (b) to the extent deducted in determining Consolidated Net Income for such Test Period, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) any extraordinary non-cash or nonrecurring non-cash charges or losses incurred other than in the ordinary course of business, (vi) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards, (vii) any cash expenses or charges related to any issuance of Equity Interests, Permitted Acquisition or other acquisition, disposition, recapitalization or the incurrence, prepayment, amendment, modification, restructuring or refinancing of Indebtedness, in each case, (x) solely to the extent such transaction is not prohibited by this Agreement and (y) whether or not such transaction is consummated, in an aggregate amount not to exceed $15,000,000 during any Test Period, (viii) cash costs, expenses and fees incurred in connection with the Transactions and (ix) cash restructuring charges (including in connection with headcount reductions, costs related to the closure, consolidation and integration of facilities, IT infrastructure and legal entities, severance costs and retention bonuses) in an amount, when aggregated with the amount of any increase to Consolidated EBITDA pursuant to clause (y) of the last sentence of the definition of “Pro Forma Basis,” not to exceed 10% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any increase pursuant to this clause (ix) or clause (y) of the last sentence of the definition of “Pro Forma Basis”) minus (c)(i) to the extent included in Consolidated Net Income for such Test Period, any extraordinary non-cash or nonrecurring non-cash gains realized other than in the ordinary course of business and (ii) the amount of any subsequent cash payments in respect of any non-cash charges described in the preceding clause (b)(vi), all calculated for the Parent Guarantor and its Subsidiaries on a consolidated basis.

Consolidated Funded Indebtedness – means, at any time, the sum (without duplication) of (i) the aggregate principal amount of Consolidated Indebtedness owing by the Parent Guarantor and its Subsidiaries which has actually been funded and is outstanding at such time, whether or not such amount is due or payable at such time, plus (ii) the aggregate stated or face amount of all letters of credit at such time for which any of the Parent Guarantor and its Subsidiaries is the account party (unless cash collateralized with cash and/or cash equivalents in a manner permitted hereunder) plus (iii) the aggregate amount of Capitalized Lease Obligations owing by the Parent Guarantor and its Subsidiaries (it being understood that Consolidated Funded Indebtedness shall not include amounts outstanding under this

Agreement, any Vendor Trade Program or any Contract Payment Sale Indebtedness, in each case, so long as such amounts are not bearing interest payable by a Loan Party).

Consolidated Indebtedness – means, at any time, the Indebtedness of the Parent Guarantor and its Subsidiaries calculated on a consolidated basis as of such time.

Consolidated Interest Expense – means, with reference to any period, the interest expense of the Parent Guarantor and its Subsidiaries calculated on a consolidated basis for such period, including, without limitation, yield or any other financing costs resembling interest which are payable under any Permitted Receivables Facility.

Consolidated Net Income – means, with reference to any period, the net income (or loss) of the Parent Guarantor and its Subsidiaries calculated on a consolidated basis for such period.

Consolidated Rentals – means, with reference to any period, the Rentals of the Parent Guarantor and its Subsidiaries calculated on a consolidated basis for such period.

Contract Payment –has the meaning set forth in the definition of “Contract Payment Sale”.

Contract Payment Purchaser– has the meaning set forth in the definition of “Contract Payment Sale”.

Contract Payment Sale –means a transaction in which a Loan Party enters into a lease, managed services arrangement or software licensing agreement with a U.S. state or federal Governmental Authority or other Person pursuant to which (i) such Loan Party will lease certain equipment, provide certain managed services or license certain software to such Governmental Authority or other Person, (ii) such Governmental Authority or other Person is obligated to make a series of payments to such Loan Party during the term of such lease, managed services arrangement or software license (each such payment, a “Contract Payment”), (iii) such Loan Party sells or assigns a portion or all of such Contract Payments (and, in the case of a lease or managed services arrangement, the related equipment) and related proceeds to a third-party (a “Contract Payment Purchaser”) and (iv) such Loan Party is involved in the administration and servicing of such Contract Payments for such Contract Payment Purchaser during the term of such lease, managed services arrangement or software license.

Contract Payment Sale Indebtedness –means any remaining obligations of any Loan Party in respect of any Contract Payment Sale transaction that are recorded as a liability on the consolidated balance sheet of the Parent Guarantor and its Subsidiaries.

Control – means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

Daily Charge – is defined in Section 4.3.3.

Daily Rate – is defined in Section 4.3.3.

Default – means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

Default Rate – is defined in Section 4.2.

Defaulting Lender – is defined in Section 5.5.1.

Disqualified Equity Interests – means Equity Interests that (a) require the payment of any cash dividends prior to the date that is 91 days after April 26, 2017, (b) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests and cash in lieu of fractional shares of such Equity Interest) or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for Qualified Equity Interests and cash in lieu of fractional shares of such Equity Interest), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise, prior to the date that is 91 days after April 26, 2017 (other than (i) upon termination of the Commitments and payment in full of the Loan Obligations then due and owing or (ii) upon a “change in control” or asset sale, provided, that any payment required pursuant to this clause (ii) is subject to the prior repayment in full of the Loan Obligations or is otherwise contractually subordinated in right of payment to the Loan Obligations on terms reasonably satisfactory to the Administrative Agents) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Equity Interests or other assets other than Qualified Equity Interests prior to the date that is 91 days after April 26, 2017; provided, however, that if an Equity Interest in any Person is issued to any employee or pursuant to any plan for the benefit of employees of the Parent Guarantor or any of its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by the Parent Guarantor or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person or as a result of such employees’ termination, death or disability.

Dollars and the sign $ – mean lawful money of the United States.

Domestic Foreign Holding Company – means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia substantially all of the assets of which consist of Equity Interests in one or more Foreign Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Code; provided, that such Subsidiary does not conduct any material business or activities other than the ownership of such Equity Interests in Foreign Subsidiaries.

Domestic Receivable - means any Receivable owed by an account debtor which is organized under the laws of the United States, any state thereof, or the District of Columbia.

Domestic Subsidiary – means any Subsidiary other than a Foreign Subsidiary and other than a Reseller.

Due Date – is defined in Section 6.1.2.

EDI – is defined in Section 6.1.2.

Effective Date – means the date when this Agreement is effective as provided in Section 1.

Eligible Assignee – means (i) a Lender (including any successor by merger); (ii) an Affiliate of a Lender; and (iii) subject to Section 14.4.1.1 and Section 14.4.1.2, any other Person approved by the Administrative Agents and the Resellers; provided, however, that neither any Reseller, any Guarantor, any Affiliate of any Reseller or any Guarantor nor any Defaulting Lender shall qualify as an “Eligible Assignee.”

Environmental Laws – means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any

Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters related to the foregoing.

Environmental Liability – means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Reseller, the Parent Guarantor or any Domestic Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

Equity Interests – means shares of capital stock, partnership interests and entitlements, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

ERISA Affiliate means any trade or business (whether or not incorporated) that, together with the Parent Guarantor, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

ERISA Event – means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Parent Guarantor or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Parent Guarantor or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Parent Guarantor or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Parent Guarantor or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Parent Guarantor or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent Guarantor or any ERISA Affiliate of any notice, concerning the imposition upon the Parent Guarantor or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

Event of Default – is defined in Section 12.1.

Exchange Rate - means, on any day, for purposes of determining the US Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into US Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such currency.  In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agents and the Resellers, or, in the absence of such an agreement, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agents for such foreign currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of US Dollars with such currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agents may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

Excluded Taxes – means, with respect to any Lender or Administrative Agent, (a) Taxes (i) imposed on (or measured by) its net income by the United States of America (or any political subdivision thereof), or by the jurisdiction under which such recipient is organized or incorporated or, in the case of any Lender, in which its principal office or any lending office from which it makes Loans hereunder is located (ii) or that are Other Connection Taxes, (b) any branch profit taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) any withholding tax that is attributable to such Lender’s or Administrative Agent’s (as the case may be) failure to comply with Section 4.5.4, or (d) any tax that is imposed under FATCA or any withholding tax that is imposed by the United States of America (or any political subdivision thereof) on payments by a Reseller from an office within such jurisdiction and would apply as of the date such Lender becomes a party to this Agreement, or in the case of the portion of such withholding taxes applicable on an additional interest on a Loan acquired hereunder, the date of such acquisition, or relates to payments received by a new lending office designated by such Lender and is in effect and would apply at the time such lending office is designated, except, in the case of clause (d) above, to the extent that such withholding tax shall have resulted from the making of any payment by a Reseller to a location other than the office designated by the Administrative Agents or such Lender for the receipt of payments of the applicable type from the applicable Reseller.

Existing Default – means, as of any date, an Event of Default which has occurred and is continuing as of such date.

Facility – means the Interim Channel Finance Loan Facility of CPC and the Channel Finance Loan Facility of a Lender.  “Facilities” means all of the foregoing Facilities.

Facility Office – is defined in Section 4.5.5.

FATCA –means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreements entered into in respect of any of the foregoing (together with the portions of any law, regulations, rules or practices implementing such intergovernmental agreements).

Federal Funds Rate – means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Wells Fargo Bank, N.A. on such day on such transactions as determined by the Administrative Agents.

Financial Officer – means any of the following officers of the Resellers, the Parent Guarantor or the Domestic Subsidiaries, as applicable:  chief executive officer, president, chief financial officer, treasurer, chief accounting officer, manager or senior vice president of finance.

Fixed Charge Coverage Ratio – means, as of the last day of any fiscal quarter of the Parent Guarantor, the ratio of (a)(i) Consolidated EBITDA during the Test Period then ended minus (ii) Consolidated Capital Expenditures during such Test Period minus (iii) cash dividends or distributions (excluding any repurchase of its Equity Interests made by the Parent Guarantor in accordance with Section 11.6) paid by the Parent Guarantor on its Equity Interests during such Test Period plus (iv) Consolidated Rentals during such Test Period, to (b)(i) Consolidated Interest Expense during such Test Period plus (ii) Consolidated Rentals during such Test Period plus (iii) expenses for taxes paid or taxes accrued during such Test Period (calculated for the Parent Guarantor and its Subsidiaries on a consolidated basis) plus (iv) any scheduled amortization of the principal portion of Indebtedness during such Test Period (other than amounts owing in connection with Permitted Receivables Facilities), including, without limitation, Capitalized Lease Obligations (calculated for the Parent Guarantor and its Subsidiaries on a consolidated basis).

Foreign Assets – means (i) the Equity Interests issued by Foreign Subsidiaries and (ii) the assets of Foreign Subsidiaries.

Foreign Receivables – means any Receivable other than a Domestic Receivable.

Foreign Subsidiary – means (a) any Subsidiary that is not organized or incorporated under the laws of the United States of America, any State thereof or the District of Columbia, (b) any Domestic Foreign Holding Company or (c) any Subsidiary the Equity Interests of which are directly or indirectly owned by any “controlled foreign corporation” within the meaning of Section 957 of the Code or any Domestic Foreign Holding Company.

GAAP – means generally accepted accounting principles in the United States of America.

Governmental Authority – means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including, without limitation, any supra-national bodies such as the European Union or the European Central Bank and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

Guarantee – of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

Guarantor – each Person who from time to time executes and delivers to Collateral Agent for the benefit of Lenders a Guarantee of part or all of the Loan Obligations.

Hazardous Material – means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

Holders of Secured Obligations – means the holders of the Secured Obligations from time to time and shall refer to (i) each Lender in respect of its Loans, (ii) the Administrative Agents and the Lenders in respect of all other present and future obligations and liabilities of the Resellers, the Parent Guarantor or any Subsidiary Guarantor of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Person benefiting from indemnities made by the Resellers, the Parent Guarantor or any Subsidiary Guarantor hereunder or under other Loan Documents, and (iv) their respective successors, transferees and assigns.

Hostile Acquisition- means (a) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.

Indebtedness – of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price property or services (excluding (i) current accounts payable incurred in the ordinary course of business and (ii) any bona-fide earn-out obligation until such obligation becomes (or should become) a liability on the balance sheet of such Person in accordance with GAAP and it not paid after being due and payable), (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of obligations, liabilities or indebtedness of the type described in clauses (a) through (e) and (g) through (l) of this definition, (g) all Capitalized Lease Obligations of such Person, (h) the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (unless cash collateralized with cash and/or cash equivalents in a manner permitted hereunder), (i) the principal component of all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) Attributable Receivables Indebtedness, (k) all Attributable Debt of such Person under Sale and Leaseback Transactions, (l) with respect to any Subsidiary of the Parent Guarantor, any Disqualified Equity Interests of such Person and (m) all Net Mark-to-Market Exposure of such Person under all Swap Agreements; provided that the term “Indebtedness” shall not include (i) deferred or prepaid revenue or (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  For all purposes hereof, Indebtedness of the Parent Guarantor and its Subsidiaries shall exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business; provided that the intercompany liabilities of Subsidiaries that are not Loan Parties which are owed to Loan Parties shall be excluded solely to the extent the aggregate outstanding principal amount of such liabilities does not exceed $20,000,000.

Indemnified Taxes – means Taxes other than Excluded Taxes and Other Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

Initial Subsidiary Guarantor – means each Domestic Subsidiary of the Parent Guarantor listed on Schedule 2.

Intellectual Property Security Agreements – means each intellectual property security document executed by the Loan Parties in favor of the Collateral Agent as of the Effective Date and such other intellectual property security documents as any Loan Party may from time to time hereafter execute in favor of the Collateral Agent.

Intercreditor Agreement – means that certain Third Amended and Restated Intercreditor Agreement dated as of April 26, 2012, by and among the Collateral Agent, JPMorgan Chase Bank, N.A., as Administrative Agent under the JPMorgan Credit Agreement, JPMorgan Chase Bank, N.A., as Agent for certain Securitization Parties described therein, IBM Credit Corporation and Hewlett Packard Company, as amended from time to time.

Interim Channel Finance Loan – means CPC’s aggregate Interim Channel Finance Loan Advances.

Interim Channel Finance Loan Advance – means an Advance made by CPC under the Interim Channel Finance Loan Facility.

Interim Channel Finance Loan Facility – means the line of credit made available by CPC as stated in Section 3.1.2 to fund Interim Channel Finance Loan Advances.

Inventory – means goods owned, leased or held by a Person for sale, lease, sublease or resale or furnished or to be furnished under contracts for services, and raw materials, goods/work in process, materials, component parts and supplies used or consumed, or held for use or consumption in such Person’s business.

Investment - is defined in Section 11.4.

IRS – means the Internal Revenue Service.

JPMorgan Chase Bank Intercreditor Agreement – means that certain Amended and Restated Intercreditor Agreement dated April 26, 2012, by and among the Parent Guarantor, the Collateral Agent and JPMorgan Chase Bank, N.A., as administrative agent under the JPMorgan Credit Agreement as amended from time to time, including on the date hereof.

JPMorgan Credit Agreement – means that certain Fourth Amended and Restated Credit Agreement dated as of the date hereof among Insight Enterprises, Inc., the European Borrowers (as defined therein), the Lenders party thereto, Wells Fargo Bank, National Association as Syndication Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent.

JPMorgan Loan Documents – means the JPMorgan Credit Agreement and the other “Loan Documents” (as defined in the JPMorgan Credit Agreement).

Law – means any statute, rule, regulation, order, judgment, award or decree of any Governmental Authority.

Lender – any one of the Persons who are signatories to this Agreement and obligated as lenders or any Person who takes an assignment from any of such signatories of all or a portion of its rights and obligations as a lender under this Agreement pursuant to Section 14.4.1 and an Assignment and Acceptance as provided therein.

Lenders’ Exposure – means the sum of the Aggregate Channel Finance Loans.

LIBOR Rate – means, with respect to any Channel Finance Loan for any interest period, the rate per annum for a period equal to the one month LIBOR Rate per annum, as determined by Administrative Agents, as appearing on Bloomberg L.P.’s (the “Service”) Page BBAM1/(Official BBA USD Dollar LIBOR Fixings) (or on any successor or substitute page of such Service) 2 Business Days prior to the date of determination.  If for any reason such rate is not available on the Service, the term “LIBOR Rate” means, the rate per annum appearing on Reuters Screen LIBOR Page as the London Interbank Offered Rate for deposits in Dollars; provided that if the LIBOR Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

Lien – means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge in the nature of a security interest or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

LIMITED CONDITIONALITY ACQUISITION – means any acquisition by the Parent Guarantor or any Subsidiary of all or substantially all of the Equity Interests or more than 50% of the Equity Interests in a Person or assets or business of another Person or assets constituting a business unit, line of business or division of such Person (a) that is permitted by this Agreement and (b) the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing or in connection with which any fee or expense would be payable by the Parent Guarantor or its Subsidiaries to the seller or target in the event financing to consummate the acquisition is not obtained as contemplated by the Limited Conditionality Acquisition Agreement.

LIMITED CONDITIONALITY ACQUISITION AGREEMENT – means, with respect to any Limited Conditionality Acquisition, the definitive acquisition documentation in respect thereof.

Loan – means an Interim Channel Finance Loan, or a Channel Finance Loan.

Loan Documents – means this Agreement, the Parent Guarantor Guarantee Agreement, the Subsidiary Guarantee Agreement, the Collateral Documents, the Intercreditor Agreement, the JPMorgan Chase Bank Intercreditor Agreement, any documents between the Administrative Agents and the Resellers relating to the Aggregate Channel Finance Loan Facility, or the Interim Channel Finance Loan Facility, and all other agreements, reaffirmations, certificates, documents, instruments and other writings executed in connection herewith, whether entered into, on, or after the Effective Date, and from time to time.

Loan Obligations – means the due and punctual payment of (a) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Resellers, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (b) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Resellers, the Parent

Guarantor and the Subsidiary Guarantors under this Agreement and the other Loan Documents. For the avoidance of doubt, any interest payable to the Lenders under Section 4.4 of this Agreement shall not constitute “Loan Obligations.”

Loan Parties – means the Resellers, the Parent Guarantor and the Subsidiary Guarantors.

Local Time – means, (a) with respect to a determination of the Exchange Rate, (i) New York City time in the case of a denomination in US Dollars and (ii) local time in the case of a denomination of an alternative currency (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agents) and (b) with respect to all other provisions of the Loan Documents, Denver, Colorado, time (as changed from time to time in accordance with the terms hereof), provided, however, such time pursuant to this clause (b) shall be a time zone located in the continental United States.

Loss Date – is defined in Section 6.1.2.

Material Adverse Effect – means a material adverse effect on (a) the business, assets, property or financial condition of the Parent Guarantor and its Domestic Subsidiaries, taken as a whole, or (b) the validity or enforceability of this Agreement or any other Loan Document or the rights or remedies of the Administrative Agents, the Collateral Agent and the Lenders hereunder and thereunder.

Material Indebtedness – means (a) Indebtedness or other obligations outstanding under the JPMorgan Credit Agreement and (b) any other Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Resellers, the Parent Guarantor or any Domestic Subsidiary in an aggregate principal amount exceeding $25,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Resellers, the Parent Guarantor or any Domestic Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Resellers, the Parent Guarantor or such Domestic Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

Material Subsidiary – means any direct or indirect Domestic Subsidiary of the Parent Guarantor or any direct Foreign Subsidiary of any Loan Party, in each case set forth on Schedule 9.16 or designated as a Material Subsidiary in a Compliance Certificate delivered by the Borrowing Agent pursuant to this Agreement.

Maturity – as to all Loan Obligations, means the time when such Loan Obligations becomes payable in full, whether at the Termination Date, because of acceleration or otherwise.

MINIMUM RECEIVABLES TEST – is defined in Section 11.10(c).

Monthly Billing Statement – is defined in Section 4.3.2.

Multiemployer Plan -- means a multiemployer plan as defined in Section 4001(a)(3) of ERISA with respect to which the Parent Guarantor or any of its ERISA Affiliates may have any liability, contingent or otherwise.

Net Mark-to-Market Exposure – of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Swap Agreements.  “Unrealized losses” means the fair market value of the cost to such Person of replacing such Swap Agreement as of the date of determination (assuming such Swap Agreement were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Swap Agreement as of the date of determination (assuming such Swap Agreement were to be terminated as of that date).

Non-Consenting Lender – is defined in Section 17.3(a).

Obligation – as to any Person, means any Indebtedness of such Person, any guaranty by such Person of any Indebtedness of another Person, and any contractual requirement enforceable against such Person that does not constitute Indebtedness of such Person or a guaranty by such Person but which would involve the expenditure of money by such Person if complied with or enforced.

OFAC - means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

Operating Lease – of a Person means any lease of an asset (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

Other Connection Taxes – means, with respect to any Lender or Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender or Administrative Agent (as the case may be) and the jurisdiction imposing such Tax (other than connections arising from such Lender or Administrative Agent (as the case may be) having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Taxes – means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

PARENT Guarantor – means Insight Enterprises, Inc., a Delaware corporation.

Parent Guarantor Guarantee Agreement – means that certain Amended and Restated Parent Guarantor Guaranty, dated April 26, 2012, between the Parent Guarantor and the Collateral Agent, for the benefit of the Holders of Secured Obligations, as reaffirmed on the date hereof.

Parent Guarantor Pledge Agreement – means that certain Amended and Restated Pledge Agreement, dated April 26, 2012, between the Parent Guarantor and the Collateral Agent, for the benefit of the Holders of Secured Obligations, as reaffirmed on the date hereof.

Parent Guarantor Security Agreement – means that certain Amended and Restated Security Agreement, dated April 26, 2012, between the Parent Guarantor and the Collateral Agent, for the benefit of the Holders of Secured Obligations, as reaffirmed on the date hereof.

Patriot Act - is defined in Section 9.18.

Payment Due Date – means that date identified as the “Payment Due Date” on the applicable Transaction Statement.

Permitted Acquisition – means any acquisition (whether by purchase, merger, consolidation or otherwise but excluding in any event a Hostile Acquisition) or series of related acquisitions by the Parent Guarantor or any Subsidiary of all or substantially all the assets of, or more than fifty percent (50%) of the

Equity Interests in, a Person or assets or business of another Person or assets constituting a business unit, line of business or division of such Person if, at the time of and immediately after giving effect thereto, (i) no Default has occurred and is continuing or would arise after giving effect thereto (provided, that solely with respect to Limited Conditionality Acquisitions, such no Default condition shall be required to be satisfied only at the time of entry into the applicable Limited Conditionality Acquisition Agreement), (ii) such Person or division or line of business is engaged in a type of business that complies with the requirements of the last sentence of Section 11.3, (iii) immediately after giving effect to such acquisition (or, in the case of a Limited Conditionality Acquisition, at the time of entry into the related Limited Conditionality Acquisition Agreement) the Parent Guarantor and the Subsidiaries are in compliance with the covenants contained in Section 11.10, in each case determined on a Pro Forma Basis recomputed as of the last day of the most recently ended fiscal quarter of the Parent Guarantor for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and (iv) in the case of any acquisition with respect to which the aggregate consideration exceeds $100,000,000, the Parent Guarantor shall have delivered a certificate not less than five (5) days (or such shorter period as the Administrative Agents shall agree) prior to the consummation of such acquisition (or, in the case of a Limited Conditionality Acquisition, prior to the entering into the Limited Conditionality Acquisition Agreement) demonstrating compliance with the foregoing clause (iii) and setting forth the Material Subsidiaries after giving effect to such acquisition.

Permitted Encumbrance – means:

(a)           Liens for taxes that are not yet overdue for a period of more than 30 days or are being contested in compliance with Section 10.4;

(b)           carriers’, suppliers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security or employment laws or regulations;

(d)           Liens securing the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           Liens securing or otherwise arising in respect of judgments that do not constitute an Event of Default under clause (k) of Section 12.1;

(f)           easements, zoning restrictions, rights-of-way, use restrictions, minor defects or irregularities in title, reservations (including reservations in any original grant from any government of any water or mineral rights or interests therein) and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Parent Guarantor and its Subsidiaries, taken as a whole;

(g)           Liens in favor of payor banks having a right of setoff, revocation, refund or chargeback with respect of money or instruments of the Parent Guarantor or any Subsidiary on deposit with or in possession of such bank;

(h)           deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(i)           any encumbrance or restriction with respect to the transfer of the Equity Interests in any joint venture or similar arrangement pursuant to the terms thereof;

(j)           Liens created pursuant to the general conditions of a bank operating in the Netherlands based on the general conditions drawn by the Netherlands Banker’s Association (Nederlands Vereniging van Banken) and the Dutch Consumers Union (Consumentenbond); and

(k)           Liens created under the Loan Documents.

Permitted Investments – means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, any member state of the European Union (or by any agency thereof to the extent such obligations are backed by the full faith and credit of such member state), in each case maturing within one year from the date of acquisition thereof;

(c)           investments in commercial paper maturing within one year from the date of acquisition thereof and rated, at such date of acquisition, at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally;

(d)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(e)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(f)           money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, and (ii) are rated AAA by S&P or Aaa by Moody’s;

(g)           in the case of any Foreign Subsidiary, high quality, short term liquid Investments made by such Foreign Subsidiary in the ordinary course of managing its surplus cash position in investments in any OECD country of similar quality as those described in clauses (a) through (f) above; and

(h)           demand deposit accounts maintained in the ordinary course of business.

Permitted Receivables Facility - means the receivables facility or facilities created under the Permitted Receivables Facility Documents, providing for the sale, pledge or other transfer by the Parent Guarantor and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to the Parent Guarantor and the Receivables Sellers) to the Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell, pledge or otherwise transfer interests in the respective Permitted Receivables Facility Assets to third-party investors pursuant to the Permitted Receivables Facility Documents (with the Receivables Entity permitted to issue investor certificates, purchased interest certificates or other similar documentation evidencing interests in the Permitted Receivables Facility Assets) in return for the cash used by the Receivables Entity to purchase the Permitted Receivables Facility Assets from the Parent Guarantor and/or the respective Receivables Sellers, in each case as more fully set forth in the Permitted Receivables Facility Documents.

Permitted Receivables Facility Assets - means (a) Receivables (whether now existing or arising in the future) of the Parent Guarantor and its Subsidiaries which are sold, pledged or otherwise transferred to the Receivables Entity pursuant to the Permitted Receivables Facility and any related assets which are also so sold, pledged or otherwise transferred to the Receivables Entity and all proceeds thereof and (b) loans to the Parent Guarantor and its Subsidiaries secured by Receivables (whether now existing or arising in the future) of the Parent Guarantor and its Subsidiaries which are made pursuant to the Permitted Receivables Facility.

Permitted Receivables Facility Documents - means each of the documents and agreements entered into in connection with the Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests, all of which documents and agreements (in the case of material documents and agreements) shall be in form and substance reasonably satisfactory to the Administrative Agents in all material respects, in each case as such documents and agreements may be amended, restated, amended and restated, modified, supplemented, refinanced or replaced from time to time so long as (a) any such amendments, modifications, supplements, refinancings or replacements do not impose any conditions or requirements on the Parent Guarantor or any of its Subsidiaries that are more restrictive in any material respect than those in existence immediately prior to any such amendment, modification, supplement, refinancing or replacement, and (b) any such amendments, modifications, supplements, refinancings or replacements are not adverse in any material way to the interests of the Lenders.  The Administrative Agents and the Lenders hereby acknowledge that all Permitted Receivables Facility Documents in effect on the Effective Date with respect to the Permitted Receivables Facility to which Insight Receivables, LLC is a party are satisfactory in form and substance.

Person – means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

Plan – means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Parent Guarantor or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

Pledge Agreements – means (i) the Resellers Pledge Agreement, (ii) the Parent Guarantor Pledge Agreement, (iii) the Subsidiary Pledge Agreement, and (iv) such other pledge agreements as may from time to time be made by the Parent Guarantor or any other Loan Party in favor of the Collateral Agent for the benefit of the Holders of Secured Obligations.

Pre-termination Notice – is defined in Section 3.1.3(i).

Prime Rate – means a fluctuating interest rate per annum equal to the prime, base or reference rates of interest announced publicly from time to time (whether or not charged in each instance) by Wells Fargo Bank, N.A. or any successor thereof (or any other financial institution chosen by the Administrative Agents, including Administrative Agents) as such bank’s prime, base, or reference rate, which rate may not be the lowest rate of interest charged by such institution, Administrative Agents, or any Lender to its respective customers or a favored rate and may not correspond with future increases or decreases in interest rates charged by other lenders or market interest rates in general.

Pro Forma Basis - means, as to any Person, for all Specified Transactions that occur subsequent to the commencement of an applicable Test Period except as set forth in Section 2.9(a), all calculations of the Minimum Receivables Test, the Total Leverage Ratio and the Fixed Charge Coverage Ratio and Consolidated EBITDA and consolidated assets for purposes of determinations of Material Subsidiaries will give pro forma effect to such Specified Transactions as if such Specified Transactions occurred on the first day of such Test Period.  Whenever any calculation is made on a Pro Forma Basis hereunder, such calculation shall be made in good faith by a Financial Officer of the Parent Guarantor; provided that no such calculation shall include cost savings or synergies unless such cost savings and synergies are either (x) in compliance with Regulation S-X under the Securities Act of 1933, as amended or (y) based on actions taken or to be taken within 12 months of the relevant transaction and in an amount for any Test Period, when aggregated with the amount of any increase to Consolidated EBITDA for such Test Period pursuant to clause (b)(ix) of the definition of “Consolidated EBITDA,” that does not exceed 10% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any increase pursuant to this clause (y) or clause (b)(ix) of the definition of “Consolidated EBITDA”).

Pro-Rata Share – means, as of the date of any determination, with respect to all matters as to a particular Lender (including the indemnification obligations arising under Section 13.6 of this Agreement), the percentage obtained by dividing (i) such Lender’s Commitment, by (ii) the aggregate amount of Commitments of all Lenders; provided, however, that in the event the Commitments have been terminated or reduced to zero, Pro-Rata Share shall be the percentage obtained by dividing (A) the outstanding principal amount of such Lender’s Advances, by (B) the outstanding principal amount of all Advances, as each pro-rata share may increase or decrease depending upon the size of the applicable Channel Finance Loan Facility of such Lender as the applicable Channel Finance Loan Facility of such Lender may be changed from time to time in accordance with the provisions of this Agreement.

Qualified Acquisition - means a Permitted Acquisition (a) with an aggregate consideration equal to or greater than the US Dollar Equivalent of $100,000,000, of which the Qualifying Amount has been financed with Consolidated Funded Indebtedness, (b) where any Domestic Subsidiary so acquired is, to the extent required under this Facility, joined as a Reseller or a Guarantor under this Facility by the times required hereby and (c) pursuant to which a Financial Officer of the Parent Guarantor has delivered written notice to the Administrative Agents not less than five (5) days (or such shorter period as the Administrative Agents shall agree) prior to the consummation of such acquisition of the Parent Guarantor’s election to treat such acquisition as a Qualified Acquisition and certifying that such acquisition will qualify as a Qualified Acquisition.

Qualifying Amount – means an aggregate principal amount of Indebtedness greater than or equal to the US Dollar Equivalent of $50,000,000; provided that for any acquisition (x) by a Foreign Subsidiary of the Parent Guarantor or (y) where substantially all the assets acquired (either via an acquisition of the Equity Interests of a Person or the purchase of its assets) are not located in the United States, the aggregate principal amount of such Indebtedness shall not exceed the US Dollar Equivalent of $150,000,000.

Qualified Equity Interests – means any Equity Interests that do not constitute Disqualified Equity Interests.

Receivables – means all accounts receivable (including, without limitation, all rights to payment created by or arising from sales or licenses of goods or general intangibles (such as software), leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance).

Receivables Amount – means, as of the last day of any fiscal quarter of the Parent Guarantor, on a consolidated basis and without duplication, an amount equal to (a) 80% multiplied by the aggregate total book value of the Parent Guarantor’s and its Domestic Subsidiaries’ Domestic Receivables on such date, plus (b) 60% multiplied by the sum of the aggregate total book value of (i) the Parent Guarantor’s and its Domestic Subsidiaries’ Foreign Receivables and (ii) the Parent Guarantor’s Foreign Subsidiaries’ Receivables on such date.

Receivables Entity – means a wholly-owned Subsidiary of the Parent Guarantor which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as the “Receivables Entity” (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Parent Guarantor or any other Subsidiary of the Parent Guarantor (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Parent Guarantor or any other Subsidiary of the Parent Guarantor in any way (other than pursuant to Standard Securitization Undertakings) or (iii) subjects any property or asset of the Parent Guarantor or any other Subsidiary of the Parent Guarantor, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Parent Guarantor nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Parent Guarantor or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Parent Guarantor, and (c) to which neither the Parent Guarantor nor any other Subsidiary of the Parent Guarantor has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.  Except with respect to Insight Receivables, LLC, an Illinois limited liability company, which is hereby designated as a Receivables Entity, any such designation shall be evidenced to the Administrative Agents by delivery to the Administrative Agents of an officer’s certificate of the Parent Guarantor certifying that such designation complied with the foregoing conditions.

Receivables Sellers means the Parent Guarantor and its Subsidiaries (other than the Receivables Entity) that are from time to time party to the Permitted Receivables Facility Documents.

Register – is defined in Section 14.4.2.3.

Related Parties – means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.

Rentals – of a Person means the aggregate fixed amounts payable by such Person under any Operating Lease.

Renewal – is defined in Section 3.2.3.

Representations and Warranties – means the representations and warranties made by each Reseller with respect to itself, the Parent Guarantor and other Subsidiaries in Section 9, and the representations and warranties made in any certificate, report, opinion or other document delivered by Resellers pursuant to the Loan Documents.

Required Lenders – is defined in Section 2.3.

Reseller(s) – is defined in the Preamble.

Resellers Pledge Agreement – means that certain Amended and Restated Pledge Agreement, dated as of April 26, 2012, between the Resellers and the Collateral Agent, for the benefit of the Holders of Secured Obligations.

Resellers Security Agreement – means that certain Amended and Restated Security Agreement, dated as of April 26, 2012 between the Resellers and the Collateral Agent, for the benefit of the Holders of Secured Obligations.

Restricted Payment –means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Parent Guarantor or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Parent Guarantor or any Subsidiary thereof or any option, warrant or other right to acquire any such Equity Interest in the Parent Guarantor or any Subsidiary thereof.

SALE AND LEASEBACK TRANSACTION --means any sale or other transfer of any asset by a Person with the intent to lease such asset as lessee.

Sanctions – means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority.

Sanctioned Entity - means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

Sanctioned Person - means a person named on the list of Specially Designated Nationals maintained by OFAC.

Secured Obligations – means the Loan Obligations.

Security Agreements – means the (i) Reseller Security Agreement, (ii) Parent Guarantor Security Agreement and (iii) the Subsidiary Security Agreement.

Settlement Date – is defined in Section 5.1.2.

Solvent – means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

SPECIFIED TRANSACTION - means any sale, transfer or disposition outside the ordinary course of business involving the sale, transfer or disposition of assets with an aggregate  book value in excess of $25,000,000 and any Permitted Acquisition or other acquisition permitted hereunder or occurring prior to the Effective Date involving an aggregate consideration in excess of $25,000,000 (or any similar transaction or transactions).

Standard Securitization Undertakings - means representations, warranties, covenants and indemnities entered into by the Parent Guarantor or any Subsidiary thereof in connection with the Permitted Receivables Facility which are reasonably customary in an accounts receivable financing transaction.

State – means any State of the United States.

Statutory Reserve Rate – means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves) or established by any central bank, monetary authority, or the Board or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans, expressed in the case of each requirement as a decimal. with respect to the Adjusted LIBOR Rate.  Such reserve liquid asset, fees, or similar requirements shall include those imposed pursuant to Regulation D of the Board.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“subsidiary” – means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

Subsidiary – means any subsidiary of the Parent Guarantor; provided, that Persons that would be required in accordance with GAAP to be consolidated with the Parent Guarantor, but which are not otherwise controlled by the Parent Guarantor shall be “Subsidiaries” hereunder solely for the purpose of making calculations under Section 11.10 hereof, but shall not be “Subsidiaries” hereunder for purposes of any representation, warranty or other covenant hereunder.

Subsidiary Guarantee Agreement – means that certain Amended and Restated Subsidiary Guaranty, dated as of April 26, 2012, among the Subsidiary Guarantors and the Collateral Agent, for the benefit of the Holders of Secured Obligations.

Subsidiary Guarantors – means each Initial Subsidiary Guarantor and each other Person that becomes party to a Subsidiary Guarantee Agreement as a Subsidiary Guarantor, and the permitted successors and assigns of each such Person.

Subsidiary Pledge Agreement – means that certain Amended and Restated Domestic Subsidiary Pledge Agreement, dated as of April 26, 2012, among the Subsidiary Guarantors and the Collateral Agent, for the benefit of the Holders of Secured Obligations.

Subsidiary Security Agreement – means that certain Amended and Restated Subsidiary Security Agreement, dated as of April 26, 2012, among certain of the Subsidiary Guarantors and the Collateral Agent, for the benefit of the Holders of Secured Obligations.

SUBSTANTIAL PORTION – means, with respect to the assets of the Parent Guarantor and its Subsidiaries, assets that represent more than 10.0% of the consolidated assets of the Parent Guarantor and its Subsidiaries or assets that are responsible for more than 10.0% of the consolidated net sales or of the consolidated net income of the Parent Guarantor and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of the Parent Guarantor and its Subsidiaries as at the end of the four fiscal quarter period ending with the fiscal quarter immediately prior to the fiscal quarter in which such determination is made (or if financial statements have not been delivered hereunder for that fiscal quarter which ends the four fiscal quarter period, then the financial statements delivered hereunder for the quarter ending immediately prior to that quarter).

Swap Agreement –  means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent Guarantor or the Subsidiaries shall be a Swap Agreement.

Syndication Agent – means Wells Fargo Capital Finance, LLC, a Delaware limited liability company, in its capacity as Syndication Agent under this Agreement, and each of its successors and assigns in such capacity.

Tax – means any and all present or future taxes, levies, imposts, duties, deductions, fees, assessments, charges or withholdings imposed by any Governmental Authority.

Termination Date – is defined in Section 3.2.3.

Test Period – means each period of four consecutive fiscal quarters of the Parent Guarantor then most recently ended.

Total Leverage Ratio – means, as of the last day of any fiscal quarter of the Parent Guarantor, the ratio of Consolidated Funded Indebtedness at such time to Consolidated EBITDA for the Test Period ended on such day.

Transactions – means the execution, delivery and performance by the Resellers of this Agreement, the execution, delivery and performance by the Resellers, the Parent Guarantor and the applicable Subsidiaries of all other Loan Documents, the borrowing of Loans and the use of the proceeds thereof.

Transaction Statement – is defined in Section 4.1.

UCC – means the Uniform Commercial Code as in effect from time to time in the State of New York or such other similar statute as in effect from time to time in New York or any other appropriate jurisdiction.

United States -- when used in a geographical sense, means all the states of the United States of America and the District of Columbia; and when used in a legal jurisdictional sense, the government of the country that is the United States of America.

UK Subsidiary – means Insight Direct (UK) Ltd., a company organized under the laws of England, together with its successors and permitted assigns.

US Dollar Equivalent - means, on any date of determination, with respect to a Qualified Acquisition or the determination of a Qualifying Amount, (a) for any amount in US Dollars, such amount, and (b) for any amount in non-US Dollars, the equivalent in US Dollars determined by the Administrative Agents applying the Exchange Rate.

US Person – means any Person that is a "United States Person" as defined in Section 7701(a)(30) of the Code.

Vendor – means a Person that sells inventory to a Reseller or to an Account Debtor of a Reseller.

Vendor Agreement – is defined in Section 3.1.8.

Vendor credits – means all of a Reseller’s rights to any price protection payments, rebates, discounts, credits, factory holdbacks, incentive payments and other amounts which at any time are due such Reseller from an Approved Vendor.

Vendor Termination – is defined in Section 3.1.3(i).

Vendor Trade Programs – means those certain inventory finance transactions from time to time entered into by the Parent Guarantor or its Affiliates with Castle Pines Capital LLC or its Affiliates, IBM Credit Corporation or its Affiliates, Hewlett Packard Corporation or its Affiliates or any other Person reasonably acceptable to the Administrative Agents.

EXHIBIT C

DOCUMENTS AND REQUIREMENTS LIST

All documents designated on that certain Closing Checklist previously delivered to Resellers by Administrative Agents which includes, but is not limited to, the following documents:

Officer’s Certificates for Resellers, with organizational documents, resolutions and current certificates of status from the secretary of state (or other applicable Governmental Authority) of such Resellers’ jurisdiction of organization.

Officer’s Certificates for other Loan Parties, with organizational documents, resolutions and current certificates of status from the secretary of state (or other applicable Governmental Authority) of such Loan Parties’ jurisdiction of organization.

Current UCC Searches for each Loan Party.

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EXHIBIT D

COMPLIANCE CERTIFICATE

FORM OF COMPLIANCE CERTIFICATE

Pursuant to Section 10.1(c) of that certain Second Amended and Restated Credit Agreement effective June 23, 2016 among Calence, LLC, a Delaware limited liability company, Insight Direct USA, Inc., an Illinois corporation, and Insight Public Sector, Inc., an Illinois corporation (each a “Reseller” and collectively, the “Resellers”), Wells Fargo Capital Finance, LLC, as an Administrative Agent, as Syndication Agent and as Collateral Agent and Castle Pines Capital LLC, for itself as a Lender and as an Administrative Agent, and the other Lenders party thereto, as it may be amended, modified, amended and restated, restated or replaced from time to time (the “Credit Agreement”), the Parent Guarantor, through a Financial Officer, hereby delivers this Compliance Certificate (this “Certificate”) to the Administrative Agents, together with the financial statements being delivered to the Administrative Agent pursuant to Section 10.1[(a)][(b)] of the Credit Agreement for the accounting period as at, and for the [fiscal year] [fiscal quarter and the then elapsed portion of the fiscal year] of the Parent Guarantor ending on, ____________, ____ (the “Financial Statements”).  Capitalized terms used herein and in the Schedules attached hereto shall have the meanings set forth in the Credit Agreement.  Subsection references herein relate to subsections of the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.           I am the duly appointed [_____________] of the Parent Guarantor and constitute a Financial Officer under (and as defined in) the Credit Agreement.

2.           I have reviewed the terms of the Credit Agreement, and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Parent Guarantor and its Subsidiaries during the accounting period covered by the attached financial statements.

3.           The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default as of the date of this Certificate, except as set forth below.

4.           Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Parent Guarantor has taken, is taking, or proposes to take with respect to each such condition or event:

5.           Schedule I attached hereto sets forth financial data and computations evidencing Parent Guarantor’s compliance with certain financial covenants of the Credit Agreement related to the information set forth on the Financial Statements, all of which data and computations are true and correct in all material respects.

6.           Schedule II attached hereto sets forth the Material Subsidiaries as of ___________, _____.  Such Subsidiaries, together with Parent Guarantor and the UK Subsidiary, (i) generated at least 75% of Consolidated EBITDA during the four fiscal quarter period ended on such date and (ii) owned assets (other than Equity Interests in Subsidiaries) representing at least 75% of the consolidated assets of Parent Guarantor and its Subsidiaries as of such date; provided that any Domestic Subsidiary which is the direct owner of any Equity Interests in a Material Subsidiary shall constitute a Material Subsidiary hereunder.  Schedule III attached hereto sets forth financial data and computations evidencing compliance with the foregoing all of which data and computations are true and correct in all material respects.  The following Subsidiaries set forth on Schedule II have not been specified as Material Subsidiaries on a previous Compliance Certificate:

7.           Schedule IV attached hereto contains a report setting forth the current Receivables of Parent Guarantor and its Subsidiaries as of the fiscal quarter ending on ___________, _____.

[8.         [A] Specified Transaction[s] [has] [have] occurred during the Test Period where the calculations of the Minimum Receivables Test, the Total Leverage Ratio, the Fixed Charge Coverage Ratio, Consolidated EBITDA or consolidated assets have been calculated on a Pro Forma Basis for purposes of determinations of Material Subsidiaries, and attached as Schedule V are the calculations in reasonable detail that demonstrate the pro forma effect of such Specified Transaction[s] on the Minimum Receivables Test, the Total Leverage Ratio and the Fixed Charge Coverage Ratio and Consolidated EBITDA and consolidated assets for purposes of determinations of Material Subsidiaries for such Test Period.]

9.           The information set forth herein is accurate as of _____________, 20__, and the Financial Statements delivered herewith fairly present in all material respects the financial position and the results of operations and cash flows for Parent Guarantor and its Subsidiaries as of such date and for the periods ending on such date in accordance with GAAP, [subject to year-end audit adjustments and the absence of footnotes]1.

________________________

1 Include bracketed language for unaudited financial statements.

The foregoing certifications, together with the computations set forth in Schedules I and III and the list of Material Subsidiaries of Parent Guarantor attached as Schedule II hereto in support hereof, are made and delivered this _____ day of __________, 20__.

INSIGHT ENTERPRISES, INC., as Parent Guarantor

By: _________________________________________

Title: ________________________________________

SCHEDULE I TO COMPLIANCE CERTIFICATE
Compliance as of __________, _____
with certain provisions of the Credit Agreement

The computations set forth in this Schedule I are designed to facilitate the calculation of financial covenants and certain other provisions in the Credit Agreement relating to the information set forth in Parent Guarantor’s consolidated financial statements delivered with this Certificate.  The use of abbreviated terminology and/or descriptions in the computations below are not in any way intended to override or eliminate the more detailed descriptions for such computations set forth in the relevant provisions of the Credit Agreement, all of which shall be deemed to control.  In addition, the failure to identify any specific provisions or terms of the Credit Agreement in this Schedule I does not in any way affect their applicability during the periods covered by such financial statements or otherwise, which shall in all cases be governed by the Credit Agreement.  For purposes of this Schedule I, the “Measurement Quarter” shall be the fiscal quarter of Parent Guarantor ending on the date set forth above.

I.	FINANCIAL COVENANTS

A.	TOTAL LEVERAGE RATIO (Section 11.10(a))

1.           Consolidated Funded Indebtedness (as of the end of the Measurement Quarter)1

a.	outstanding principal amount of Consolidated Indebtedness of Parent Guarantor and its Subsidiaries which has actually been funded		$_________

b.	plus aggregate face amount of all letters of credit for which Parent Guarantor and its Subsidiaries are the account party (unless cash collateralized)	+	$_________

c.	plus Capitalized Lease Obligations of Parent Guarantor and its Subsidiaries		$_________
+

d.	= Consolidated Funded Indebtedness	=	$_________

2.	Consolidated EBITDA (for the Test Period)

a.	net income (or loss) of Parent Guarantor and its Subsidiaries on a consolidated basis		$_________

b.
plus interest expense of Parent Guarantor and its Subsidiaries on a consolidated basis (including, without limitation, yield and other financing costs resembling interest payable under any Permitted Receivables Facility)
		+	$_________

c.	plus expense for taxes paid or accrued	+	$_________

d.	plus depreciation	+	$_________
__________________________
2 Shall not include amounts outstanding under the Channel Finance Credit Agreement or any Vendor Trade Program or any Contract Payment Sale Indebtedness, in each case, so long as such amounts are not bearing interest payable by a Loan Party.

e.	plus amortization	+	$_________

f.	plus any extraordinary non-cash or nonrecurring non-cash charges or losses incurred other than in the ordinary course of business	+	$_________

g.	plus any non-cash compensation charges arising from any grant of stock, stock options or other equity-based awards	+	$_________

h.
plus any cash expenses or charges related to any issuance of Equity Interests, Permitted Acquisition or other acquisition, disposition, recapitalization or the incurrence, prepayment, amendment, modification, restructuring or refinancing of Indebtedness, in each case, whether or not such transaction is consummated, in an aggregate amount not to exceed $15,000,000 during any Test Period
		+	$_________

i.	plus cash costs, expenses and fees incurred in connection with the Transactions	+	$_________

j.
plus cash restructuring charges (including in connection with headcount reductions, costs related to the closure, consolidation and integration of facilities IT infrastructure and legal entities, severance costs and retention bonuses) in an amount, when aggregated with the amount of any increase to Consolidated EBITDA pursuant to clause (y) of the last sentence of the definition of “Pro Forma Basis,” not to exceed 10% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any increase pursuant to this paragraph or clause (y) of the last sentence of the definition of “Pro Forma Basis”
		+	$_________

k.	minus any extraordinary non-cash or nonrecurring non-cash gains realized other than in the ordinary course of business	-	$_________

l.	minus the amount of any subsequent cash payments in respect of any non-cash charges described in I.A.2.g. above	-	$_________

m.	= Consolidated EBITDA	=	$_________

3.	Total Leverage Ratio (Ratio of I.A.1.d. to I.A.2.m.)	____ to 1.00

4.	Maximum Total Leverage Ratio	[3.00]1 to 1.00

The Total Leverage Ratio in I.A.3. shall not exceed the Maximum Total Leverage Ratio in I.A.4:

B.	MINIMUM FIXED CHARGE COVERAGE RATIO (Section 11.10(b))

1.	COVERAGE AMOUNT (for the Test Period)

a.	Consolidated EBITDA (I.A.2.m.)		$_________

b.	minus Consolidated Capital Expenditures for the Parent Guarantor and its Subsidiaries	-	$_________

c.	minus cash dividends or distributions paid by the Parent Guarantor on its Equity Interests (other than repurchases of its Equity Interests by Parent Guarantor made in accordance with Section 11.6 of the Credit Agreement)	-	$_________

d.	plus fixed amounts payable by Parent Guarantor and its Subsidiaries under Operating Leases	-	$_________

e.	= Coverage Amount	=	$_________

2.	FIXED CHARGES (for the Test Period)

a.	interest expense of Parent Guarantor and its Subsidiaries (I.A.2.b. above)		$_________

b.	plus fixed amounts payable by Parent Guarantor and its Subsidiaries under operating leases	+	$_________

c.	plus expenses for taxes paid or accrued	+	$_________

d.	plus scheduled amortization of the principal portion of Indebtedness (including Capitalized Lease Obligations but excluding amounts owing in respect of Permitted Receivables Facilities)	+	$_________

e.	= Fixed Charges	=	$_________
__________________________
3 After the consummation of a Qualified Acquisition, the maximum Total Leverage Ratio shall not exceed (i) 3.50 to 1.00 for the four fiscal quarter period beginning with the fiscal quarter in which such Qualified Acquisition is consummated (the “First Period”), (ii) 3.25 to 1.00 as of the last day of any fiscal quarter for the four fiscal quarter period immediately succeeding the First Period and (iii) reverting to 3.00 to 1.00 as of the last day of any fiscal quarter ending thereafter.

3.	Fixed Charge Coverage Ratio (Ratio of I.B.1.e. to I.B.2.e.)	____ to 1.00

4.	Minimum Fixed Charge Coverage Ratio	1.25 to 1.00

The Fixed Charge Coverage Ratio in I.B.3. shall not be less than the Minimum Fixed Charge Coverage Ratio in I.B.4.

	Is the total set forth on line I.B.3. less than the amount set forth on line I.B.4.	[Yes] / [No]

C.	MINIMUM RECEIVABLES AMOUNT (Section 11.10(c))

1.	RECEIVABLES AMOUNT (as of the end of the Measurement Quarter)

a.	aggregate total book value of Parent Guarantor’s and its Domestic Subsidiaries’ Domestic Receivables on such date multiplied by 0.8		$_________

b.	aggregate total book value of

	(i) Parent Guarantor’s and its Domestic Subsidiaries’ Foreign Receivables on such date multiplied by 0.6		$_________

	(ii) Parent Guarantor’s Foreign Subsidiaries’ Receivables on such date multiplied by 0.6	+	$_________

c.	= Receivables Amount (I.C.1.a. plus I.C.1.b.(i) plus (I.C.1.b.(ii))	=	$_________

d.	Consolidated Funded Indebtedness (I.A.1.d.)	=	$_________

The minimum Receivables Amount in I.C.1.c. shall not be less than or equal to the aggregate amount of Consolidated Funded Indebtedness in I.A.1.d

Is the total set forth on line I.C.1.c. less than or equal to in the amount set forth on line I.A.1.d.			[Yes] / [No]

SCHEDULE II TO COMPLIANCE CERTIFICATE

Material Subsidiaries

SCHEDULE III TO COMPLIANCE CERTIFICATE

Material Subsidiaries

I.           Consolidated EBITDA Test

A.	Consolidated EBITDA of Parent Guarantor, the UK Subsidiary and the Material
	Subsidiaries set forth on Schedule II for the Test Period	$_________

B.	Percentage, taken by dividing amount in Item I.A by amount of Consolidated EBITDA for the Test Period
_______%

C.	Required percentage:	75%

II.           Consolidated Assets Test

A.	Assets of Parent Guarantor, the UK Subsidiary and the Material Subsidiaries
	set forth on Schedule II as of the Test Period	$_________

B.	Consolidated assets of Parent Guarantor and its Subsidiaries as of the end of the Test Period
$_________

C.	Percentage taken by dividing amount in Item II.A by amount in Item II.B
_______%

D.	Required percentage:	75%

SCHEDULE IV TO COMPLIANCE CERTIFICATE

Receivables Report

See Attached.

SCHEDULE V TO COMPLIANCE CERTIFICATE

Pro Forma Calculations

EXHIBIT E

FORM OF ASSIGNMENT AND ACCEPTANCE

DATED ___________, ____

Reference is made to the Second Amended and Restated Credit Agreement effective June 23, 2016 among Calence, LLC, a Delaware limited liability company, Insight Direct USA, Inc., an Illinois corporation, and Insight Public Sector, Inc., an Illinois corporation (each a “Reseller” and collectively, the “Resellers”), Wells Fargo Capital Finance, LLC, as an Administrative Agent, as Syndication Agent and as Collateral Agent and Castle Pines Capital LLC, for itself as a Lender and as an Administrative Agent, and the other Lenders party thereto, as it may be amended, modified, amended and restated, restated or replaced from time to time (the “Credit Agreement”).  Unless otherwise defined herein, capitalized terms used in this Assignment and Assumption have the meanings defined in the Credit Agreement.

The “Assignor” and the “Assignee” referred to on Schedule 1 agree as follows:

1.           The Assignor hereby sells and assigns to the Assignee, without recourse and without representation or warranty except as expressly set forth herein, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents as of the date hereof equal to the percentage interest specified on Schedule 1 of all outstanding rights and obligations under the Credit Agreement and the other Loan Documents.  After giving effect to such sale and assignment, the Assignee’s Facility and the amount of the Loans owing to the Assignee will be as set forth on Schedule 1.

2.           The Assignor (i) represents and warrants that (a) it has received the prior written consent of the Administrative Agents and (b) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Reseller, the Parent Guarantor, any Domestic Subsidiary or any Guarantor, or the performance or observance by any Reseller, the Parent Guarantor, any Domestic Subsidiary or any Guarantor of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto.

3.           The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 14.4.2.2 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agents, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes each Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Administrative Agents by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service or other forms required under the Credit Agreement.

E-1

4.           Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agents for acceptance and recording by the Administrative Agent.  The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agents, unless otherwise specified on Schedule 1.

5.           Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6.           Upon such acceptance and recording by the Administrative Agents, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and fees with respect thereto) to the Assignee.  The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

7.           Assignor represents and warrants that is has paid an assignment and a processing fee of $5,000 to Administrative Agents.

8.           This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

9.           This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

E-2

SCHEDULE 1

to

ASSIGNMENT AND ACCEPTANCE

Percentage of Assignor’s interest assigned:	____%
Assigned Facility:	$
Aggregate outstanding principal amount of Loans assigned:	$
Principal amount of Channel Finance Loans payable to Assignee:	$
Principal amount of Channel Finance Loans payable to Assignor:	$
Effective Date (if other than date of acceptance by Administrative Agent):	*_________, ____

[NAME OF ASSIGNOR], as Assignor

By:
Title:
Dated: ______________, 20____

[NAME OF ASSIGNEE], as Assignee

By:
Title:
Domestic Lending Office:

*This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Administrative Agents.

Accepted and Approved
this ____day of ____________, ____

ADMINISTRATIVE AGENTS:

By: _____________________________________
Title: ____________________________________

By: _____________________________________
Title: ____________________________________

1

RESELLERS:
By: Insight Direct USA, Inc., as Borrowing Agent

By: _____________________________________
Title: ____________________________________

2

SCHEDULE 2

Initial Subsidiary Guarantors

	SUBSIDIARY	JURISDICTION AND TYPE OF ORGANIZATION
1.	Insight Direct Worldwide, Inc.	Arizona corporation
2.	Insight North America, Inc.	Arizona corporation
3.	Insight Canada Holdings, Inc.	Arizona corporation
4.	Insight Receivables Holding, LLC	Illinois limited liability company
5.	Insight Technology Solutions, Inc.	Delaware corporation

SCHEDULE 9.6

Litigation

None.

SCHEDULE 9.11

Subsidiaries

	SUBSIDIARY	JURISDICTION OF ORGANIZATION	HOLDER OF EQUITY INTERESTS
1.	Insight Direct Worldwide, Inc.	Arizona	100% Insight Enterprises, Inc.
2.	Insight North America, Inc.	Arizona	100% Insight Direct Worldwide, Inc.
3.	Insight Canada Holdings, Inc.	Arizona	100% Insight North America, Inc.
4.	Insight Public Sector, Inc.	Illinois	100% Insight North America, Inc.
5.	Insight Direct USA, Inc.	Illinois	100% Insight North America, Inc.
6.	Insight Receivables Holding, LLC	Illinois	0.17% Insight Enterprises, Inc.; 96.13% Insight Direct USA, Inc.; 3.70% Insight Public Sector, Inc.
7.	Insight Receivables, LLC	Illinois	100% Insight Receivables Holding, LLC
8.	Insight Consulting Services, LLC	Arizona	100% Insight Direct USA, Inc.
9.	Insight Stadium Services, LLC	Arizona	100% Insight Direct USA, Inc.
10.	Calence, LLC	Delaware	100% Insight Direct USA, Inc.
11.	Calence Physical Security Solutions LLC	Arizona	100% Calence, LLC
12.	Insight Technology Solutions, Inc.	Delaware	100% Insight Enterprises, Inc.
13.	BlueMetal Architects, Inc.	Delaware	100% Insight Direct USA, Inc.

SCHEDULE 9.16

Initial Material Subsidiaries

	SUBSIDIARY	JURISDICTION OF ORGANIZATION
1.	Calence, LLC	Delaware
2.	Insight Direct USA, Inc.	Illinois
3.	Insight North America, Inc.	Arizona
4.	Insight Public Sector, Inc.	Illinois
5.	Insight Receivables, LLC	Illinois
6.	Insight Technology Solutions SAS	France
7.	Insight Technology Solutions GmbH	Germany
8.	Insight Direct Canada, Inc.	Canada
9.	Insight Canada Inc.	Canada
10.	Insight Enterprises UK, Ltd.	United Kingdom
11.	Insight Direct Worldwide, Inc.	Arizona
12.	Insight Receivables Holding, LLC	Illinois
13.	Insight Technology Solutions, Inc.	Delaware
14.	Insight Canada Holdings, Inc.	Arizona
15.	3683371 Canada, Inc.	Canada

SCHEDULE 11.1

Existing Indebtedness

1.	Indebtedness disclosed on the Company’s December 31, 2015 financial statements not otherwise permitted under Section 11.1(b) through (w).

2.
Limited Guaranty, dated February 15, 2010, by Insight Enterprises, Inc. in favor of HSBC Bank plc., with respect to treasury management services and foreign exchange exposure arising in the ordinary course of business.

3.
Master Continuing Guaranty, dated as of November 30, 2006, by Insight Enterprises, Inc. in favor of Bank of America, N.A, as amended, with respect to treasury management services and foreign exchange exposure arising in the ordinary course of business.

4.	Bank Guarantee by Insight Direct USA, Inc. in favor of Bank of America, NA (cash collateralized letter of credit in the amount of 1,039,124.81 USD).

5.
Guaranty – Multiple Subsidiaries, dated as of November 18, 2009, by Insight Enterprises, Inc. in favor of JPMorgan Chase Bank, N.A, as amended, with respect to treasury management services and foreign exchange exposure arising in the ordinary course of business.

6.
Indebtedness under that certain Term Lease Master Agreement dated March 2, 2016, including financing schedules through the date of this agreement, between Insight Direct USA, Inc. and Cisco Systems Capital Corporation, with a balance outstanding of $1,529,609 as of March 31, 2016.

SCHEDULE 11.2

Existing Liens

1.	Liens on fixed assets obtained in conjunction with and securing the Indebtedness set forth in item number 6 of Schedule 11.1.

2.	Liens consisting of cash collateral with respect to item number 4 on Schedule 11.1.

 SCHEDULE 11.4

Existing Investments

1.	Investments disclosed in the Company’s 10-K filing for the fiscal year ended December 31, 2015 and not otherwise permitted under Section 11.4(a), (b) or (d) through (q).

2.
Single Currency Term Facility Agreement, dated August 21, 2009, between Insight Technology Solutions LLC (Russia), as borrower, and Insight Enterprises B.V., as amended.  Balance as of March 31, 2016, is $2,550,283.  Total line is $20,000,000.

3.
Global Corporate Continuing Guaranty by Insight Enterprises, Inc. in favor of Hewlett-Packard Company and certain of its affiliates in respect of obligations of certain of its Subsidiaries under Vendor Trade Programs, as amended.

4.
Limited Guaranty, dated February 15, 2010, by Insight Enterprises, Inc. in favor of HSBC Bank plc., with respect to treasury management services and foreign exchange exposure arising in the ordinary course of business.

5.
Master Continuing Guaranty, dated as of November 30, 2006, by Insight Enterprises, Inc. in favor of Bank of America, N.A, as amended, with respect to treasury management services and foreign exchange exposure arising in the ordinary course of business.

6.
Guaranty – Multiple Subsidiaries, dated as of November 18, 2009, by Insight Enterprises, Inc. in favor of JPMorgan Chase Bank, N.A., as amended, with respect to treasury management services and foreign exchange exposure arising in the ordinary course of business.

SCHEDULE 11.8

Restrictive Agreements

None.

SCHEDULE 11.9

Sale and Leaseback Transactions

1.	6820 South Harl Avenue, Tempe, AZ 85283
2.	910 West Carver Road, Tempe, AZ 85284
3.	8123 South Hardy Ave, Tempe, AZ 85284
4.	5410 Decarie, Montreal, QC, H3X 4B2